Filed Pursuant to Rule 424(b)(4)
Registration No. 333-281945

PROSPECTUS

258,940 Common Shares
1,241,060 Pre-Funded Warrants to Purchase 1,241,060 Common Shares
1,241,060 Common Shares Underlying the Pre-Funded Warrants

Akanda Corp.

We are offering 258,940 Common Shares, no par value (the “Common Shares”) at a public offering price of $1.00 per share.

We are also offering 1,241,060 pre-funded warrants, each to purchase one Common Share, or the pre-funded warrants, in lieu of Common Shares, to any investor whose purchase of Common Shares in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of our outstanding Common Shares immediately following the consummation of this offering. The purchase price of each pre-funded warrant is equal to the price at which one Common Share is sold in this offering, or $1.00, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

We have one class of Common Shares. Each Common Share is entitled to one vote. Our Common Shares are quoted on the Nasdaq Capital Market under the symbol “AKAN”. The last sale price of our Common Share as reported by The Nasdaq Capital Market on September 27, 2024 was $1.17.

We are organized under the laws of the Province of Ontario, Canada and are an “emerging growth company” and a “foreign private issuer” as defined under applicable United States federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

We are not considered a “controlled company” under Nasdaq corporate governance rules as we do not currently expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this offering.

As a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. In accordance with the laws in the Province of Ontario, Canada, we did not hold our annual shareholders meeting in the fiscal year 2023 and instead held it in fiscal year 2024 pursuant to an order to delay the calling of the annual meeting granted by the Ontario Superior Court of Justice pursuant to subsection 106(1) of the Business Corporations Act (Ontario). In addition, the Company has elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance, and potential issuance of its Common Shares (or securities convertible into or exercisable for its Common Shares) at price less than certain referenced prices, if such shares equal 20% or more of the Company’s common shares or voting power outstanding before the issuance. We may in the future elect to follow additional home country practices in Canada instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers with regard to certain corporate governance matters. See “Risk Factors — Risks Related to Our Common Shares.”

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Per Pre-Funded Warrant	Total
Public offering price	$1.0000	$0.9999	$1,500,000
Underwriter discounts and commissions(1)	$0.0250	$0.0250	$37,500
Proceeds to us (before expenses)	$0.9750	$0.9749	$1,462,500

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(1)      Please refer to “Underwriting” beginning on page 88 of this prospectus for additional information regarding underwriter discounts and commissions.

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The underwriter expects to deliver the securities to purchasers in the offering on or about October 3, 2024, subject to customary closing conditions.

Univest Securities, LLC

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The date of this prospectus is October 2, 2024

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriter have authorized anyone to provide you with information that is different, and neither we nor the underwriter take any responsibility for, or provide any assurance as to the reliability of, any information, other than the information in this prospectus and any free writing prospectus prepared by us. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. In particular, our securities have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada during the course of their distribution hereunder except pursuant to a Canadian prospectus or prospectus exemption. The information in this prospectus and in any free writing prospectus prepared by us is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any free writing prospectus or the time of any sale of our securities. Our business, results of operations, financial condition, or prospects may have changed since those dates.

Before you invest in our securities, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this prospectus forms a part.

For investors outside of the United States: We have not done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or otherwise states, references to “Akanda,” the “Company,” “we,” “us,” “our,” and similar references refer to Akanda Corp., a corporation formed under the laws of the Province of Ontario, Canada and its subsidiaries. References to “RPK” refers to RPK Biopharma, Unipessoal, LDA, a company incorporated under the laws of Portugal and a former indirect wholly-owned subsidiary of Akanda. References to “Canmart” refer to Canmart Ltd, a company incorporated under the laws of England and Wales and an indirect wholly-owned subsidiary of Akanda. References to “Bophelo” refer to Bophelo Bio Science and Wellness (Pty) Ltd., a company incorporated in the Kingdom of Lesotho, Africa and an indirect wholly-owned subsidiary of Akanda that is undergoing liquidation.

Our functional currency and reporting currency is the U.S. dollar, the legal currency of the United States (“USD”, “US$” or “$”).

On May 23, 2024, the Company implemented a 1-for-40 reverse stock split on its common shares. Except as specifically provided to the contrary or as provided in the historical financial statements included in this prospectus, the information in this prospectus gives retroactive effect to such reverse stock split.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Our financial statements are prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board. Our fiscal year ends on December 31 of each year as does our reporting year.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

MARKET AND INDUSTRY DATA

This prospectus contains references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us. Some data is also based on our good faith estimates, which are derived from our review of internal surveys or data, as well as the independent sources referenced above. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “might”, “will”, “should”, “believe”, “expect”, “could”, “would”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus, including among other things:

•        our limited operating history;

•        unpredictable events, such as the COVID-19 outbreak, and associated business disruptions;

•        changes in cannabis laws, regulations and guidelines;

•        decrease in demand for cannabis and cannabis-derived products;

•        exposure to product liability claims and actions;

•        damage to our reputation due to negative publicity;

•        risks associated with product recalls;

•        the viability of our product offerings;

•        our ability to attract and retain skilled personnel;

•        maintenance of effective quality control systems;

•        regulatory compliance risks;

•        risks inherent in an agricultural business;

•        increased competition in the markets in which we operate and intend to operate;

•        the success of our continuing research and development efforts;

•        risks associated with expansion into new jurisdictions;

•        risks related to our international operations in Europe;

•        our ability to obtain and maintain adequate insurance coverage;

•        our ability to identify and integrate strategic acquisitions, investments and partnerships and to manage our growth;

•        our ability to raise capital and the availability of future financing;

•        global economy risks;

•        our ability to maintain the listing of our securities on Nasdaq; and

•        other risks and uncertainties, including those listed under the caption “Risk Factors” in our reports and filings we make with the SEC from time to time.

These and other factors are more fully discussed in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this prospectus.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by applicable law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not include all of the information you should consider before investing in our securities. You should carefully read this entire summary together with the more detailed information appearing elsewhere in this prospectus, including our financial statements, and related notes and the sections entitled “Risk Factors,” “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before making an investment decision. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a cannabis cultivation, manufacturing and distribution company whose mission is to provide premium quality medical cannabis products to patients worldwide. We are an early stage, emerging growth company headquartered in London, the United Kingdom. We have a limited operating history and minimal revenues to date. We expect to expand their local operations and develop sales channels of our medicinal-grade cannabis products and cannabis based medical and wellness products in international markets and in particular, in the United Kingdom.

Canmart Ltd

Our indirect wholly-owned subsidiary Canmart Ltd., a company incorporated under the laws of England and Wales, is a licensed importer and distributor of cannabis-based products for medicinal use in humans, or CBPMs, in the United Kingdom (UK). Canmart holds a Controlled Drug License issued by the Home Office to possess and supply CBPMs in the UK (Schedule 2). This license was renewed on May 24, 2024, and we expect to apply for renewal in January 2025 as the license needs to be renewed annually. Canmart additionally filed an application to increase import capabilities to Schedule 1 (bulk product); however, we decided to not take up the Schedule 1 license and focus on where our expertise lie in the distribution of goods safely and effectively. Canmart can continue with its day to day business under the conditions of its existing license for Schedule 2 that was renewed on May 24, 2024. Canmart continues to receive new import licenses issued by the UK Home Office for every specific shipment of CBPMs and Canmart has thus far successfully imported over 100 kgs of product for distribution in the UK. Canmart continues to import product regularly from various distributors and stores all product at its warehouse, which it anticipates expanding in the near future to accommodate Canmart’s planned market expansion. Canmart holds both a Manufacturer’s Specials License for importation of CBPMs and a Wholesale Distribution Authorization from the Medicines and Healthcare Products Regulatory Agency. Canmart has product in stock and is regularly making sales. This year, Canmart has so far sold over 125 kg of product.

Canmart commenced importing and distributing CBPMs in 2020. Under the current controlled drugs regulatory regime, Canmart is only able to supply to dispensing pharmacists and other wholesale distributors, tied in with prescribing and clinic partners. However, Canmart has shifted its plan from Canmart-owned and operated clinics and pharmacies to instead providing third party and specialist import and distribution services for Schedule 2 products including CBPMs. Canmart continues to work further with premium product suppliers to bring safe, effective and required products to market that patients demand, and works with existing and new clinical cannabis operations in the UK to provide third party products.

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, Akanda entered an option to purchase agreement for Canadian farming property in British Columbia, including related operations and licenses, from 1107385 B.C. LTD. On September 22, 2023, Akanda entered an amended and restated purchase agreement with 1107385 B.C. LTD for the property. We plan to develop THC and CBD facilities at this site. We agreed to issue a non-refundable payment equal to $1,800,000, broken up into three payments, and if paid in our Common Shares will be based on a formula to calculate the per share price as set forth in the agreement. On September 22, 2023, we paid the first payment by issuing 21,997 Common Shares. On April 4, 2024, we paid the second payment of $600,000 and the third payment of $600,000. Additional payments to the seller will be made based upon milestones achieved from the development, including THC cultivation, sales of product, CBD cultivation, and hemp cultivation. On September 5, 2024, Health Canada approved a hemp license for Akanda’s subsidiary, 1468243 B.C. LTD, which triggered another milestone. As a result, Akanda was required to pay an additional $750,000 to the seller within ten business days of the milestone event and made the payment on September 16, 2024. To date, we have not yet cultivated any product from this land.

Cannahealth Limited

Our direct wholly-owned subsidiary Cannahealth Limited (“Cannahealth”), a Republic of Malta company, is a holding company of all the ownership interests in Canmart and Holigen Limited (“Holigen”). Cannahealth does not engage in any operations.

Holigen Limited

In May 2022, our wholly owned subsidiary, Cannahealth, acquired 100% of the ordinary shares of Holigen and its wholly-owned operating subsidiary, RPK Biopharma Unipessoal, LDA (“RPK”) from the Flowr Corporation. Through its operations in RPK, Holigen was a producer of premium EU GMP grade indoor grown cannabis flower. The acquisition of Holigen enabled us to produce EU GMP grade cannabis flower for the European market, in particular Germany and the UK.

On April 1, 2024, we completed the sale of RPK to Somai Pharmaceuticals Ltd. (“Somai”). See “— Recent Developments — Sale of RPK” below.

Bophelo Bio Science and Wellness (Pty) Ltd

Our indirect wholly-owned subsidiary Bophelo Bio Science and Wellness (Pty) Ltd (“Bophelo”), a Lesotho company, was focused on the cultivation of cannabis, the production of medical cannabis products including dried flower, oils, and other concentrates and the supply of such medical cannabis products to wholesalers in international markets. As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo has since ceased operations and we derecognized its assets and have determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete.

International Cannabis Market

We are targeting what we believe to be the lucrative international medical cannabis market, which is estimated to be worth approximately $66.7 billion by 2032, according to IMARC (2023). We believe there has been a growing demand for medical cannabis around the world as a result of the increased legalization of cannabis for medical purposes as well as the rise in cannabis-related medical research activities. Our site at 1900 Ferne Road, Gabriola Island, British Columbia offers us a cultivation environment that we believe can yield exceptional growing economics for premium quality cannabis. We intend to address the market needs of wholesalers in the international market for medicinal-grade cannabis supplied at a competitive price.

We also intend to address the growing market demand for medical cannabis-based products in the United Kingdom of which, according to Prohibition Partners, by the end of 2024, approximately 63,000 patients are forecasted to be using medical cannabis in the UK, generating an estimated €240 million in sales.

Regulatory and Competitive Landscape

In the United Kingdom, the importation and supply of medical cannabis products is lawful when undertaken in terms of a relevant license issued by the United Kingdom Home Office. Canmart holds such a license issued by the United Kingdom Home Office and competes with a number of companies that import medical cannabis products into the United Kingdom for distribution to patients in the domestic market. Our licenses are subject to annual renewal fee requirements with the Home Office, which could also possibly require ad-hoc inspections of our distribution premises in the United Kingdom.

Under Canadian law, the use of cannabis for medical purposes is admissible, provided the necessary requirements of Canadian Federal law are complied with and the mandatory licenses are obtained by Health Canada. The Canadian legal framework is set forth under the Cannabis Act, SC 2018, c. 16, of October 17, 2018 and its accompanying regulations which build off the 2001 medicinal program administered by Health Canada and establish a modern cannabis control framework to strictly control the production, distribution, sale, and possession of cannabis across the country.

While there are no assurances that our operating licenses will be renewed on an annual basis, we are not aware of any current circumstances that could result in a non-renewal of our license, which was last renewed on May 24, 2024.

Our Competitive Strengths

We believe that the following competitive strengths can contribute to our success and differentiate us from our competitors:

•        First Mover Advantage in UK.    Canmart is one of the early importers of CPBMs into the United Kingdom. We believe that our knowledge of licensing and regulatory frameworks in the United Kingdom positions us well for future market expansion.

•        Reliable Regulatory Farming Location.    Our cannabis farming operations are located in a country with two decades of established and reliable cannabis regulations. Canada has an established medical program since 2001 and has subsequently legalized recreational cannabis in 2018 at the Federal level, making it the second country to do so.

•        Experienced Management Team.    Our directors are experienced and have an extensive knowledge of the international cannabis industry as well as local conditions in Europe and the United Kingdom.

Our Growth Strategies

We are targeting what we believe to be the lucrative international medical cannabis market, which is estimated to be worth approximately $66.7 billion by 2032, according to IMARC (2023). We believe there has been a growing demand for medical cannabis around the world as a result of the increased legalization of cannabis for medical purposes as well as the rise in cannabis-related medical research activities.

Our goal is to become a market leader in the cultivation, processing and supply of medicinal-grade cannabis products and cannabis based medical and wellness products for international markets. Our primary strategies to achieve our goals include:

•        Expanding our distribution network in the UK.    We plan to expand our relationships with premium product suppliers to bring safe, effective and required products to market that patients demand, and working with existing and new clinical cannabis operations in the United Kingdom to provide third party products.

•        Pursuing accretive acquisitions.    We believe that our deal-making capabilities and experience will allow us to successfully identify, consummate and integrate acquisitions.

•        Monitoring US Scheduling.    Based on our directors’ experience in North American, particularly the US cannabis markets, we believe that pending an attractive scheduling and/or descheduling decision by the US government and stock exchange approval we are in a unique position to grow with acquisitions in this sector.

We anticipate undertaking the following activities in the next 12 to 36 months in an effort to further grow Canmart and the BC Farm’s business:

•        Operations of Canmart.    Continuing to develop our business plan to secure sales to patients while establishing or even acquiring distribution channels in the U.K. domestic market.

•        BC Farm Operations.    Obtain licenses for THC cultivation, CBD cultivation, and hemp cultivation.

Legal Entity Structure

Corporate Information

Akanda Corp. was incorporated in the Province of Ontario, Canada on July 16, 2021 under the Business Corporations Act (Ontario). Our principal executive offices and mailing address are located at 1a, 1b Learoyd Road, New Romney, TN28 8XU, the United Kingdom, and our telephone number is +1 (202) 498-7917.

Our website is www.akandacorp.com. The information contained on our website or accessible through our website is not incorporated into this prospectus. Our agent for service of process in the United States is CT Corporation System.

Summary of Risks Related to Our Business and Industry

There are a number of risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 11 of this prospectus. You should read and carefully consider these risks and all of the other information in this prospectus, including our financial statements, and the related notes thereto included in this prospectus, before deciding whether to invest in our securities. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially and adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

•        our limited operating history;

•        unpredictable events, such as the COVID-19 outbreak, and associated business disruptions;

•        changes in cannabis laws, regulations and guidelines;

•        decrease in demand for cannabis and cannabis-derived products;

•        exposure to product liability claims and actions;

•        damage to our reputation due to negative publicity;

•        risks associated with product recalls;

•        the viability of our product offerings;

•        our ability to attract and retain skilled personnel;

•        maintenance of effective quality control systems;

•        regulatory compliance risks;

•        risks inherent in an agricultural business;

•        increased competition in the markets in which we operate and intend to operate;

•        the success of our continuing research and development efforts;

•        risks associated with expansion into new jurisdictions;

•        risks related to our international operations in the United Kingdom, including the implications of the United Kingdom’s withdrawal from the European Union;

•        our ability to obtain and maintain adequate insurance coverage;

•        our ability to identify and integrate strategic acquisitions, investments and partnerships and to manage our growth;

•        our ability to raise capital and the availability of future financing;

•        emerging market risks;

•        global economy risks; and

•        our ability to maintain the listing of our securities on Nasdaq.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include an exemption from the auditor attestation requirement under Section 404 of the Sarbanes Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have a total gross revenue of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the proceeding three-year period, issued more the US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds US $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer files with the SEC, although we are required to file with or furnish to the SEC any disclosure documents that we are required to file in Canada under Canadian securities laws, if applicable. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, if and when applicable, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and are not required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada as with regard to certain corporate governance matters.

In accordance with the laws in the Province of Ontario, Canada, we did not hold our annual shareholders meeting in fiscal year 2023 by the requisite date and instead held it in fiscal year 2024 pursuant to an order to delay the calling of the annual meeting granted by the Ontario Superior Court of Justice pursuant to subsection 106(1) of the Business Corporations Act (Ontario). In addition, the Company has elected to follow home country practice in lieu of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance, and potential issuance of its Common Shares (or securities convertible into or exercisable for its Common Shares) at price less than certain referenced prices, if such shares equal 20% or more of the Company’s common shares or voting power outstanding before the issuance.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

Recent Developments — Sale of RPK

On February 28, 2024, the Company entered into a share purchase agreement with Somai, Cannahealth and Holigen to sell all the shares of RPK to Somai for a consideration of $2,000,000. In addition, Somai agreed to assume up to 1,000,000 Euros of current liabilities and RPK’s debt with the senior secured lender bank, Caixa Agricola. In total, Somai agreed to assume approximately 4,000,000 Euros of debt. On April 1, 2024, the Company completed the transaction with Somai for the sale of RPK.

On June 12, 2021, we entered into a finder’s fee agreement with Cannera Holdings LTD, a British Columbia corporation, pursuant to which we agreed to pay to it a finder’s fee of 5% of the gross sales price of RPK payable at closing for identifying and introducing or otherwise assisting us with completing the sale of RPK. Accordingly, in connection with the closing, the Company paid a cash finder’s fee of $446,250, inclusive of taxes, to Cannera.

Recent Developments — Registered Direct Offerings

On February 1, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering (the “February Offering”) at market price in accordance with Nasdaq rules of 7,021 Common Shares at a purchase price of $16.24 per share, and pre-funded warrants to purchase 36,575 Common Shares at a purchase price of $16.236 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of February 2, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms. The closing of the February Offering occurred on February 2, 2024. The gross proceeds from the February Offering were approximately $708,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering.

On March 1, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering (the “March 1st Offering”) of 9,197 Common Shares at a purchase price of $8.2176 per share, and pre-funded warrants to purchase 9,049 Common Shares at a purchase price of $8.2136 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of March 1, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately and have since been exercised in full in accordance with their terms. The closing of the March 1st Offering occurred on March 4, 2024. The gross proceeds from the March 1st Offering were approximately $150,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering.

On March 4, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering (the “March 4th Offering”) of 9,197 Common Shares at a purchase price of $6.7488 per share, and pre-funded warrants to purchase 9,325 Common Shares at a purchase price of $6.7448 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of March 4, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms. The closing of the March 4th Offering occurred on March 5, 2024. The gross proceeds from the March 4th Offering were approximately $125,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering.

On May 17, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering (the “May 17th Offering”) of 62,285 of the Company’s Common Shares at a purchase price of $4.124 per share, and pre-funded warrants to purchase 543,923 Common Shares at a purchase price of each pre-funded warrant equal to the price at which one Common Share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of May 17, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms. Univest Securities, LLC acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $100,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the May 17th Offering were approximately $2,500,000 before deducting Univest’s fees and other estimated expenses relating to the May 17th Offering. The closing of the offering occurred on May 17, 2024.

Also on May 17, 2024, the Company entered into an additional Purchase Agreement with an accredited investor in connection with the issuance and sale by the Company in a subsequent registered direct offering of 62,285 Common Shares, at a purchase price of $4.124 per Offered Share, and 301,440 Pre-Funded Warrants, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of May 20, 2024, filed with the Securities and Exchange Commission. The Pre-Funded Warrants are immediately exercisable and have been since exercised in full in accordance with their terms. Univest acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $60,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the offering were approximately $1,500,000 before deducting Univest’s fees and other estimated expenses relating to the offering. The closing of the offering occurred on May 20, 2024.

Recent Developments — Underwritten Public Offering

On March 26, 2024, the Company entered into an underwriting agreement with Univest Securities, LLC as the underwriter in connection with the issuance and sale by the Company in an underwritten public offering of 77,186 Common Shares at a purchase price of $4.868 per share, and pre-funded warrants to purchase 949,930 Common Shares at a purchase price of $4.864 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective registration statement on Form F-1 (File No. 333-277182) and a related preliminary prospectus, together with the related final prospectus dated as of March 26, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and have since been exercised in accordance with their terms. The closing of the issuance of the Common Shares and pre-funded warrants occurred on March 27, 2024. The gross proceeds from the offering were approximately $5,000,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering.

Recent Developments — Shareholder Meeting and Reverse Stock Split

On March 22, 2024, the Company held its 2023 annual shareholder meeting and a special meeting of shareholders. The shareholders of the Company approved the following proposals, amongst others:

•        authorize the board of directors to select one or more share consolidation ratios of between 10 pre-consolidation Common Shares for one post-consolidation Common Share and 100 pre-consolidation Common Shares for one post-consolidation Common Share, provided that, (A) the cumulative effect of such share consolidation shall not result in a consolidation ratio that exceeds 100 pre-share consolidation Common Shares for one post-share consolidation Common Share, and (B) such share consolidation(s) occurs prior to the earlier of the 12 month anniversary of the shareholders meeting and the next annual meeting of shareholders.

•        a new 30% evergreen 2024 Equity Incentive Plan, which was adopted by the board of directors on February 26, 2024.

•        authorize the proposed RPK Sale Transaction.

As a result, the Company implemented a 1-for-40 reverse stock split on its common shares effective May 23, 2024, with trading on a split-adjusted basis at the market open on that day. Upon the effectiveness of the reverse stock split, every 40 shares of the Company’s issued and outstanding common shares automatically converted into one issued and outstanding common share. The reverse stock split affected all shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s outstanding common shares, except for adjustments that may have resulted from the treatment of fractional shares. Except as specifically provided to the contrary or as provided in the historical financial statements included in this prospectus, the information in this prospectus gives retroactive effect to the reverse stock split.

The Company intends to implement an additional reverse stock split based on and subject to the parameters and limitations adopted by the shareholders at the March 22, 2024 shareholders meeting. The Company does not yet know the record date, the date of implementation, or the consolidation ratio of any such additional reverse stock split, and will announce all such information on a Form 6-K once known. The Company reserves the right to not implement any such additional reverse stock split.

Recent Developments — Nasdaq Stockholders Equity Requirement

On May 14, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, indicating that based on the Company’s shareholders’ equity of $(3,828,892) for the fiscal year ended December 31, 2023, the Company was no longer in compliance with the minimum shareholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders Equity Requirement”) for continued listing on Nasdaq.

Between February 2024 and May 2024, the Company raised an aggregate of approximately $10.0 million from the public sales of its securities. Also, on April 1, 2024, the Company sold RPK for gross proceeds of $2.0 million, before fees and expenses.

As a result of the foregoing events, the Company believes it has regained compliance with the Stockholders Equity Requirement. Nevertheless, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

THE OFFERING

Issuer	Akanda Corp., an Ontario corporation.
Common Shares Offered	258,940 Common Shares at a public offering price of $1.00 per Common Share.
Pre-Funded Warrants

We are also offering 1,241,060 pre-funded warrants, each to purchase one Common Share, to any investor whose purchase of Common Shares in this offering would otherwise result in such investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of our outstanding Common Shares immediately following the consummation of this offering, in lieu of Common Shares. The purchase price of each pre-funded warrant is equal to the price at which one Common Share is being sold in this offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the Common Shares issuable upon exercise of the pre-funded warrants sold in this offering. See “Description of Share Capital and Articles of Incorporation” for a discussion on the terms of the pre-funded warrants.

Common Shares Outstanding Immediately prior to this Offering	2,594,686 Common Shares.
Common Shares to be Outstanding Immediately After this Offering	2,853,626 Common Shares(1).
Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately $1,240,000, after deducting the underwriter discounts and commissions and estimated offering expenses payable by us. We intend to use these proceeds for capital expenditures, operating capacity, working capital, general corporate purposes and the refinancing or repayment of existing indebtedness and acquisitions of complementary products, technologies or businesses. See the “Use of Proceeds” and “Certain Relationships and Related Party Transactions” sections of this prospectus.

Lock-ups

Our Company, our directors and executive officers have agreed with the Representative not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, any of our securities for a period of ninety days from the date of closing of this Offering, subject to certain exceptions. See “Underwriting” for more information.

Listing

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN.”

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Transfer Agent	The transfer agent and registrar for our Common Shares is Vstock Transfer, LLC.

Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 11, and all other information contained in this prospectus, before deciding to invest in our securities.

____________

(1)      The number of Common Shares to be outstanding immediately after this offering is based on 2,594,686 Common Shares as of September 27, 2024. Unless otherwise indicated, all information in this Prospectus.

•        The total number of Common Shares of 2,853,626 includes:

(i)     258,940 — Common Shares from the proposed Offering;

(ii)    2,594,686 — Current issued and outstanding Common Shares.

•        The total number of Common Shares of 2,853,626 excludes:

(i)     1,241,060 Common Shares issuable upon exercise of the pre-funded warrants issued as part of this offering.

(ii)    Common Shares reserved for future issuance under our Stock Option Plan (the “Plan”) as well as any automatic evergreen increases in the number of Common Shares reserved for future issuance under our Plan.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including our financial statements, and the related notes included in this prospectus, before deciding whether to invest in our securities. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We are an early-stage company with limited operating history and may never become profitable.

Akanda was recently incorporated to be a holding company. Each of our operating subsidiaries has a very limited operating history and has generated minimal revenue. Bophelo was formed and commenced operations in 2018 and was primarily engaged in construction and preparation activities since its inception. Bophelo made only one sale of cannabis flower to a local buyer in April 2022 and generated sales revenue of $31,123 in the twelve-month period ended December 31, 2022. During the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete. Canmart was formed in 2018 and commenced operations in 2020. Canmart generated sales revenue of approximately $423,683 in the twelve-month period ended December 31, 2023 (2022 — $101,778). During the year ended December 31, 2022, the Company acquired Holigen and RPK. RPK generated sales revenue of approximately $1,736,369 during the year ended December 31, 2023 (2022 — $1,933,203). On April 1, 2024, we consummated the sale of RPK and accordingly will not receive any further revenues from RPK. We remain an early-stage company and have limited financial resources and minimal operating cash flow. If we cannot successfully develop, cultivate, manufacture and distribute our products, or if we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to develop or offer market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market or expand our market share. A failure by us to achieve a low-cost structure through economies of scale or improvements in cultivation, manufacturing or distribution processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

We expect to require additional funding to maintain and expand our operations and develop our sales and distribution channels. However, there can be no assurance that additional funding will be available to us for the development of our business, which will require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that an early stage company with a very limited operating history will face. In particular, potential investors should consider that we may be unable to:

•        successfully implement or execute our business plan, or that our business plan is sound;

•        effectively pursue business opportunities, including potential acquisitions;

•        adjust to changing conditions or keep pace with increased demand;

•        attract and retain an experienced management team; or

•        raise sufficient funds in the capital markets to effectuate our business plan, including expanding production capacity, licensing, and approvals.

Our financial situation creates doubt as to whether we will continue as a going concern.

Each of Akanda and Canmart has generated no revenue or only minimal revenue, while RPK generated revenue of $1,736,369, and incurred a consolidated net loss for the fiscal year ending December 31, 2023, primarily as a result of increased operating expenses to execute our business plan and growth strategy. There can be no assurances that we will be able to achieve a level of revenues, including as a result of the sale of RPK in April 2024, adequate to generate sufficient cash flow from operations or obtain funding from additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements.

To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our subsidiary, Bophelo, is currently in insolvency proceedings.

Our indirect wholly-owned subsidiary, Bophelo, was placed into liquidation by the High Court of Lesotho (the “Lesotho Court”) in July 2022 pursuant to an unauthorized application and request (the “Liquidation Application”) that was filed by Louisa Mojela, our former Executive Chairman, who was terminated as Executive Chairman of Akanda, and the Mophuti Matsoso Development Trust, which we believe was established by Ms. Mojela. Mr. Chavonnes Cooper of Cape Town, South Africa, was appointed by the Lesotho Court as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. While we contested and sought to reverse the determination by the Lesotho Court to place Bophelo in liquidation, we were ultimately not successful in reversing the determination.

As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete.

We may become involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

We are and may further become involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

Please see “Managements’ Discussion and Analysis of Financial Condition and Results of Operations, Liquidity, and Capital Resources — Disclosure of Contractual Arrangements — Outstanding Claims,” for information regarding our current material litigations. Please also refer to Note 22 of our Audited Consolidated Financial Statements as of and for the years ended December 31, 2023 and 2022 included in this prospectus for details of the legal proceedings with Ms. Mojela and Mr. Bhushan.

Management is unable to assess the likelihood that we would be successful in any trial with respect to ongoing matters. Accordingly, no assurance can be given that if we go to trial and ultimately lose, or if we decide to settle at any time, such an adverse outcome would not be material to our consolidated financial position. Additionally, in any such case, we will likely be required to use available cash, or the proceeds from future offerings, towards the judgment or settlement, that we otherwise would have used to build our business. In such event, we would be required to raise additional capital sooner than we otherwise would, of which we can give no assurance of success, or delay, curtail or cease the commercialization of some or all of our products and services.

Future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.

We may in the future seek to acquire or invest in, businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. While our growth strategy includes broadening our product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. Additionally, the integration of our acquisitions and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities associated with our acquisitions.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions (for businesses we do not purchase as an 100% owned subsidiary) and may retain minority shareholder rights which could make a future change of control or necessary corporate approvals for actions more difficult to achieve and/or more costly.

We may also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted stock. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.

Demand for cannabis and its derivative products could be adversely affected and significantly influenced by scientific research or findings, regulatory proceedings, litigation, or media attention.

The legal cannabis industry in the United Kingdom, the European Union and in many other potential international markets for us is at an early stage of its development. Consumer perceptions regarding legality, morality, consumption, safety, efficacy and quality of medicinal cannabis are mixed and evolving and can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medicinal cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medicinal cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity, could have a material adverse effect on the demand for medicinal cannabis and on our business, results of operations, financial condition and cash flows. Public opinion and support for medicinal cannabis use has traditionally been inconsistent and varies from jurisdiction to jurisdiction. Our ability to gain and increase market acceptance of our business may require substantial expenditures on investor relations, strategic relationships and marketing initiatives. There can be no assurance that such initiatives will be successful, and their failure to materialize into significant demand may have an adverse effect on our financial condition.

Our success will depend, in part, on our ability to continue to enhance our product offerings to respond to technological and regulatory changes and emerging industry standards and practices.

Rapidly changing markets, technology, emerging industry and regulatory standards and frequent introduction of new products characterize our business and planned business. The process of cultivating and processing our cannabis products to meet applicable standards and successfully marketing such products and obtaining necessary licenses requires significant continuing costs, marketing efforts, third-party commitments and regulatory approvals. We plan to expand our product offering to include cannabis oils and extracts, and ultimately, to produce consumer branded cannabis products for discerning patients. We may not be successful in timely expanding our production capacity, or obtaining any required regulatory approvals or licenses, to implement our growth plans, which, together with any capital expenditures made in our operations, may have a material adverse effect on our business, financial condition and operating results.

We are subject to the inherent risk of exposure to product liability claims.

As a cultivator and distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused bodily harm or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. Product liability claims or regulatory actions against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products.

We are subject to the inherent risks involved with product recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection therewith. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if our products are subject to recall, our reputation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses, and increased legal fees and other expenses.

Research regarding the medical benefits, viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as cannabidiol and tetrahydrocannabinol) remains in early stages.

There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as cannabidiol and tetrahydrocannabinol). Although we believe that the articles, reports and studies published support our beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, investors should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated herein or reach negative conclusions related to medical cannabis, which could have a material adverse effect on the demand for our products and could result in a material adverse effect on our business, financial condition and results of operations or prospects.

We may not be able to maintain effective quality control systems.

We may not be able to maintain an effective quality control system. The effectiveness of our quality control system and our ability to maintain the Good Agricultural and Collecting Practices (“GACP”) certification with respect to our manufacturing, processing and testing facilities depend on a number of factors, including the design of our quality control procedures, training programs, and the ability to ensure that our employees adhere to our policies and procedures. We also may depend on third party service providers to manufacture, process or test our products, that are subject to GACP requirements.

We expect that regulatory agencies will periodically inspect our and our service providers’ facilities to evaluate compliance with applicable GACP requirements. Failure to comply with these requirements may subject us or our service providers to possible regulatory enforcement actions. Any failure or deterioration of our or our service providers’ quality control systems, including loss of the GACP certification, may have a material adverse effect on our business, results of operations and financial condition.

The medical cannabis industry and market may not continue to exist or develop as we anticipate and we may ultimately be unable to succeed in this industry and market.

We are operating our current business in a relatively new industry, and our success depends on the continued growth of this market as well as our ability to attract and retain patients. Demand for pharmaceutical-grade cannabis and cannabis-based products is dependent on a number of social, political and economic factors that are beyond our control. Our projections on the number of people who have the potential to benefit from treatment with pharmaceutical-grade cannabis or cannabis-based products are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, and market research, and may prove to be incorrect. There is no assurance that an increase in existing demand will occur, that we will benefit from any such increased demand, or that our business will remain profitable even in the event of such an increase in demand.

In addition to being subject to the general business risks applicable to a business involving an agricultural product and a regulated medical product, we need to continue to build brand awareness within the medical cannabis industry and make significant investments in our business strategy and production capacity. These investments include introducing new medical cannabis products into the markets in which we operate, adopting quality assurance protocols and procedures, building our international presence and undertaking regulatory compliance efforts. These activities may not promote our products as effectively as intended, or at all, and we expect that our competitors will undertake similar investments to compete with us for market share.

Competitive conditions, physician preferences, patient requirements and spending patterns in the medical cannabis industry and market are relatively unknown and may have been uniquely impacted by circumstances unlike those in other existing industries and markets. Our target patient population may be smaller than expected, may not be otherwise amenable to treatment with our products, or may become increasingly difficult to identify and access. Further, we may not be successful in our efforts to attract and retain patients, develop new pharmaceutical-grade cannabis and cannabis-based products, produce and distribute these products to the markets in which we operate or to which we export in time to be effectively commercialized. In order to be successful in these activities, we may be required to expend significantly more resources than we currently anticipate, which could adversely affect our business, financial condition, results of operations and prospects.

The cannabis and cannabinoid industries face strong opposition.

Many political and social organizations oppose hemp and cannabis and their legalization, and many people, even those who support legalization, oppose the sale of hemp, cannabis and their derivatives in their geographies. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses and industry groups that may have a strong opposition to the cannabis industry. For example, the pharmaceutical and alcohol industries have traditionally opposed cannabis legalization. Any efforts by these or other industries opposed to cannabis to halt or impede the cannabis industry could have detrimental effects on our business.

We, or the medical cannabis industry more generally, may receive unfavorable publicity or become subject to negative patient, physician or investor perception.

We believe that the medical cannabis industry is highly dependent upon positive patient, physician or investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to patients for medical use. Perception of the medical cannabis industry, medicinal cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in Europe and elsewhere relating to the use of cannabis or cannabis-based products for medical purposes, including unexpected safety or efficacy concerns arising with respect to pharmaceutical-grade cannabis or cannabis-based products or the activities of medical-use cannabis industry participants.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medical-use cannabis market or any particular medicinal cannabis products or will be consistent with prior publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for our medicinal cannabis products or cannabis for medical use more generally. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis for medical purposes, or our current or future products specifically, or associating the use of cannabis with illness or other negative effects or events, could adversely affect us. This adverse publicity could arise even if the adverse effects associated with cannabis or cannabis-based products resulted from products that are not derived from medicinal cannabis or a patient’s failure to use such products legally, appropriately or as directed.

We are subject to the risks inherent in an agricultural business.

Our business involves the growing of cannabis, which is an agricultural product. As a result, our financial results are subject to the risks inherent to the agricultural business, such as crop disease, mold or mildew, insect infestations, volatile weather, drought, absorption of heavy metals, climate change and similar agricultural risks, which may adversely affect supply, reduce production and sales volumes, increase production costs, or prevent or impair shipments. Natural elements have had and could continue to have a material adverse effect on the production of our cannabis products, while prior use of pesticides at our agricultural sites, if not discovered prior to cultivation on such sites, could lead to the production of tainted and unsaleable product, which could negatively impact the results of our operations. Additionally, crop insurance is generally not available to cannabis.

We further have not started any farming or cultivation at our British Columbia location and are subject to the additional risks of starting an agricultural business. Cannabis cultivation and processing, can significantly influence the demand for agricultural equipment. Changing demand for certain agricultural products could have an effect on the price of farming output and consequently the demand for certain of our equipment and could also result in higher research and development costs related to changing machine requirements. Additionally, cannabis cultivation dynamics is similar to that of other agricultural commodities cultivation dynamics in that failure to deliver quality products that meet customer needs at competitive prices ahead of competitors could have a significant adverse effect on the Company’s business. Our business results, therefore, depends on our ability to understand and anticipate our customers’ specific preferences and requirements, and preplan and cultivate cannabis products accordingly to meet such customer demand.

Our business will be reliant upon third party suppliers, service providers and distributors.

As our business grows, we will need a supply chain for certain material portions of the production and distribution process of our products. Our suppliers, service providers and distributors may elect, at any time, to breach or otherwise cease to participate in supply, service or distribution agreements, or other relationships, on which our operations rely. Loss of our suppliers, service providers or distributors would have a material adverse effect on our business and operational results.

Part of our strategy is to enter into and maintain arrangements with third parties related to the development, testing, marketing, manufacturing, distribution and commercialization of our products. Our revenues are dependent on the successful efforts of these third parties, including the efforts of our distribution partners. Entering into strategic relationships can be a complex process and the interests of our distribution partners may not be or remain aligned with our interests. Some of our current and future distribution partners may decide to compete with us, refuse or be unable to fulfill or honor their contractual obligations to us, or change their plans to reduce their commitment to, or even abandon, their relationships with us. There can be no assurance that our distribution partners will market our products successfully or that any such third-party collaboration will be on favorable terms.

Our profit margins and the timely delivery of our products are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to develop our business and enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. The failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

There is no assurance that our sales and promotional activities will be successful.

Our future growth and profitability will depend on the effectiveness and efficiency of sales and promotional expenditures, including our ability to (i) create greater awareness of our products, (ii) determine the appropriate creative message and media mix for future marketing expenditures and (iii) effectively manage sales and promotional costs in order to maintain acceptable operating margins. We plan to continue to develop our third party and specialist import and distribution services for Schedule 2 products including CBPMs. Canmart may also pursue direct sales. There can be no assurance that our sales and promotional expenditures will result in revenues in the future or will generate awareness of our products and services. In addition, no assurance can be given that we will be able to manage our sales and promotional expenditures on a cost-effective basis.

We believe that maintaining and promoting our brand is critical to expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to continue to provide quality, reliable and innovative products, which we may not do successfully. We may introduce new products or services that our customers do not like, which may negatively affect our brand and reputation. Maintaining and enhancing our brand may require us to make substantial investments, and these investments may not achieve the desired goals. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and financial results from operations could be materially adversely affected.

We may be unable to sustain our pricing model.

Significant price fluctuations or shortages in the cost of materials may increase our cost of goods sold and cause our results of operations and financial condition to suffer. If we are unable to secure materials at a reasonable price, we may have to alter or discontinue selling some of our products or attempt to pass along the cost to our customers, any of which could adversely affect our results of operations and financial condition.

Additionally, increasing costs of labor, freight and energy could increase our and our suppliers’ cost of goods. If our suppliers are affected by increases in their costs of labor, freight and energy, they may attempt to pass these cost increases on to us. If we pay such increases, we may not be able to offset them through increases in its pricing, which could adversely affect our results of operations and financial condition.

We may be unable to effectively manage future growth.

We may be subject to growth-related risks, including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining large orders for our products, we will be required to deliver large volumes of products to our customers on a timely basis and at a reasonable cost. We may not obtain large-scale orders for our products and if we do, we may not be able to satisfy large-scale production requirements on a timely and cost-effective basis. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to significant competition by new and existing competitors in the cannabis industry.

The industry in which we operate is subject to intense and increasing competition. Many of our competitors have greater resources that may enable them to compete more effectively than us in the cannabis industry, or they have a longer operating history and greater capital resources and facilities, which may enable them to compete more effectively in this market. We expect to face additional competition from existing licensees and new market entrants who are granted licenses in the jurisdictions in which we operate, including the United Kingdom and other jurisdictions in which we intend to expand our operations. If a significant number of new licenses are granted in the near term, we may experience increased competition for market share and may experience downward pricing pressure on our products as new entrants increase production. Such competition may cause us to encounter difficulties in generating revenues and market share, and in positioning our products in the market. If we are unable to successfully compete with existing companies and new entrants to the market, our lack of competitive advantage will have a negative effect on our business and financial condition.

The legalization of adult-use, recreational cannabis may reduce sales of medical cannabis.

Legalization of the sale to adults of recreational, non-medical cannabis in any country may increase competition in the medical cannabis market. We currently do not plan to sell recreational, non-medical cannabis products. We may not be able to achieve our business plan in a highly competitive market where recreational, adult-use cannabis is legal, or the market may experience a drop in the price of cannabis and cannabis products over time, decreasing our profit margins.

We are dependent upon our management and key employees, and the loss of any member of our management team or any key employee could have a material adverse effect on our operations.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key employees, including, without limitation, Katie Field, our Interim Chief Executive Officer and Executive Director, and Gurcharn Deol, our Chief Financial Officer. The loss of any member of our management team or any of our key employees could have a material adverse effect on our business and results of operations. While employment agreements and incentive programs are customarily used as primary methods of retaining the services of key employees, these agreements and incentive programs cannot assure the continued services of such employees. Any loss of the services of such individuals, or an inability to attract other suitably qualified persons when needed, could have a material adverse effect on our business, operating results or financial condition. We do not currently maintain key-person insurance on the lives of any of our key employees or members of management. Competition for qualified technical, sales and marketing staff, as well as officers and directors can be intense, and no assurance can be provided that we will be able to attract or retain such qualified individuals in the future, which may adversely affect our operations.

Our directors and officers may have conflicts of interest in conducting their duties.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in the cannabis industry through their participation in corporations, partnership or joint ventures, which are potential competitors of our company. Situations may arise in connection with potential acquisitions in investments where the other interests of these directors and officers may conflict with the interests of our company. Our directors and officers with conflicts of interest will be subject to the procedures set out in the related Canadian law and regulations.

Our executive officers are engaged in other business activities and, accordingly, may not devote sufficient time to our business affairs, which may affect our ability to conduct operations.

In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors. For example, our Interim Chief Executive Officer and Executive Director, Ms. Katie Field, is the Chief Executive Officer and Chairman of Halo.

The Coronavirus (“COVID-19”) outbreak and similar disease outbreaks or public health emergencies could adversely affect our future operations.

Our operations could be significantly and adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events, including the outbreak of a respiratory illness caused by COVID-19, or other diseases, and the related economic repercussions. We cannot accurately predict the effects COVID-19, or other diseases, will have on our operations and the ability of others to meet their obligations with us, including uncertainties relating to the ultimate geographic spread of the disease, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In light of the COVID-19 pandemic or other pandemic, there could be a negative impact on sourcing medical cannabis products for our distribution in the United Kingdom. Additionally, COVID-19 has caused significant disruptions to the global financial markets, some of which are ongoing, which could impact our ability to raise additional capital. The ultimate impact on us and our significant suppliers and prospective customers is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

The U.K. and Canadian populations have reached a significant level of vaccination. There is no guarantee, however, that the continued development of COVID-19 or the development of other diseases or pandemics will not affect our operations negatively. During the year ended December 31, 2023 and thereafter, both the UK and Canadian governments have substantially reduced COVID-19 restrictions.

We could be subject to a security breach that could result in significant damage or theft of products and equipment.

Breaches of security at our facilities may occur and could result in damage to or theft of products and equipment. A security breach at our facilities could result in a significant loss of inventory or work in process, expose us to liability under applicable regulations and increase expenses relating to the investigation of the breach and implementation of additional preventative security measures, any of which could have an adverse effect on our business, financial condition and results of operations.

We may incur significant costs to defend our intellectual property and other proprietary rights.

The ownership and protection of trademarks, patents, trade secrets and intellectual property rights are significant aspects of our future success. Unauthorized parties may attempt to replicate or otherwise obtain and use our products and technology. Policing the unauthorized use of our current or future trademarks, patents, trade secrets or intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others.

In addition, other parties may claim that our products infringe on their proprietary rights such as trade secrets. Such claims, regardless of their merit, may result in the expenditure of significant financial and managerial resources, legal fees, injunctions, temporary restraining orders and/or require the payment of damages. Additionally, we may need to obtain licenses from third parties who allege that we have infringed on their lawful rights. Such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property that we do not own.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches that disrupt our operations or result in the unintended dissemination of protected personal information or proprietary or confidential information, or if we are found by regulators to be non-compliant with statutory requirements for the protection and storage of personal data, we could suffer a loss of revenue, increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

As our operations expand, we may process, store and transmit large amounts of data in our operations, including protected personal information as well as proprietary or confidential information relating to our business and third parties. Experienced computer programmers and hackers may be able to penetrate our layered security controls and misappropriate or compromise our protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and our customer’s data.

Risks Related to Our International Operations

As a company based outside of the United States, we are subject to economic, political, regulatory and other risks associated with international operations.

Our business is subject to risks associated with conducting business outside of the United States. Our operations are based primarily in the United Kingdom and Canada. Our principal office and Canmart’s operations are located in the United Kingdom, and we own certain property in Canada. Accordingly, our future results could be harmed by a variety of factors, including, without limitation, the following:

•        economic weakness, including inflation, or political instability in non-U.S. economies and markets;

•        differing and changing regulatory requirements for product licenses and approvals;

•        differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

•        difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

•        changes in applicable non-U.S. regulations and customs, tariffs and trade barriers;

•        changes in applicable non-U.S. currency exchange rates and currency controls;

•        changes in a specific country’s or region’s political or economic environment, including the implications of the decision of the United Kingdom to withdraw from the European Union;

•        trade protection measures, import or export licensing requirements or other restrictive actions by governments;

•        differing reimbursement regimes and price controls in certain non-U.S. markets;

•        negative consequences from changes in tax laws;

•        compliance with applicable tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under our share option schemes or equity incentive plans;

•        workforce uncertainty in countries where labor unrest is more common than in the United States;

•        difficulties associated with staffing and managing international operations, including differing labor relations;

•        production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•        business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including droughts, floods and fires.

Our business could suffer as a result of the United Kingdom’s withdrawal from the European Union.

While we are incorporated in the Province of Ontario in Canada, our principal office, a number of our executive officers and key employees, and Canmart’s operations and assets are primarily located in the United Kingdom. The United Kingdom formally exited the European Union, commonly referred to as Brexit, on January 31, 2020. Under the terms of its departure, the United Kingdom entered into a transition period during which it continued to follow all European Union rules, and the trading relationship remained the same, until December 31, 2020. On December 24, 2020, the European Union and the United Kingdom entered into a new trade agreement to govern their relationship following Brexit. However, substantial uncertainty remains concerning which EU laws and regulations will continue to be implemented in the United Kingdom after Brexit (including financial laws and regulations, tax and free trade agreements, intellectual property rights, data protection laws, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws).

The uncertainty concerning the United Kingdom’s legal, political and economic relationship with the European Union after Brexit may negatively impact direct foreign investment in the United Kingdom, increase costs, depress economic activity and restrict access to capital. It may also be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) beyond the date of Brexit. We may also face new regulatory costs and challenges that could have an adverse effect on our operations.

The United Kingdom’s withdrawal from the European Union could lead to increased market volatility, which could make it more difficult for us to do business in Europe or have other adverse effects on our business.

As a result of the United Kingdom’s withdrawal from the European Union, the United Kingdom now has third country status outside of the European Union. Before the end of 2020, the United Kingdom and the European concluded a Trade and Cooperation Agreement (“TCA”) which took effect January 1, 2021. The terms of the TCA allow for tariff-free and quota-free access to the EU market for the United Kingdom so long as the United Kingdom does not diverge from EU laws. To the extent the United Kingdom does diverge from EU laws, access to EU markets may be made more restricted than it currently is. In addition, the TCA does not allow U.K. institutions access to EU markets, so it is possible that there will be a period of considerable uncertainty, particularly in relation to U.K. financial and banking markets, as well as in relation to the regulatory process in Europe. As a result of this uncertainty, financial markets could experience volatility. We may also face new regulatory costs and challenges that could have a material adverse effect on our operations. In this regard, the European Medicines Agency has already issued a notice reminding marketing authorization holders of centrally authorized medicinal products for human and veterinary use of certain legal requirements that need to be considered as part of Brexit, such as the requirement for the marketing authorization holder of a product centrally approved by the European Commission to be established in the European Union, and the requirement for some activities relating to centrally approved products to be performed in the European Union. As a third country, the United Kingdom will lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business worldwide more difficult. In addition, currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have already been adversely affected by Brexit. Should this foreign exchange volatility continue, it could cause volatility in our financial results.

We expect to increase our international sales in the future, and such sales may be subject to unexpected exchange rate fluctuations, regulatory requirements and other barriers.

We currently expect that our sales will be denominated in U.S. Dollars and British Pounds and that we may, in the future, have sales denominated in the currencies of additional countries in which we establish operations or distribution. In addition, we expect to incur the majority of our operating expenses in U.S. Dollars and British Pounds. Our international sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively affect our business, financial condition and results of operations. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide from foreign currency fluctuations and can themselves result in losses.

Tax regulations and challenges by tax authorities could have a material adverse effect on our business.

We expect to operate in a number of countries and will therefore be regularly examined by and remain subject to numerous tax regulations. Changes in our global mix of earnings could affect our effective tax rate. Furthermore, changes in tax laws could result in higher tax-related expenses and payments. Legislative changes in any of the countries in which we operate could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in some regions in which we operate may limit our ability to successfully challenge an adverse determination by any local tax authorities. We expect to operate in countries with complex tax rules, which may be interpreted in a variety of ways and could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

In addition, our subsidiaries operate in, are incorporated in and are tax residents of, various jurisdictions. The tax authorities in the various jurisdictions in which we and our subsidiaries operate, or are incorporated, may disagree with and challenge our assessments of our transactions, tax position, deductions, exemptions, where we or our subsidiaries are tax resident, or other matters. If we are unsuccessful in responding to any such challenge from a tax authority, we may be required to pay additional taxes, interest, fines or penalties, we may be subject to taxes for the same business in more than one jurisdiction or may also be subject to higher tax rates, withholding or other taxes. A successful challenge could potentially result in payments to the relevant tax authority of substantial amounts that could have a material adverse effect on our financial condition and results of operations.

Even if we are successful in responding to challenges by taxing authorities, responding to such challenges may be expensive, consume time and other resources, or divert management’s time and focus from our business operations. Therefore, a challenge as to our tax position or status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition, results of operations or liquidity or the business, financial condition, and results of operations.

We face the risk of disruption from labor disputes and changes to labor laws, which could result in significant additional operating costs or alter our relationship with our employees.

We are required to comply with extensive labor regulations in each of the countries in which we have employees, including with respect to wages, social security benefits and termination payments. Labor or employee led disruptions could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to our Regulatory Framework

The medicinal cannabis regulatory regime is restrictive and new in the United Kingdom and Europe, and laws and enforcement could rapidly change again.

There are significant legal restrictions and regulations that govern the cannabis industry in the United Kingdom. The legislative changes made to allow for the prescription and possession of medicinal cannabis without Home Office licenses are very narrow. “Cannabis” remains a Class B controlled drug under the Misuse of Drugs Act 1973 and remains a Schedule 1 drug under the Misuse of Drugs Regulation 2001 (“MDR 2001”). Schedule 1 contains drugs which are not used medically. Cultivation, distribution and possession of Schedule 1 controlled drug is illegal without appropriate licenses. It is only CBPMs that have been moved to various other schedules under the MDR 2001, which then allows for the prescription and possession of CBPMs without a license.

However, there are also strict requirements that need to be met for the supply of CBPMs to patients to be compliant with the regulations. Despite the demand for CBPMs, there has been great reluctance from the medical establishment in general to prescribe “medicinal products” for which there are no official prescribing guidelines and a lack of clinical data. In particular, the Royal College of Physicians and NHS England have issued guidelines for medical practitioners stating that there is currently limited evidence of the effectiveness of CBPMs, except in very limited cases. This appears to have made specialist doctors loathe to prescribe CBPMs against this explicit guidance. As the medical establishment and regulators are still firming up their approaches to guidance and enforcement, this can create a level of operating uncertainty.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. Due to the current regulatory environment in the United Kingdom, new risks may emerge; management may not be able to predict all such risks.

U.K. based companies also need to be aware of the potential difficulties posed by the U.K. Proceeds of Crime Act 2002 (“POCA”). POCA prohibits dealing with any benefit (directly or indirectly) arising from criminal conduct. Conduct is criminal if it:

•        constitutes an offence in any part of the United Kingdom, or

•        would constitute an offence in part of the United Kingdom if it occurred there.

This principle of “dual criminality” means that measures to legalize cannabis overseas can be potentially irrelevant when it comes to investing in the United Kingdom, and medicinal cannabis companies operating in the United Kingdom.

Although the risk of action being taken against a U.K. investor by law enforcement may be considered low when dealing with the indirect proceeds of cannabis, U.K. companies and investors should be sure to understand the precise nature of their investments or transactions and to keep in mind that investing in, or doing business with, companies involved in recreational cannabis, even where their activity is legal under the laws applicable to them, may nonetheless cause the U.K.-based investor or counterparty to violate U.K. money laundering laws.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities.

Cannabis laws, regulations, and guidelines are dynamic and subject to changes.

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Management expects that the legislative and regulatory environment in the cannabis industry in the United Kingdom and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Failure to comply with any such legislation may have a material adverse effect on our business, financial condition and results of operations.

Public opinion can also exert a significant influence over the regulation of the cannabis industry. A negative shift in the public’s perception of the cannabis industry could affect future legislation or regulation in different jurisdictions.

There are risks associated with the regulatory regime and permitting requirements of our operations.

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the cultivation, processing and sale of our products. Canmart currently holds the licenses required to conduct its operations. We may not be able to obtain or maintain the necessary licenses, permits, quotas, authorizations, certifications or accreditations to operate our business going forward, or may only be able to do so at great cost. We cannot predict the time required to secure all appropriate regulatory approvals for our products, or the extent of testing and documentation that may be required by local governmental authorities.

Our officers and directors must rely, to a great extent, on our local legal counsel and local consultants retained in the United Kingdom in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect our business operations, and to assist us with governmental relations. We must rely, to some extent, on those members of management and the Board who have previous experience working and conducting business in the United Kingdom in order to enhance our understanding of and appreciation for the local business culture and practices in such jurisdictions.

We also rely on the advice of local experts and professionals in connection with any current and new regulations that develop in respect of banking, financing and tax matters in the jurisdictions in which we operate. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices in such jurisdictions are beyond our control and may adversely affect our business.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Any failure on our part to comply with applicable regulations or to obtain and maintain the necessary licenses and certifications could prevent us from being able to carry on our business, and there may be additional costs associated with any such failure.

Our business activities are heavily regulated in all jurisdictions where we do business. Our operations are subject to various laws, regulations and guidelines by governmental authorities relating to the cultivation, processing, manufacture, marketing, management, distribution, transportation, storage, sale, packaging, labelling, pricing and disposal of cannabis and cannabis products. In addition, we are subject to laws and regulations relating to employee health and safety, insurance coverage and the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services.

Any failure by us to comply with applicable regulatory requirements could:

•        require extensive changes to our operations;

•        result in regulatory or agency proceedings or investigations;

•        result in the revocation of our licenses and permits, the imposition of additional conditions on licenses to operate our business, and increased compliance costs;

•        result in product recalls or seizures;

•        result in damage awards, civil or criminal fines or penalties;

•        result in the suspension or expulsion from a particular market or jurisdiction of our key personnel;

•        result in restrictions on our operations or the imposition of additional or more stringent inspection, testing and reporting requirements;

•        harm our reputation; or

•        give rise to material liabilities.

There can be no assurance that any future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to our business.

In addition, changes in regulations, government or judicial interpretation of regulations, or more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities or a revocation of our licenses and other permits. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely affect our ongoing regulatory compliance costs. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

The legal cannabis market is a relatively new industry. As a result, the size of our target market is difficult to quantify, and investors will be reliant on their own estimates on the accuracy of market data.

Because the cannabis industry is in a nascent stage, there is a lack of information about comparable companies available for potential investors to review in deciding whether to invest in us and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors should rely on their own estimates regarding the potential size, economics and risks of the cannabis market in deciding whether to invest in our Common Shares. We are an early-stage company that has not generated net income. There can be no assurance that our growth estimates are accurate or that the cannabis market will be large enough for our business to grow as projected.

Although we are committed to researching and developing new markets and products and improving existing products, there can be no assurances that such research and market development activities will prove profitable or that the resulting markets or products, if any, will be commercially viable or successfully produced and marketed. We must rely largely on our own market research to forecast sales and design products as detailed forecasts and consumer research are not generally obtainable from reliable third-party sources in the United Kingdom, the European market, Canada and in other international jurisdictions.

In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. We could also be subject to other events or circumstances that adversely affect the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets.

Marijuana remains illegal under U.S. federal law, and the enforcement of U.S. cannabis laws could change.

There are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana remains a Schedule I drug under the Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. As of 2024, 47 states, the District of Columbia, and the U.S. Territories of Guam, Puerto Rico, and the U.S. Virgin Island allow the of cannabis for medical purposes. 24 states and the District of Columbia have legalized cannabis for recreational purposes. In those states in which the use of marijuana has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act. The Controlled Substances Act classifies marijuana as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law.

In August 29, 2023, the Department of Health and Human Services (“HHS”) recommended to the Drug Enforcement Administration (“DEA”) that marijuana be rescheduled from Schedule I to Schedule III under the Controlled Substances Act. Subsequently, on April 30, 2024, the DEA proposed a rule to reschedule marijuana from Schedule 1 to Schedule III under the Controlled Substance Act. The public comment period for the proposed rule has now closed, but there is no anticipated date, if any, for the rescheduling to become effective. The recommendation by both HHS and the DEA to reschedule marijuana to Schedule III indicates evidence supporting accepted medical use and the moderate to low potential for physical and psychological dependence.

However, until this proposed rule is finalized or until the U.S. Congress amends the Controlled Substances Act with respect to marijuana (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis regulatory programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve us of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against us should we expand our operations into the U.S.

However, since U.S. federal law criminalizing the use of marijuana pre-empts state laws that legalize its use, enforcement of federal law regarding marijuana may be a significant risk and could greatly harm our business, prospects, revenue, results of operation and financial condition if we were to expand our operations into the United States. We currently have no operations in the United States and no plans to expand our operations into the United States in the foreseeable future.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge; management may not be able to predict all such risks. Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to marijuana and seek to prosecute cases involving marijuana businesses that are otherwise compliant with state laws in the future. To date, federal enforcement agencies have taken little or no action against state-compliant cannabis businesses in the United States. However, the DOJ may change its enforcement policies at any time, with or without advance notice. The uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations may present risks for us if we expand our operations into the United States in the future.

Risks Related to Financials and Accounting

There are tax risks we may be subject to in carrying out our business in multiple jurisdictions.

We will operate and, accordingly, will be subject to income tax and other forms of taxation in multiple jurisdictions. We may be subject to income taxes and non-income taxes in a variety of jurisdictions and our tax structure may be subject to review by both domestic and foreign taxation authorities. Those tax authorities may disagree with our interpretation and/or application of relevant tax rules. A challenge by a tax authority in these circumstances might require us to incur costs in connection with litigation against the relevant tax authority or reaching a settlement with the tax authority and, if the tax authority’s challenge is successful, could result in additional taxes (perhaps together with interest and penalties) being assessed on us, and as a result an increase in the amount of tax payable by us. In addition, we may be subject to different taxes imposed by the local governments in the jurisdictions where we operate, and changes within such tax, legal and regulatory framework may have an adverse effect on our financial results.

Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates are also subject to change. Therefore, our earnings may be affected by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The determination of our provision for income taxes and other tax liabilities will require significant judgment (including based on external advice) as to the interpretation and application of these rules. We may have exposure to greater than anticipated tax liabilities or expenses.

There is a risk that we will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. Holder.

If we (or any of our non-U.S. subsidiaries) are a PFIC for any taxable year during which a U.S. Holder owns Common Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year generally can only be made after the close of such taxable year. Therefore, it is possible that we could be classified as a PFIC for our initial taxable year or in future years due to changes in the nature of our business, composition of our assets or income, as well as changes in our market capitalization. In particular, our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Based upon the foregoing, it is uncertain whether we will be a PFIC for our current taxable year or any future taxable year. We have not determined, if we (or any of our non-U.S. subsidiaries) were to be classified as a PFIC for a taxable year, whether we will provide information necessary for a U.S. Holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. Holders should assume that they will not be able to make a qualified electing fund election with respect to our Common Shares. The PFIC rules are complex, and each U.S. Holder should consult his, her or its own tax advisor regarding the PFIC rules, the elections which may be available, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of our Common Shares.

Failure to develop our internal controls over financial reporting as we grow could have an adverse effect on our operations.

As we mature, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.

Risks Related to Our Common Shares and this Offering

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product and business development efforts or other operations.

Assuming we close this offering for the maximum amount, we expect to have sufficient capital to fund our current operations through at least November 2024. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert the attention of our management team from their day-to-day activities, which may adversely affect our ability to launch our business and develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of our shareholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing shareholders.

The incurrence of indebtedness would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. For example, as of the date of this offering, the Company has incurred aggregated outstanding loans, including accrued interest, of approximately $315,000 from Halo (the “Halo Debt”) making Halo a significant creditor of the Company. Even though the Halo Debt is unsecured, Halo may be able to influence our strategic goals, management and affairs, including use of available capital, capital raising opportunities, borrowing, recapitalization, and any acquisition, sale, merger, or consolidation transactions. The interests of Halo may not always coincide with the interests of the Company or the interests of shareholders and Halo may act in a manner that advances its best interests and not necessarily our Company. Additionally, there may be an inherent conflict of interest because our interim Chief Executive Officer and director, Ms. Katie Field, is serving as the Chief Executive Officer and Chairman of Halo.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment.

If you purchase our Common Shares or pre-funded warrants in this offering, you will experience immediate and substantial dilution, as the offering price of our Common Shares will be substantially greater than the as adjusted net tangible book value per common share before giving effect to this offering. Accordingly, if you purchase the securities in this offering, you will incur immediate substantial dilution of approximately $(0.870) per share, representing the difference between the offering price per common share and our as adjusted net tangible book value as of December 31, 2023. The exercise of the pre-funded warrants sold in this offering may result in further dilution of your investment. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution” beginning on page 36 of this prospectus.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants will be limited.

The holder of pre-funded warrants purchased in this offering will have no rights as a common shareholder until such holder exercises its pre-funded warrants and acquires our Common Shares.

Until a holder of pre-funded warrants acquires the Common Shares upon exercise of the pre-funded warrants, as applicable, a holder of pre-funded warrants will have no rights with respect to the Common Shares underlying such pre-funded warrants, except as set forth in the pre-funded warrants. Upon exercise of the pre-funded warrants, the holder will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

The pre-funded warrants are speculative in nature.

The pre-funded warrants do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price. Specifically, holders of the pre-funded warrants may exercise their right to acquire Common Shares and pay an exercise price of $0.0001 per share, subject to certain adjustments, commencing immediately upon issuance. There can be no assurance that the market price of the Common Shares will ever equal or exceed the exercise price of the pre-funded warrants, and consequently, it may not ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our shareholders and could cause the price of our Common Shares to decline.

We may issue additional securities. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing shareholders. We may sell Common Shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our Common Shares.

We incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we incur and will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including requirements to file periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with compliance. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we are required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for ICFR. If our management and/or auditors determine that there are one or more material weaknesses in our ICFR, such a determination could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company and complying with applicable rules and regulations make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

We may not be able to maintain a listing of our Common Shares on Nasdaq. If we fail to meet applicable listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.

Although our Common Shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Common Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell our Common Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Shares. The delisting of our Common Shares could significantly impair our ability to raise capital and the value of your investment.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Common Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Common Shares;

•        reduced liquidity for our Common Shares;

•        a determination that our Common Shares are “penny stock”, which would require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

On September 27, 2022, we received a letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). It resulted from the fact that the closing bid price of the Company’s Common Shares, was below $1.00 per share for a period of 30 consecutive business days. We effected a reverse share split at a ratio of 1-for-10 shares on March 9, 2023 in order to regain compliance.

On July 3, 2023, we received a new letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is again not in compliance with the Minimum Bid Price Requirement. It resulted from the fact that the closing bid price of the Company’s Common Shares, below $1.00 per share for a period of 30 consecutive business days. As a result, the Company implemented a 1-for-40 reverse stock split on its Common Shares effective May 23, 2024 in order to regain compliance.

On May 14, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, indicating that based on the Company’s shareholders’ equity of $(3,828,892) for the fiscal year ended December 31, 2023, the Company was no longer in compliance with the minimum shareholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders Equity Requirement”) for continued listing on Nasdaq. Between February 2024 and May 2024, the Company raised an aggregate of approximately $10.0 million from the public sales of its securities. Also, on April 1, 2024, the Company sold RPK for gross proceeds of $2.0 million, before fees and expenses. As a result of the foregoing events, the Company believes it has regained compliance with the Stockholders Equity Requirement. Nevertheless, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

The Company can give no assurance that it will not again be subject to delisting as a result of the Minimum Bid Price Requirement, the Stockholders Equity Requirement, or any other listing requirement. Additionally, the Company is again considering another reverse stock split subject to the parameters approved at our last shareholder’s meeting, which could have a material adverse effect on our liquidity and stock price.

Receiving financial benefit directly or indirectly as a result of ownership of Common Shares may be subject to anti-money laundering laws in the United Kingdom.

Cannabis-related financial transactions, including investment in the securities of cannabis companies and receipt of any associated benefits, such as dividends, could be subject to anti-money laundering laws in the U.K., specifically the Proceeds of Crime Act, however the application of these laws is still developing. In the U.K., financial benefit directly or indirectly arising from conduct that would be considered unlawful if it were to take place in the U.K. may be viewed to be within the purview of these laws, and persons receiving any such benefit, including investors may be subject to liability under such laws. Each prospective investor should therefore contact his, her or its own legal advisor regarding the ownership of our Common Shares and any related potential liability.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering for property, plant and equipment, operations, working capital, and general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We are a foreign private issuer and take advantage of the less frequent and detailed reporting obligations applicable to foreign private issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer files with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws, if applicable. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, if and when applicable, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and are not required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers with regard to certain corporate governance matters.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose our status as a foreign private issuer in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

We will cease to qualify as a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50% of our outstanding Common Shares are directly or indirectly owned by residents of the United States and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we determine that we fail to qualify as a foreign private issuer, we will cease to be eligible to avail ourselves of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if we are required to register our Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic issuer. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject us to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms, or at all.

If our share price fluctuates, you could lose a significant part of your investment.

The market price of our Common Shares could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Shares. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The public offering price of our Common Shares has been determined by negotiations between us and the underwriter based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our Common Shares may prevent investors from being able to sell their shares at or above the public offering price. As a result, you may suffer a loss on your investment.

Investors may be unable to enforce judgments against certain of our directors and officers because they reside outside of the United States.

We are incorporated under the laws of the Province of Ontario, Canada and most of our assets are located outside of the United States. Furthermore, most of our directors and officers reside outside of the United States in Canada and the United Kingdom. As a result, investors may not be able to effect service of process within the United States upon our directors or officers or enforce against them in U.S. courts, judgments predicated on U.S. securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts, judgments obtained against these persons in courts located in jurisdictions outside of the United States.

As a result of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our Board of Directors or controlling shareholders than they would as public shareholders of a U.S. based company.

We do not intend to pay dividends on our Common Shares in the near future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Common Shares will depend upon any future appreciation in their value. There is no guarantee that our Common Shares will appreciate in value or even maintain the price at which you purchased them.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our share price and trading volume could decline.

The trading market for our Common Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our operations. We do not have any control over these analysts and their research and reports. Securities and industry analysts do not currently, and may never, publish research on our business. If no security or industry analysts commence coverage on us, the trading price for our Common Shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

USE OF PROCEEDS

We estimate that we will receive approximately $1,240,000 in net proceeds from the sale of 1,500,000 Common Shares, or pre-funded warrants in lieu thereof, offered by us in this offering, after deducting the underwriter discounts and commissions and estimated offering expenses of approximately $260,000 payable by us.

We intend to use the net proceeds from this offering for capital expenditures, operating capacity, working capital, possible payment(s) of milestone obligation(s) under our option to purchase agreement with 1107385 B.C. LTD., general corporate purposes and the refinancing or repayment of existing indebtedness and acquisitions of complementary products, technologies or businesses. However, other than such agreement with 1107385 B.C. LTD., we currently have no present agreements or commitments for any such acquisitions.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Our management will have discretion in allocating the net proceeds in accordance with the above priorities and purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our business.

We believe that our funds and the net proceeds from this offering will be sufficient to continue our businesses and operations as currently conducted through at least November 2024; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

DIVIDEND POLICY

We have never paid dividends on our Common Shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As such, we do not intend to declare or pay cash dividends on our Common Shares in the foreseeable future.

Any future determination to pay dividends will be made at the discretion of our Board of Directors subject to applicable laws and will depend upon, among other factors, our earnings, operating results, financial condition and current and anticipated cash needs. Our future ability to pay cash dividends on our Common Shares may be limited by the terms of any then-outstanding debt or preferred securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization as of December 31, 2023:

•        on an actual basis;

•        on a pro forma basis to give effect to (i) the issuance of 2,077,413 Common Shares, or pre-funded warrants pursuant to the registered direct offerings in February 2024, March 2024, and May 2024, as well as our underwritten public offering in March 2024, for aggregate gross proceeds of approximately US$10,000,000; (ii) the issuance of 376,570 Common Shares to consultants of the Company subsequent to December 31, 2023; (iii) the payment of US$1,200,000 to 1107385 B.C. Ltd. pursuant to second and third option payments to acquire the property at 1900 Ferne Road in British Columbia; (iv) the sale of RPK; and (v) the Company’s May 2024 1-for-40 reverse stock split.

•        on a pro forma, as adjusted, basis to give effect to the above and the issuance of 1,500,000 Common Shares in this offering at a public offering price of $1.00 per Common Share, assuming no sales of pre-funded warrants, which, if sold, would reduce the number of Common Shares that we are offering on a one-for-one basis, after deducting underwriter discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus.

You should read the following table in conjunction with the sections entitled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this prospectus.

	As of December 31, 2023
	Actual(1)	Pro Forma(1)	Pro Forma, as Adjusted
Cash and cash equivalents	$93,875	$10,771,700	$12,011,700

Debt:
Total current liabilities	$12,668,885	$7,278,053	$7,278,053
Total non-current liabilities	$2,497,155	$—	$—
Total debt:	$12,668,885	$7,278,053	$7,278,053

Shareholders’ equity:
Common Shares (2,594,686 issued, unlimited authorized)	$51,020,121	$62,547,454	$63,787,454
Retained earnings (accumulated deficit)	$(53,363,032)	$(54,630,110)	$(54,630,110)
Reserves	$21,053	$24,423	$24,423
Other comprehensive income	$(1,507,034)	$(1,507,034)	$(1,507,034)
Total shareholders’ equity	$(3,828,892)	$6,434,733	$7,674,733
Total capitalization	$8,839,993	$13,239,222	$14,479,222

____________

(1)      Based on the exchange rate of 1.10, 1.27 and 0.75, which was the foreign exchange rate on December 31, 2023, as shown in OANDA FX Trading in its published historical rates for Euro, British Pound and Canadian Dollars, respectively, and as used in our audited consolidated financial statements as of December 31, 2023.

DILUTION

If you invest in the securities being offered by this prospectus supplement, you will suffer immediate and substantial dilution in the net tangible book value per common share. Our net tangible book value as of December 31, 2023 was approximately US$7,628,574, or approximately US$1.355 per share. Net tangible assets per share represents our total tangible assets less total tangible liabilities, divided by the number of Common Shares outstanding as of December 31, 2023.

Dilution in net tangible book value per share represents the difference between the offering price per share paid by purchasers in this offering and the net tangible book value per share of our common shares immediately after this offering. Our pro forma net tangible book value as of December 31, 2023, was approximately US$6,418,168, or approximately US$2.474 per share, on a pro forma basis to give effect to the transactions described under “Capitalization” above. After giving effect to the sale by us of 1,500,000 common shares in this offering at an offering price of US$1.00 per common share and assuming no issue of pre-funded warrants in this offering or shares underlying pre-funded warrants, after deducting the financial advisor fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately US$7,658,168, or approximately US$1.870 per common share. This represents an immediate decrease of US$0.604 in net tangible book value per share to our existing shareholders and an immediate dilution of US$(0.870) per share to purchasers of securities in this offering. The following table illustrates this per share dilution:

Offering price per share	US$	1.000
Actual net tangible book value per share as of December 31, 2023	US$	(1.355)
Pro forma net tangible book value per share as of December 31, 2023	US$	2.474
Decrease in net tangible book value per share attributable to new investors	US$	(0.604	)(1)
Pro forma as adjusted net tangible book value per share as of December 31, 2023, after giving effect to the offering	US$	1.870	(1)
Dilution per share to new investors in the offering	US$	(0.870	)(1)

The above discussion and table are based on 5,628,295 (pre 1:40 reverse stock split), 2,594,686, and 4,094,686 shares outstanding as of December 31, 2023 on an actual, pro forma, and pro forma as adjusted basis, respectfully, and excludes common shares reserved for future issuance under our 2024 Equity Incentive Plan (the “Plan”) as well as any automatic evergreen increases in the number of common shares reserved for future issuance under our Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this prospectus entitled “Business”, “Capitalization”, and our consolidated financial statements, and related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Our fiscal year begins on January 1 and ends on December 31. Unless otherwise noted, references to year pertain to our fiscal year. For example, 2023 refers to fiscal 2023 which is the period from January 1, 2023 and to December 31, 2023.

Our Audited Financial Statements for the years ended December 31, 2023 and 2022, respectively, for Akanda Corp. and its consolidated subsidiaries, as a group (the “Akanda Group”), have been prepared in accordance with International Financial Reporting Standards (IFRS). Our historical results are not necessarily indicative of the results that should be expected in any future period.

We have derived the consolidated statements of operations data for Akanda Group for the years ended December 31, 2023 and 2022, respectively, and the consolidated financial position information as at December 31, 2023 and 2022, respectively, from the Akanda Group’s Audited Financial Statements included commencing on page F-1 of this prospectus.

Akanda was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. On November 3, 2021, Akanda acquired Cannahealth, which owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which, in turn, owned all the issued and outstanding equity interests of Bophelo. As a result of the Acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth acquired Holigen, which owned all the issued and outstanding equity interests of RPK. As a result of the acquisition, RPK became our indirect wholly-owned subsidiary. We have consolidated all our then-subsidiary companies, Cannahealth in Malta, Bophelo in the UK, Canmart in the UK, Holigen in Portugal, RPK in Portugal and 1371011 B.C. Ltd in Canada, in the Akanda Group Audited Financial Statements and financial information presented on December 31, 2023.

As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete. In April 2024, we sold RPK. See “Prospectus Summary — Recent Developments — Sale of RPK.”

Results of Operations

The discussion below summarizes Akanda Group’s consolidated historical operation results.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022.

The following table sets forth key components of Akanda Group’s results of operations for the year ended December 31, 2023 compared to the year ended December 31, 2022.

	Years ended December 31,
	2023	2022
Sales	$2,160,052	$2,619,682
Cost of sales	1,908,515	566,252
Gross Profit before gain (loss) on change in fair value biological assets and inventory	251,537	2,053,430
Gain (Loss) on change in fair value of biological assets and inventory	(140,088)	1,216,129
Gross Profit	111,449	3,269,559

Operating expenses
Depreciation and amortization	4,283,731	3,598,323
Consulting and professional fees	2,978,321	7,759,824
Personnel expenses	2,395,583	6,593,527
Share-based payment expenses to social development trust	—	2,124,615
General and administrative expenses	505,187	3,369,659
Total operating expenses	10,162,822	23,445,948

Operating loss	(10,051,373)	(20,176,389)

Other (expense) income:
Finance income	39	886
Finance expense	(255,656)	(115,324)
Foreign exchange gain (loss), net	148,823	(256,431)
Gain on bargain purchase	—	12,760,356
Gain on debt settlement	113,037	67,075
Other income	7,055	659
Change in fair value of financial assets measured at FVTPL	(264,655)	(516,281)
Loss on disposal of assets	(4,495)	—
Write-off of AP, net	2,697,719	—
Impairment loss	(24,665,564)	—
	(22,223,697)	11,940,940

Net loss from continuing operations	(32,275,070)	(8,235,449)
Loss from discontinued operations	—	(3,422,225)
Net loss	$(32,275,070)	$(11,657,674)
Translation adjustment	(39,412)	(1,395,508)
Comprehensive loss	$(32,314,482)	$(13,053,182)

Loss per share from continuing operations – basic and diluted	(7.16)	(2.75)
Loss per share – basic and diluted	$(7.16)	$(3.86)
Weighted average common shares outstanding	4,505,263	2,993,009

Revenue

The revenue of $2,160,052 for the year ended December 31, 2023 as compared to $2,619,682 for 2022 came from Canmart Ltd. in the UK and RPK in Portugal. The significant revenue decrease in 2023 is due to higher sales discounts, rebates and/or returns recognized in the current year. Akanda remains focus on ramping up of its operations by securing CBPM products from international suppliers in Canada, importing these products and applying additional efforts on expanding sales of these imported products to patients, through dispensing clinics and physicians. Canmart sold, during the current year, a variety of different CBPM product types, including cannabis oil and cannabis flower for medical use. Canmart has access to use a 30,000 square foot logistics warehouse in SE England. Canmart has obtained the necessary licenses to import CBPMs to supply the patients in the U.K. domestic market. Canmart is further focusing on tapping other international markets for the import of various CBPM products.

Cost of Sales

Cost of sales increased from $566,252 in 2022 to $1,908,515 in 2023. The increase is directly related to the increase in sales activities and its continuous effort in selling and marketing its products during the year 2023. This increase in sales represents the associated cost of CBPMs imported by Canmart and supplied to its patients. The increase is essentially commensurate with increased purchases and sales of CBPMs in the current year due to the fact that Canmart commenced more meaningful sales activity in the year ended December 31, 2023 compared to the low level of sales in the previous periods. The increase in cost of sales is also due to the purchase and sales activities by RPK.

Gain or loss on change in fair value of biological assets and inventory

The gain or loss on change in fair value of biological assets and inventory was recognized in RPK Biopharma Unipessoal Lda. The fair value of the biological assets was determined based on the most recent available evidence for the selling price of similar biological assets. The valuation was done by an independent valuator considering the selling price available for cannabis biomass in Portugal and the historical cost paid by the Company for the cannabis seeds. The gain decreased from $1,216,129 in 2022 to $(140,088) in 2023.

Amortization and Depreciation

Amortization and depreciation expenses increased from $3,598,323 for 2022 to $4,283,731 for the year ended December 31, 2023. The increase in the amortization and depreciation expenses recorded during the year ended December 31, 2023 was due to depreciation charges on additional items of property, plant and equipment that were acquired and brought into use during 2023 and additional amortization of intangible assets (the Company’s cannabis operating and distribution licenses), as well as due to full depreciation on property, plant and equipment that took place during the year ended December 31, 2022.

Consulting and Professional Fees

The consulting and professional fees incurred decreased from $7,759,824 in 2022 to $2,978,321 for the year ending December 31, 2023. This significant decrease in consulting and professional fees resulted from the decreased corporate activity during the current year as compared to higher activities in the previous year due to the engagement of various professional advisors and consultants in relation to Akanda Group’s plans for completion of business acquisition, plans for a public offering and listing. The decrease was also due to lower RSUs granted to consultants in the current year.

Personnel Expenses

The Akanda group incurred personnel expenses of $2,395,583 for the year ended December 31, 2023 compared to $6,593,527 for 2022. For the year ended December 31, 2023, the group experienced a significant decrease in personnel expenses primarily due to the changes in key management personnel in relation to the resignation and appointment of senior management and board of directors during the previous year resulting in lower fees paid or accrued to the current executive team of Akanda in the current year, as well as a significant decrease in workers in Lesotho. As Bophelo was considered no longer operational due to liquidation in 2022, no more salaries expenses were paid or accrued to casual workers and laborers.

General and Administration Expenses

The Akanda group incurred general and administration expenses of $505,187 and $3,369,659 for the years ended December 31, 2023 and 2022, respectively. These costs consisted mainly of a broad range of site related operational expenses such as utilities, fuel costs, import duties, security expenses, repairs and maintenance and consumables and office related operational expenses for its day to day business activities. These costs decreased compared to the prior period mainly due to decreased corporate activities, as well as no longer incurring any site or office expenses in Bophelo.

Interest Expense

The group incurred interest expense of $255,656 for the year ended December 31, 2023 compared to interest expense of $115,324 for 2022. The significant increase in expense during the year ended December 31, 2023 was primarily due to the interest or financing costs incurred in relation the increase in interest-bearing loans borrowed by Akanda, Canmart and RPK during the current year.

Interest income

Interest income for the year ended December 31, 2023 was $39 compared to $886 for 2022. This decrease was related to interest received during the year 2023 as a result of experiencing increased average cash balances throughout the year.

Foreign Currency Translation

The foreign exchange gain (loss) is recognized on the translation of the consolidated financial statements from their functional currencies to United States Dollar. The Euro is the functional currency of Cannahealth, Holigen and RPK, Great British Pounds is the functional currency of Canmart and Canadian dollars is the functional currency of Akanda and 1371011 B.C. Ltd. while the United States Dollar is its reporting currency. The exchange gains and losses have not been incurred on any transactions or balances held by these companies in a different currency.

Net Loss and Total Comprehensive Loss

For the years ended December 31, 2023 and 2022, respectively, the group incurred a net loss of $32,275,070 and $11,657,674, respectively, and a comprehensive loss of $32,314,482 and $13,053,182, respectively, which consisted primarily of depreciation and amortization of $4,283,731 and $3,598,323, respectively, consulting and professional fee expenses of $2,978,321 and $7,759,824, respectively, personnel expenses of $2,395,583 and $6,593,527, respectively, share-based payment expenses to ASDT of $nil and $2,124,615, respectively, general and administrative expenses of $505,187 and $3,369,659, respectively, and loss from discontinued operations of $nil and $3,422,225, respectively. The increase in losses for the year ended December 31, 2023 compared to 2022 was mainly due to the impairment loss of $24,665,564 incurred during the year ended December 31, 2023.

Off-Balance Sheet Arrangements

Akanda did not have, during the reporting period, and we do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

Liquidity and Capital Resources

Cash Flows

The Akanda Group’s principal liquidity requirements are for corporate operating expenses, working capital and capital expenditures. Historically, we have funded our liquidity requirements primarily through shareholder loans, loans from third parties and from the issuance of shares. We did not have, during the reporting period, and we do not currently have any contractual obligations for ongoing capital expenditures.

The following table summarizes our cash flows from operating, investing and financing activities for the years ended December 31, 2023 and 2022:

	Year Ended December 31, 2023
	2023	Change	2022
Cash used by operating activities	$(1,500,574)	$9,968,822	$(11,469,396)
Cash used in investing activities	$24,888	$4,243,550	$(4,218,662)
Cash provided by financing activities	$1,486,567	$(12,652,069)	$14,138,636
	Year Ended December 31, 2022
	2022	Change	2021
Cash used by operating activities	$(11,469,396)	$(4,912,334)	$(6,557,062)
Cash used in investing activities	$(4,218,662)	$(3,642,190)	$(576,472)
Cash provided by financing activities	$14,138,636	$2,902,945	$11,235,691

Cash Flows from Operating Activities

For the year ended December 31, 2023, Akanda Group’s cash flow from operating activities decreased by $9,968,822 due to decreased operating expenses at Bophelo, as well as due to lower corporate expenses incurred as a result of decreased corporate activity. The significant increase in the previous year was due to gain recognized on the acquisition of Holigen (and its subsidiary, RPK).

Cash Flows from Investing Activities

Cash provided by investing activities was $24,888 for the year ended December 31, 2023, which was attributable to leasehold improvements and purchase of computer and furniture and fixtures and loan receivable, offset by proceeds from disposal of property, plant and equipment. The cash used during the year ended December 31, 2022 were attributable to purchase of marketable securities from Flowr Corporation, purchase of property, plant and equipment, cash surrendered on loss of control of Bophelo and investments in relation to acquisition of Holigen (and its subsidiary, RPK).

Cash Flows from Financing Activities

Share Capital and Financing

During the year ended December 31, 2022, Akanda completed its initial public offering of 10,000 Common Shares at a price of $1,600.00 per share (in each case, pre-reverse stock split in 2024) to the public for a total of $16,000,000 of gross proceeds to Akanda, prior to deducting underwriting discounts, commissions, and other offering expenses on March 17, 2022. The Common Shares began trading on The Nasdaq Capital Market on March 15, 2022, under the symbol “AKAN.” Akanda used the proceeds from the initial public offering primarily for property, plant and equipment, operations, working capital and general corporate purposes. Akanda also issued 405 Common Shares in a private placement in March 2022 for gross receipts of $405,000 net of issuance costs of $126,519. See Note 15(b) to our audited financial statements included elsewhere in this prospectus for a description of additional share capital transactions in 2022.

No equity financing was made during the year ended December 31, 2023.

Short Term Loans

During the year ended December 31, 2023, Akanda received total loans of $2,313,167 for its capital as well as working capital needs, of which $1,570,145 was advances from related parties.

Cash provided by financing activities was $1,486,567 for the year ended December 31, 2023, which was mainly attributable to proceeds from above short term loans, partially offset by repayment of loans and lease payments. Cash provided by financing activities during the year ended December 31, 2022 was attributable to proceeds from IPO, proceeds from private placements, proceeds from loans, and partially offset by repayment of loans and lease payments.

Disclosure of Contractual Arrangements

On December 31, 2023, Akanda Group was committed to minimum lease payments as follows:

Contractual Obligation	Less than One Year	1 – 5 Years	Over 5 Years
Land lease	$140,000	$—	$—

The amounts above are undiscounted and include the total amounts due, including the interest component.

On December 31, 2022, Akanda Group was committed to minimum lease payments as follows:

Contractual Obligation	Less than One Year	1 – 5 Years	Over 5 Years
Land lease	$240,000	$140,000	$—

The amounts above are undiscounted and include the total amounts due, including the interest component.

Subsequent to the year ended December 31, 2023, the Company:

i.       Completed a Share Purchase Agreement for Sale of RPK

On April 1, 2024, pursuant to the signed definitive Share Purchase Agreement and Escrow Agreement with Somai on February 29, 2024, the Company completed the transaction with Somai for the sale of RPK, its indirect wholly-owned Portuguese subsidiary.

Under the terms of the Share Purchase Agreement, Somai acquired RPK for a total cash consideration of Two Million United States Dollars ($2,000,000). In addition, Somai assumed up to One Million Euros of current liabilities and RPK’s debt with the senior secured lender Bank, Caixa Agricola. In total, Somai assumed approximately 4,000,000 Euros of debt. In accordance with the agreement, a deposit of Five Hundred Thousand United States Dollars ($500,000) was released from a joint escrow account and the remainder of the purchase price was paid directly to the Company in March 2024.

In connection with the closing, the Company paid a cash finder’s fee of 5% of the gross sales price or an aggregate of $446,250, inclusive of taxes to Cannera Holdings LTD, a British Columbia company.

ii.      Issued the following shares:

a.      On February 2, 2024, the Company entered into a securities purchase agreement with Corbo Capital Inc. pursuant to which the Company issued 7,021 common shares at a purchase price of $16.24 per share and 36,575 pre-funded warrants for gross proceeds of $708,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. On the same day, the Company issued 14,002 common shares pursuant the exercise of 14,002 pre-funded warrants.

b.      On February 13, 2024, the Company issued 14,000 common shares pursuant the exercise of 14,000 pre-funded warrants.

c.      On February 20, 2024, the Company issued 7,000 common shares pursuant the exercise of 7,000 pre-funded warrants.

d.      On February 28, 2024, the Company issued 1,572 common shares pursuant the exercise of the remaining 1,572 pre-funded warrants.

e.      On March 4, 2024, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued 9,197 common shares at a purchase price of $8.2176 per share and 9,049 pre-funded warrants for gross proceeds of $150,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms. On the same day, the Company issued 9,049 common shares pursuant the exercise of 9,049 pre-funded warrants.

f.       On March 5, 2024, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued 9,197 common shares at a purchase price of $6.7488 per share and 9,325 pre-funded warrants for gross proceeds of $125,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms. On March 6, 2024, the Company issued 9,325 common shares pursuant to the exercise of 9,325 pre-funded warrants.

g.      On March 24, 2024, the Company entered into an underwriting agreement with Univest Securities, LLC (“Univest”) as the underwriter in connection with the issuance and sale by the Company in an underwritten public offering of 77,186 common shares at a purchase price of $4.868 per share and 949,930 pre-funded warrants for gross proceeds of $5,000,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share. The pre-funded warrants were immediately exercisable and have since been exercised in full in accordance with their terms.

h.      On May 17, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering of 62,285 of the Company’s Common Shares at a purchase price of $4.124 per share, and pre-funded warrants to purchase 543,923 Common Shares at a purchase price of each pre-funded warrant equal to the price at which one Common Share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share. The Pre-Funded Warrants were immediately exercisable and have since been exercised in full in accordance with their terms. Univest Securities, LLC acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $100,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the Offering were approximately $2,500,000 before deducting Univest’s fees and other estimated expenses relating to the Offering. The closing of the offering occurred on May 17, 2024.

i.       Also on May 17, 2024, the Company entered into an additional Purchase Agreement with an accredited investor in connection with the issuance and sale by the Company in a subsequent registered direct offering of 62,285 Common Shares, at a purchase price of $4.124 per Offered Share, and 301,440 Pre-Funded Warrants. The Pre-Funded Warrants are immediately exercisable have since been exercised in full in accordance with their terms. Univest acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $60,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the offering were approximately $1,500,000 before deducting Univest’s fees and other estimated expenses relating to the offering. The closing of the Subsequent Offering occurred on May 20, 2024.

iii.     Received the following loans:

a.      On January 10, 2024, the Company received a loan of CAD $40,000 from 1226053 BC Ltd., an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

b.      On January 10, 2024, the Company received a loan of CAD $40,000 from Mercantile Holdings Inc., an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

c.      On February 1, 2024, the Company received a loan of $5,500 from Alson Niu, an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

iv.      Outstanding claims

a.      On January 29, 2024, Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia against Akanda, Halo Collective Inc., and ANM, Inc. Mr. Bhushan alleges that Akanda failed to pay salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. He also claims unpaid salary and invoices in the amount of CAD $251,193 from Halo and CAD $56,700 from ANM and alleges that all three of Akanda, Halo, and ANM are related employers who may be jointly and severally liable for payment. The Employment Standards Branch has not yet requested a response to the complaint from Akanda. The Company intends to dispute the claim, including the allegations that the three companies are related employers.

b.      On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages.

In the same claim, Mr. Bhushan alleges constructive dismissal against Halo Collective Inc., and claims severance pay, general damages, aggravated and punitive damages, allegedly unpaid salary and bonus, allegedly unpaid moving expenses, and alleges that the Halo stock he received as compensation lost value due to a share dilution. He has named certain current and former Halo directors as defendants and alleges they are personally liable for unpaid wages. He also seeks special costs against Halo. Mr. Bhushan alleges that Akanda and Halo are a common employer and may be jointly and severally liable for payment of damages.

The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

c.      On March 27, 2024, the Company entered into a settlement agreement with Vidya Iyer, the former SVP of Finance to settle the claims for a sum of £30,000 to be paid in installment.

d.      Dentons UK and Middle East LLP (“Dentons”) filed a claim against Canmart for legal services and advice invoiced between July 2022 and November 2022. Dentons sought £204,391.98 plus interest in the amount of £30,730.49 and other costs. Although Canmart admits retaining Dentons’s services, Canmart denies any outstanding invoices and has asserted a counterclaim for costs incurred in defending a prior claim, any damages awarded to the claimant in the prior claim, any applicable interest, and costs. Dentons has replied to the counterclaim and this claim remains open alongside the underlying claim described below in paragraph e.

e.      On October 20, 2022, our former Executive Chairman, Louisa Mojela, filed a claim against Canmart and Akanda for wrongful termination of her Service Agreement. Ms. Mojela sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim asserting losses caused by Ms. Mojela, including a loan of US$6,849,935.69 Akanda advanced to Bophelo. As of December 31, 2023, Ms. Mojela’s entire application failed. At the Consequentials hearing on January 15, 2024, Canmart and Akanda were awarded £60,000 in legal costs. Ms. Mojela is pursuing an appeal, and the appeal hearing is expected to take place in a three-day window from December 9, 2024, with a time estimate of one day.

See also “Business — Our Business — Background — 1900 Ferne Road, Gabriola Island, British Colombia.”

Research and Development, Patents and Licenses

Not applicable.

Trend Information

Because we are still in the startup phase and have only recently commenced operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this prospectus to not be indicative of future operating results or financial condition.

Material Accounting Policies and Estimates

Please refer to Note 3 of Akanda Group’s audited consolidated financial statements included in this prospectus.

Research and Development, Patents and Licenses

Not applicable.

Trend Information

Because we are still in the startup phase and have only recently commenced operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this prospectus to not be indicative of future operating results or financial condition.

Critical Accounting Policies and Estimates

Please refer to Note 3 of Akanda Group’s audited consolidated financial statements included in this prospectus.

BUSINESS

Our Company

History

Akanda Corp. was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. In September 2021, we entered into a share purchase agreement with Halo, a publicly-traded, vertically integrated multinational cannabis company (NEO: HALO) (OTCQX: HCANF) (Germany: A9KN). Pursuant to this agreement, we acquired all the issued and outstanding equity interests of Cannahealth Limited, a Republic of Malta company (“Cannahealth”), from Halo (the “Cannahealth Acquisition”).

At the closing of the Cannahealth Acquisition on November 3, 2021, Cannahealth owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which owned all the issued and outstanding equity interests of Bophelo. As a result of the Acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. As consideration for this Acquisition, we issued 32,823 Common Shares to Halo at a price of $400.00 per share, resulting in Halo owning approximately 68.3% of all our outstanding Common Shares at the closing of the Cannahealth Acquisition.

On November 12, 2021, Halo transferred 5,250 Common Shares to an unaffiliated party, 1306077B.C. LTD. (the “Halo Transferee”), which resulted in Halo owning 49.6% of our issued and outstanding Common Shares (the “Halo Transfer”) at the time. On 14 March 2022, and pursuant to a convertible debenture agreement between Akanda and Halo, Akanda issued 4,114 Common Shares to Halo to settle the principal amount and accrued interest (at the time of conversion) of $6,582,980 owing to Halo as per the terms of the convertible debenture agreement.

On April 20, 2022, Akanda, Cannahealth, The Flowr Corporation (“Flowr”) and Holigen Limited (“Holigen”), a wholly-owned subsidiary of Flowr entered into a share purchase agreement (the “Holigen Agreement”) whereby Cannahealth would acquire 100% of the ordinary shares of Holigen, which is the holding company of RPK Biopharma, Unipessoal, LDA (“RPK”), a cultivator and manufacturer of medical cannabis products based in Portugal (the “Holigen Acquisition”). The Holigen Acquisition closed on April 29, 2022. The Purchase Price for the Holigen Acquisition was comprised of (i) of $3,000,000 in cash and (ii) 190,000 Common Shares of Akanda (pre-reverse stock split). Concurrent with the closing of the Holigen Acquisition, Akanda purchased 14,285,714 Common Shares of Flowr for an aggregate purchase price of CAD$999,999.98.

On July 15, 2022, our indirect wholly-owned subsidiary Bophelo, a Lesotho company, was placed into liquidation by the High Court of Lesotho (the “Lesotho Court”) pursuant to an unauthorized application and request (the “Liquidation Application”) that was filed by Louisa Mojela, our former Executive Chairman, who was terminated as Executive Chairman of Akanda in July 2022, and the Mophuti Matsoso Development Trust, which we believe was established by Ms. Mojela. Mr. Chavonnes Cooper of Cape Town, South Africa, was appointed by the Lesotho Court as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. We intend to seek to recover significant loans made to Bophelo to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs in the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation. As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our Inquiry into the liquidation confirms that the process is complete.

On August 9, 2022, we entered into a cooperation agreement with Cansativa GmbH to allow the Cansativa platform to supply the German market with dried flowers from Akanda’s then EU-GMP certified indoor grow facility in Sintra, Portugal. In April 2024, the Company completed the transaction with Somai for the sale of RPK and as a result will not continue with the cooperation agreement.

On March 9, 2023, we implemented a 1-for-10 reverse stock split of our Common Shares. Every 10 shares of our issued and outstanding Common Shares were automatically converted into one issued and outstanding common share. No fractional shares were issued as a result of the reverse stock split. Instead, any fractional shares that resulted from the split were rounded down to the next whole number. The reverse stock split affected all shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s outstanding Common Shares, except for adjustments that resulted from the treatment of fractional shares.

On September 22, 2023, the Company entered an amended and restated option to purchase agreement with 1107385 B.C. LTD., pursuant to which the Company acquired an option to purchase a Canadian THC and CBD farming facility located at 1900 Ferne Road, Gabriola Island, British Columbia and related operations and licenses, pursuant to which, the key deal terms are as follows:

•        Akanda will issue a non-refundable payment equal to US$1,800,000 and if paid in Common Shares of Akanda will be based on formula to calculate the per share price as set forth in the agreement. The initial payment will be broken up into the First Option Payment, the Second Option Payment and the Third Option Payment, upon signing, 15 days after signing, 30 days after signing respectively.

•        This buys Akanda the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site. Additional payments will be made based upon milestones achieved from the development. Additional milestones include THC cultivation, sales of product, CBD cultivation, and Hemp cultivation. In the event all of the milestone payments are made or otherwise pays the full purchase price in the timeframes specified in the option agreement, the Company will have purchased the farming facility.

To date, Akanda has made the first three option payments and an additional $750,000 milestone payment as a result of our obtaining a hemp license from Health Canada in September 2024. We also anticipate making additional payments once the remaining milestones are achieved, of which we can give no assurance of success. To date, we have not yet cultivated any product from this farming facility.

Sale of RPK

On February 28, 2024, the Company entered into a share purchase agreement with Somai, Cannahealth and Holigen to sell all the shares of RPK to Somai for a consideration of $2,000,000. In addition, Somai agreed to assume up to 1,000,000 Euros of current liabilities and RPK’s debt with the senior secured lender bank, Caixa Agricola. In total, Somai agreed to assume approximately 4,000,000 Euros of debt. On April 1, 2024, the Company completed the transaction with Somai for the sale of RPK.

On June 12, 2021, we entered into a finder’s fee agreement with Cannera Holdings LTD, a British Columbia corporation, pursuant to which we agreed to pay to it a finder’s fee of 5% of the gross sales price of RPK payable at closing for identifying and introducing or otherwise assisting us with completing the sale of RPK. On February 28, 2024, we paid an invoice of $425,000 to Cannera.

Recent Developments — Registered Direct Offerings

On February 1, 2024, the Company entered into a securities purchase agreement with an accredited investor in On February 1, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering (the “Registered Direct Offering”) at market price in accordance with Nasdaq rules of 7,021 Common Shares at a purchase price of $16.240 per share, and pre-funded warrants to purchase 36,575 Common Shares at a purchase price of $16.236 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of February 2, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. The closing of the issuance of the Common Shares and pre-funded warrants occurred on February 2, 2024. The gross proceeds from the offering were approximately $708,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering. As of the date of this prospectus, all of the pre-funded warrants have been exercised in accordance with their terms.

On March 1, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a Registered Direct Offering of 9,197 Common Shares at a purchase price of $8.2176 per share, and pre-funded warrants to purchase 9,049 Common Shares at a purchase price of $8.2136 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of March 1, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. The closing of the issuance of the Common Shares and pre-funded warrants occurred on March 4, 2024. The gross proceeds from the offering were approximately $150,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering. As of the date of this prospectus, all of the pre-funded warrants have been exercised in accordance with their terms.

On March 4, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a Registered Direct Offering of 9,197 Common Shares at a purchase price of $6.7488 per share, and pre-funded warrants to purchase 9,325 Common Shares at a purchase price of $6.7448 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of March 4, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. The closing of the issuance of the Common Shares and pre-funded warrants occurred on March 5, 2024. The gross proceeds from the offering were approximately $125,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering. As of the date of this prospectus, all of the pre-funded warrants have been exercised in accordance with their terms.

On May 17, 2024, the Company entered into a securities purchase agreement with an accredited investor in connection with the issuance and sale by the Company in a registered direct offering of 62,285 of the Company’s Common Shares at a purchase price of $4.124 per share, and pre-funded warrants to purchase 543,923 Common Shares at a purchase price of each pre-funded warrant equal to the price at which one Common Share is sold in the offering, minus $0.004, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of May 17, 2024, filed with the Securities and Exchange Commission. The Pre-Funded Warrants were immediately exercisable and have since been exercised in full. Univest Securities, LLC acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $100,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the Offering were approximately $2,500,000 before deducting Univest’s fees and other estimated expenses relating to the Offering. The closing of the offering occurred on May 17, 2024.

Also on May 17, 2024, the Company entered into an additional Purchase Agreement with an accredited investor in connection with the issuance and sale by the Company in a subsequent registered direct offering of 62,285 Common Shares, at a purchase price of $4.124 per Offered Share, and 301,440 Pre-Funded Warrants, pursuant to the Company’s effective shelf registration statement on Form F-3 (File No. 333-276577) and a related base prospectus, together with the related prospectus supplement dated as of May 20, 2024, filed with the Securities and Exchange Commission. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the Pre-Funded Warrant. Univest acted as financial advisor in connection with the offering, and in consideration therefor the Company paid Univest a total cash fee of four percent of the gross proceeds or $60,000. The Company also reimbursed Univest for out-of-pocket expenses. The gross proceeds from the offering were approximately $1,500,000 before deducting Univest’s fees and other estimated expenses relating to the offering. The closing of the offering occurred on May 20, 2024.

Recent Developments — Underwritten Public Offerings

On March 26, 2024, the Company entered into an underwriting agreement with Univest Securities, LLC as the underwriter in connection with the issuance and sale by the Company in an underwritten public offering of 77,186 Common Shares at a purchase price of $4.868 per share, and pre-funded warrants to purchase 949,930 Common Shares at a purchase price of $4.864 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.004 per share, pursuant to the Company’s effective registration statement on Form F-1 (File No. 333-277182) and a related preliminary prospectus, together with the related final prospectus dated as of March 26, 2024, filed with the Securities and Exchange Commission. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. The closing of the issuance of the Common Shares and pre-funded warrants occurred on March 27, 2024. The gross proceeds from the offering were approximately $5,000,000 before deducting the financial advisor’s fees and other estimated expenses relating to such offering. As of the date of this prospectus, all of the pre-funded warrants have been exercised in accordance with their terms.

Recent Developments — Shareholder Meeting and Reverse Stock Split

On March 22, 2024, the Company held its 2023 annual shareholder meeting and a special meeting of shareholders. The shareholders of the Company approved the following proposals, amongst others:

•        authorize the board of directors to select one or more share Consolidation ratios of between 10 pre-consolidation Common Shares for one (1) post-consolidation Common Share and 100 pre-consolidation Common Shares for one (1) post-consolidation Common Share, provided that, (A) the cumulative effect of such share consolidation shall not result in a consolidation ratio that exceeds 100 pre-share consolidation Common Shares for one (1) post-share consolidation Common Share, and (B) such share consolidation occurs prior to the earlier of the 12 month anniversary of the shareholders meeting and the next annual meeting of shareholders.

•        a new thirty percent (30%) evergreen 2024 Equity Incentive Plan, which was adopted by the board of directors on February 26, 2024.

•        authorize the Proposed RPK Sale Transaction.

As a result, the Company implemented a 1-for-40 reverse stock split on its common shares effective May 23, 2024, with trading on a split-adjusted basis at the market open on that day. Upon the effectiveness of the reverse stock split, every 40 shares of the Company’s issued and outstanding common shares automatically converted into one issued and outstanding common share. The reverse stock split affected all shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s outstanding common shares, except for adjustments that may have resulted from the treatment of fractional shares.

The Company intends to implement an additional reverse stock split based on and subject to the parameters and limitations adopted by the shareholders at the March 22, 2024 shareholders meeting. The Company does not yet know the record date, the date of implementation, or the consolidation ratio of any such additional reverse stock split, and will announce all such information on a Form 6-K once known. The Company reserves the right to not implement any such additional reverse stock split.

Recent Developments — Nasdaq Stockholders Equity Requirement

On May 14, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, indicating that based on the Company’s shareholders’ equity of $(3,828,892) for the fiscal year ended December 31, 2023, the Company was no longer in compliance with the minimum shareholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders Equity Requirement”) for continued listing on Nasdaq.

Between February 2024 and May 2024, the Company raised an aggregate of approximately $10.0 million from the public sales of its securities. Also, on April 1, 2024, the Company sold RPK for gross proceeds of $2.0 million, before fees and expenses.

As a result of the foregoing events, the Company believes it has regained compliance with the Stockholders Equity Requirement. Nevertheless, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

Our Business

Background

We are a cannabis cultivation, manufacturing and distribution company whose mission is to provide premium quality medical cannabis products to patients worldwide. We are an early stage, emerging growth company headquartered in London, the United Kingdom. We have a limited operating history and minimal revenues to date. Canmart is our operating and wholly-owned subsidiary. We expect to expand their local operations and develop sales channels of our medicinal-grade cannabis products and cannabis based medical and wellness products in international markets and in particular, in Europe.

Canmart Ltd

Our indirect wholly-owned subsidiary Canmart Ltd., a company incorporated under the laws of England and Wales, is a licensed importer and distributor of cannabis-based products for medicinal use in humans, or CBPMs, in the United Kingdom (UK). Canmart held a Controlled Drug License issued by the Home Office to possess and supply CBPMs in the UK. This license was renewed on May 24, 2024, and we expect to apply for renewal in January 2025 as the license needs to be renewed annually. Canmart additionally filed an application to increase import capabilities to Schedule 1 (bulk product); however, we decided to not take up the Schedule 1 license and focus on where our expertise lie in the distribution of goods safely and effectively. Canmart can continue with its day to day business under the conditions of its existing license for Schedule 2 that was renewed on May 24, 2024. Canmart continues to receive new import licenses issued by the UK Home Office for every specific shipment of CBPMs and Canmart has thus far successfully imported over 100 kgs of product for distribution in the UK. Canmart continues to import product regularly from various distributors and stores all product at its warehouse, which it anticipates expanding in the near future to accommodate Canmart’s planned market expansion. Canmart holds both a Manufacturer’s Specials License for importation of CBPMs and a Wholesale Distribution Authorization from the Medicines and Healthcare Products Regulatory Agency. Canmart has product in stock and is regularly making sales. This year, Canmart has so far sold over 125 kg of product.

Canmart commenced importing and distributing CBPMs in 2020. Under the current controlled drugs regulatory regime, Canmart is only able to supply to dispensing pharmacists and other wholesale distributors, tied in with prescribing and clinic partners. However, Canmart has shifted its plan from Canmart-owned and operated clinics and pharmacies to instead providing third party and specialist import and distribution services for Schedule 2 products including CBPMs. Canmart continues to work further with premium product suppliers to bring safe, effective and required products to market that patients demand, and works with existing and new clinical cannabis operations in the UK to provide third party products.

Cannahealth Limited

Our direct wholly-owned subsidiary Cannahealth, a Republic of Malta company, is a holding company of all the ownership interests in Canmart and Holigen. Cannahealth does not engage in any operations.

Holigen Limited

In May 2022, our wholly owned subsidiary, Cannahealth, acquired 100% of the ordinary shares of Holigen and its wholly-owned operating subsidiary, RPK Biopharma Unipessoal, LDA from the Flowr Corporation. Through its operations in RPK, Holigen is a producer of premium EU GMP grade indoor grown cannabis flower. The acquisition of Holigen enabled us to produce EU GMP grade cannabis flower for the European market, in particular Germany and the UK.

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, Akanda entered an option to purchase agreement for Canadian farming property in British Columbia, including related operations and licenses, from 1107385 B.C. LTD. On September 22, 2023, Akanda entered an amended and restated purchase agreement with 1107385 B.C. LTD for the property. We plan to develop THC and CBD facilities at this site. We agreed to issue a non-refundable payment equal to $1,800,000, broken up into three payments, and if paid in our Common Shares will be based on a formula to calculate the per share price as set forth in the agreement. On September 22, 2023, we paid the first payment by issuing 21,997 Common Shares. On April 4, 2024, we paid the second payment of $600,000 and the third payment of $600,000. Additional payments to the seller will be made based upon milestones achieved from the development, including THC cultivation, sales of product, CBD cultivation, and hemp cultivation. On September 5, 2024, Health Canada approved a hemp license for Akanda’s subsidiary, 1468243 B.C. LTD, which triggered another milestone. As a result, Akanda was required to pay an additional $750,000 to the seller within ten business days of the milestone event and made the payment on September 16, 2024. To date, we have not yet cultivated any product from this land.

Competition

United Kingdom

The United Kingdom’s CBPM market is a highly regulated and restricted operational environment. CBPMs is supplied as a “special’s medication” with no marketing authorization for medical claims. Canmart has identified an opportunity to grow its business in the expanding CBPM sector by establishing direct sales channels to patients. Our primary competition is from three established suppliers including The Lyphe Group, the pioneer in this sector which operates The Medical Cannabis Clinics, Grow Pharma and IPS Pharma which are established specials formulators and have moved to supplying medical cannabis through their associated clinics. Canmart is establishing sales channels to communicate and market directly to patients as an innovative and disruptive sales model in this field. Canmart’s strategy is to expand its customer base and market size by identifying patients with specific conditions and needs and providing easy-to-access education and consultations to patients about medical benefits of CBPMs based on observational clinical studies from international studies.

Canada

CBD

The industry in which we operate is subject to intense and increasing competition. The Canadian hemp industry has stabilized around 29,309 acres in 2023, and Canada has established a global leadership position in producing hemp grain for food. The Hemp industry maintains that hemp could become Canada’s next “canola”. Innovation and technology development in this industry has been almost exclusively privately funded and enabled to date. CBD competitors include Charlotte’s Web, Cresco Labs, and the Valens Company.

THC

Some of the larger competitors in this segment include Aurora Cannabis, Canopy Growth, Aphria, CannTrust Holdings, and Aleafia Health. We believe this market is worthwhile to enter as long as we can keep costs down and deliver high yields. According to Health Canada, as of 2023, there was 63.2 million square feet of outdoor area licensed for cannabis production and 16.3 million square feet of greenhouse and indoor areas for cannabis production. These numbers are down from the peak of 76.7 million square feet of outdoor area in 2021 and the peak of 23.9 million square feet of indoor area in 2020.

Inflation and Seasonality

The facility at 1900 Ferne Road in British Columbia, when complete, will be an indoor facility. Seasonality is not expected to have an effect on the harvest month to month or season to season; however, as the property is located in British Columbia, seasonality can be reasonably expected to impact logistics on occasion due to weather. Inflation has increased operating and production costs globally. Increased labor costs, as well electrical and material costs such as fertilizer have had an impact on net revenue. See Item 5 of this Annual Report for a discussion of our operating and financial results which reflect indoor cultivation operations from our former subsidiary, RPK in Portugal.

Property, Plant and Equipment

Canmart currently has access to use a 30,000 square foot warehouse in Somerset, United Kingdom, which is owned by D&D Investments Limited which is owned by certain directors of Canmart. Canmart does not pay any rent for the use of the warehouse and the owner may demand the vacation of the warehouse by Canmart at any time. Canmart expects to enter into a lease agreement with the owner with specified lease terms and to pay rent under the lease or Canmart expects to find a larger warehouse to accommodate.

On September 19, 2023, Akanda entered an option to purchase agreement for Canadian farming property in British Columbia, at 1900 Ferne Road, Gabriola Island, British Columbia, including farming land and related operations and licenses, from 1107385 B.C. LTD. The agreement was amended and restated on September 22, 2023 and provides the Company a two-year option to purchase. We plan to develop THC and CBD facilities at this site. Additional payments to the seller will be made based upon milestones achieved from the development, including THC cultivation, sales of product, CBD cultivation, and hemp cultivation. To date, three option payments have been made and an additional milestone was achieved and paid in September 2024 with the issuance of a hemp license.

Human Capital Resources

Our Commitments and Values

Our Company’s motto of “Grow. Move. Heal.” relays Akanda’s vision to create a climate embodying positive change in the medical cannabis industry. Our Company is committed to building a seed-to-patient supply chain, connecting patients in the United Kingdom with diverse products including cultivated cannabis products. We create an atmosphere of positive change by relying on diverse opinions and perspectives, leveraging cross-cultural competencies, and helping each employee, along with the business itself, actualize their full potential.

We continue to focus on developing a culture of compliance, which includes training for the Company’s employees on applicable corporate policies, including our Code of Conduct, Insider Trading and Trading Window Policy, and Corporate Governance Guidelines.

As of August 20, 2024, Akanda, as a holding company, had a total of 5 employees. However, we recognize that our success is based on the dedication and hard work of our subsidiaries’ employees, who put Akanda’s vision and values into practice in their daily operations. As of August 20, 2024, none of our employees were represented by labor unions or subject to collective bargaining agreements. As previously expressed, we have not yet begun cultivation operations at our British Columbia location.

Our human capital resource management approach is based on the following:

•        Talent Acquisition and Development.    We rely on talented employees and will need to more knowledgeable and passionate talent as our operations expand throughout our subsidiaries in both the U.K. and Canada.

•        Diversity and Inclusion.    We are committed to creating a diverse and inclusive workplace, where all employees feel valued, respected, and supported. We are focused on strategies for increasing diversity, promoting inclusivity, and reducing biases across the organization. Further, we seek to continue to decrease any stigma or bias associated with cannabis. Diversity and inclusion is a priority for our Company, and Akanda wants talented people from a variety of backgrounds both in our team and in our subsidiaries’ teams.

•        Health and Safety.    We are committed to providing a safe and healthy workplace for all employees.

•        Compensation and Benefits.    We strive to provide competitive compensation and benefits that align with industry standards and reflect the value that our employees bring to the organization.

•        Employee Engagement.    We want our employees to be satisfied and engaged in their career with Akanda, as we believe that engaged employees are more productive, innovative, and committed to the Company’s success as a whole.

REGULATION

Regulatory Framework in the United Kingdom

CBD Regulation — Overview

Cannabis, cannabis resin, cannabinol and other cannabinol derivatives (among others) are listed as Class B controlled drugs under Schedule 2, of the Misuse of Drugs Act 1971, or the MDA, based on a harms assessment. They are also listed under Schedule 1 to the Misuse of Drugs Regulations 2001, or the MDR, together with other chemical constituents such as the cannabinoid THC (defined below). As such, it is unlawful to cultivate, possess, supply, produce, import or export these controlled drugs except under license. The Hemp (Third Country Imports) Regulations 2002 also require, except in specified circumstances, that hemp from non-EU countries be imported under a license and, in the case of hemp seeds other than for sowing, under an authorization.

CBD is one of the main chemical compounds found in the cannabis plant, together with THC. CBD, as an isolated substance (i.e. containing no THC) is not a controlled drug under the MDA/MDR. Unlike CBD, THC is the main “psychoactive” component of cannabis and is a controlled drug.

A CBD product containing THC (in any amount), or any other controlled cannabinoid under the regulations cannot be practically prescribed, administered or supplied to the public unless it is an ‘exempt product’ or a cannabis based product for medicinal use in humans, or CBPM. CBPMs are subject to further regulation and licensing given the medicinal purpose for which they are marketed and prescribed.

The U.K. Home Office (specifically, the Drugs & Firearms Licensing Unit, or DFLU) prescribes two separate licensing regimes relating to cannabis cultivation, according to whether the varieties are high THC (above 0.2% THC content) or low THC (below 0.2% THC content). A license is required to cover both cultivation and possession.

The sale of CBD products (i.e. the “finished products” following extraction and processing of CBD into products) is subject to additional regulations and licensing regimes — see below CBD Extraction for General Commercial Purposes and CBD Extraction for Medicinal Purposes for a more detailed discussion.

Controlled Drugs License

Companies wishing to possess, supply, produce/manufacture, import or export ‘controlled drugs’ can only lawfully do so under Controlled Drugs Licenses issued by the Home Office. Licenses are issued for specific drugs, entities and locations and cannot be transferred to other drugs, entities or locations.

Applications for a controlled drug license are submitted online and prospective licensees are advised that it can take up to 16 weeks for the Home Office to review and ensure that various security and record-keeping requirements have been met. Where an enhanced DBS check has been obtained within the last three years for all persons named on the application, such checks do not need to be repeated. The DFLU may also conduct site visits, where needed. The term of the license is one year from the date of issuance and further applications are required to be submitted for each license to be renewed.

Companies wishing to import ‘controlled drugs’ will need to apply to the Home Office for a separate import license for each shipment.

Canmart holds a Controlled Drug Licenses issued by the Home Office to possess and supply CBPMs in the United Kingdom. This license expires on February 3, 2022. Canmart is required to apply for import licenses from the Home Office for each individual shipment and has, as of 2021 when shipping of CBPMs to Canmart commenced, been successful in applying for those import licenses as required.

CBD Extraction for General Commercial (Retail) Purposes

CBD products such as CBD oil are becoming increasingly prevalent in the U.K. retail market. Where a CBD product contains a controlled drug (in any quantity) such as THC, the product needs to satisfy the requirements for an ‘exempt product’ under the MDR to be lawfully available to the public.

In general, an exempt product is a product containing a controlled drug that is: (a) not designed to be administered to a human being or animal, (b) not packaged in such a way that it can be recovered by readily applicable means, and (c) does not contain more than 1 mg (per container) of the controlled drug. All three prongs are required to be established, including significant testing by an independent and licensing U.K. company and the provision of comprehensive and independently verifiable research and information. Notably, the 0.2% THC threshold for the cultivation of industrial hemp does not apply to CBD finished products, Rather, only 1 mg of THC (per container) is permissible in any given product that is placed on the U.K. market.

CBD Extraction for Medicinal Purposes (Medical Cannabis)

CBPMs are preparations or products that: (a) contain cannabis or other cannabinol derivatives, (b) are produced for medicinal use in humans, and (c) are a medicinal product, substance or preparation for use as an ingredient in a medicinal product. A CBD preparation or product containing controlled cannabinoids (e.g., THC) which meets the three prongs of this definition may be classed as a CBPM.

Companies wishing to possess, supply and or import/export CBPMs will require a controlled drug license in addition to a high-THC cannabis cultivation license if they are involved in production/manufacturing, which are both issued by the Home Office, unless an exemption applies to that licensing requirement.

In addition, the regulation of CBPMs in the United Kingdom is undertaken by the Medicines and Healthcare Products Regulatory Agency, or MHRA. The MHRA is responsible for ensuring all medicines and medical devices in the United Kingdom are safe and appropriate in accordance with the Human Medicines Regulations 2012 (SI 2012/1916), or HMR. Under the HMR, CBPMs can only be manufactured and assembled in accordance with the specifications of a doctor listed on the General Medical Council Specialist Register and must meet a ‘special’ clinical need of the individual patient.

The manufacturer, assembler or importer/exporter of a CBPM must also hold a Manufacturer’s “Specials” License, which is granted by the Licensing Authority (specifically, the U.K. Ministers designated under the HMR) for all medicinal products for human use. The manufacturing, storage and/or assembly site and its operations will be inspected for compliance with the European Union’s “good manufacturing practice” and the conditions of the license. These require that the manufacture, storage and/or assembly is carried out under the supervision of appropriately qualified staff, including a named quality controller and production manager, who are acceptable to the Licensing Authority. License applications are submitted online to the MHRA and take approximately 90 business days to process.

The distributer of a CBPM must also hold a Distribution Authorization issued by the Licensing Authority. All distributers of medicinal products for human use must have a similar license. Canmart holds both a Manufacturer’s Specials License for importation of CBPMs and a Wholesale Distribution Authorization.

CBD Sales and “Novel Food” Status

In the United Kingdom, the sale of CBD products falls under the regulatory purview of the U.K. Food Standards Agency, or the FSA. The FSA, in turn, follows the guidance and regulations set by the European Union, specifically the European Food Standards Agency, the EFSA, and the European Commission, or the EC, respectively.

In November 2015, the European Parliament and the Council of the European Union adopted a new regulation on novel food, Regulation (EU) 2015/2283, or the Novel Food Regulation, with the intent of making the novel food authorization process more efficient while ensuring high standards of food safety for consumers. The Novel Food Regulation came into force on January 1, 2018.

The Novel Food Regulation provides that a food is “novel” if it has not been used for human consumption to a significant degree within the European Union before May 15, 1997. The regulations further provide that a food stuff will be authorized only if it can be demonstrated that the product is safe, properly labeled so as to not mislead consumers and is not nutritionally disadvantageous.

On January 15, 2019, the EC updated the European Union’s Novel Foods Catalogue, specifically, the entries relating to cannabis sativa and cannabinoids, to include other cannabinoids extracts used in food and food supplements and hemp-derived products in food.

While the Novel Foods Catalogue is non-exhaustive and carries no legal effect, it is frequently updated and amended with input from Member States and is used as reference by authorities in EU countries to aid enforcement of the Novel Food Regulation. A novel food can only be sold in the European Union once it has successfully gone through the authorization process (involving a safety risk assessment) and an implementing act is published authorizing the addition of the novel food to the Novel Foods Catalogue. This process can take up to 18 months from receipt of the initial application. The United Kingdom has adopted the EU Novel Foods regime as retained EU law and the FSA has confirmed it will follow the EFSA. Therefore products new to market will require novel food authorization from the FSA prior to being made available and marketing. There is also a currently a regime in place to allow for products that were already on the market prior to early 2020 to apply for retroactive novel food authorization.

Proceeds of Crime Act or POCA

POCA addresses money-laundering offences in the United Kingdom. Under POCA, a person or entity commits a principal money laundering offence if they:

(a)     conceal, disguise, convert or transfer criminal property;

(b)    enter into or become concerned in an arrangement which he knows or suspects facilitates the acquisition, retention use of control of criminal property by or on behalf of another person; or

(c)     acquire criminal property.

Property is criminal property if it constitutes a person’s benefit from criminal conduct and the alleged offender knows or suspects that it constitutes such a benefit.

Criminal conduct is conduct that constitutes an offence in any part of the United Kingdom or in the case of overseas conduct would constitute an offence in any part of the United Kingdom if it occurred there. This is relevant for U.K. companies that operate in the medicinal cannabis industry as they may have relationships with medicinal or recreational cannabis companies that operate legally in non-U.K. jurisdictions, however whose activities would be caught by POCA, and for U.K.-based investors who are investing in cannabis-related investments.

There are defenses available to the money laundering offences, principally making an authorized disclosure prior to the offence being committed and gaining appropriate consent from the National Crime Agency (“NCA”) to receive the criminal property in question, and receiving the property for adequate consideration, as in the case of a contract.

Canmart will take into consideration any potential POCA applications when dealing with non-U.K. companies and will act accordingly to ensure compliance with POCA.

Regulatory Framework in the European Union

Germany

In March 2017, Germany legalized cannabis for medicinal purposes. Since then, Germany has rapidly become Europe’s leading medical cannabis market. Germany’s federal regulator, BfArM, takes a progressive approach to legal cannabis reimbursing patients for treatment via public insurers. Apart from dentists and veterinarians, any physician is authorized to prescribe medical cannabis. There are no limitations on which medical conditions are eligible for cannabis treatment. Together with the affordability granted by reimbursement and clear regulations around distribution and dispensation, patient access is greater than anywhere else in Europe.

Regulatory Framework in Canada

On October 17, 2018, the Cannabis Act (S.C. 2018, c. 16) (the “Cannabis Act”) and the regulations enacted under the Cannabis Act, which set out the rules and standards that apply to the production, distribution, sale, importation and exportation of cannabis by federal license holders (the “Cannabis Regulations”), came into force, legalizing the sale of cannabis for adult recreational use. Cannabis in Canada is subject to a complex regulatory framework arising from federal, provincial, and territorial legislation. The Cannabis Act and the Cannabis Regulations provide the framework for legal access to medical and non-medical cannabis, and control and regulate its production, distribution, sale, import and export. The provinces and territories of Canada have enacted legislation to control and regulate how non-medical cannabis is distributed and sold within their respective jurisdictions.

On October 17, 2019, October 17, 2020 and December 2, 2022, subsequent amending regulations titled the came into force that, among other things, expanded the scope of the Cannabis Act and Cannabis Regulations to enable the sale of certain categories of cannabis, including cannabis extracts, topicals and edibles, and set THC content limits for certain categories of cannabis products.

Prior to the Cannabis Act and the Cannabis Regulations coming into force, only the sale of medical cannabis was permitted and it was regulated by the Access to Cannabis for Medical Purposes Regulations (the “ACMPR”) made under the Controlled Drugs and Substances Act (Canada) (the “CDSA”). The Cannabis Act and the Cannabis Regulations replaced the CDSA and the ACMPR as the governing laws and regulations in respect of the cultivation, processing, sale and distribution of cannabis (including cannabis oil extract) in Canada.

Canada’s regulatory framework for cannabis is constantly evolving and both the Canadian Ministry of Health for Canada (“Health Canada”), which has regulatory oversight over and administration of the Cannabis Act, and provincial and territorial regulators frequently release and update guidance to assist the industry in interpreting and applying the applicable laws to their operations.

Licensing

The Cannabis Regulations establish six classes and various sub-classes of licenses that authorize specific activities, namely: (1) cultivation (standard cultivation, micro-cultivation, nursery); (2) processing (standard processing, micro-processing); (3) sales (sale for medical purposes); (4) analytical testing; (5) research; and (6) and cannabis drug license. Licensing requirements and authorized activities vary by class and sub-class, and authorized activities can also be narrowed by conditions described in individual licenses when they are issued.

Health Canada is responsible for reviewing and approving all federal licensing applications. While Health Canada does provide service standards for new applications, renewals, and amendments, they are not guaranteed and may not always be met. The volume of applications in queue or under review by Health Canada, the complexity of an application or amendment, and the quality of the submission, among other factors, can impact the duration of the review process, creating uncertainty in timelines. After a license is issued, it is the holder’s responsibility to comply with all applicable requirements in the Cannabis Act and Cannabis Regulations, including periodic inspections by Health Canada to ensure continued compliance.

Security Clearances

Certain people associated with cannabis licensees, including individuals occupying a “key position” such as directors, officers, large shareholders, and individuals identified by the Minister of Health (the “Minister”), must hold a valid security clearance issued by the Minister. The Minister considers many factors and may refuse to grant security clearances to individuals with, among other things, organized crime associations or past convictions for, or in association with, drug trafficking, corruption, or violent offences. Individuals who have a history of nonviolent, lower-risk criminal activity (for example, simple possession of cannabis, or small-scale cultivation of cannabis plants) are not precluded by legislation from participating in the legal cannabis industry, and the granting of security clearance to such individuals is at the discretion of the Minister.

Cannabis Tracking System

The Cannabis Tracking and Licensing System (“CTLS”) was established by Health Canada to, among other things, track cannabis throughout the supply chain to help prevent diversion of cannabis into, and out of, the illicit market. Under the CTLS, holders of a cultivation, processing and/or sale for medical purposes licenses are required to submit monthly reports to Health Canada setting out inventory levels of finished and unfinished cannabis for each cannabis class.

Cannabis Products

The Cannabis Act differentiates between cannabis depending on its form (referred to as “classes” of cannabis in the Cannabis Act) and only permits the sale of specified classes of cannabis. Upon enactment of the Cannabis Act on October 17, 2018, these classes included dried cannabis, fresh cannabis, cannabis plants, cannabis seeds, and cannabis oil. On October 17, 2019, edible cannabis, cannabis extracts and cannabis topicals were added to the authorized classes of cannabis, also known as “Cannabis 2.0”). Cannabis oil was subsumed into cannabis extracts and ceased to exist as a standalone class as of October 17, 2019.

Health Products and Cosmetics Containing Cannabis

Health Canada has taken a scientific, evidence-based approach to the oversight of health products containing cannabis that are approved with health claims, including prescription and non-prescription drugs (human and veterinary), medical devices, natural health products (“NHPs”), and veterinary health products. Drugs, NHPs, and veterinary health products may only contain parts of the cannabis plant that are not subject to the Cannabis Act, and Industrial Hemp derivatives that do not contain isolated or concentrated phytocannabinoids or synthetic duplicates thereof (e.g. THC, CBD, etc.). Per Health Canada’s Cosmetic Ingredient Hotlist, the use of cannabis species (hemp) derivatives (other than certain hemp seed derivatives containing no more than 10 parts per million THC) in cosmetics, are permitted, subject to the provisions of the Cosmetic Ingredient Hotlist and the Industrial Hemp Regulations. Cosmetics must not contain isolated or concentrated phytocannabinoids or synthetic duplicates thereof.

Packaging and Labelling

The Cannabis Regulations set out a comprehensive approach to the packaging and labelling of cannabis products. This approach helps to promote informed consumer choice and encourage the safe handling and storage of cannabis. All cannabis products must be packaged in plain packaging that is child-resistant and tamper-evident and displays a variety of information such as the standardized cannabis symbol, THC and CBD potency, and prescribed health warning messages.

Promotion

The Cannabis Act and Cannabis Regulations outline several prohibitions that can potentially apply to anyone who may be involved in the promotion of cannabis, cannabis accessories and services related to cannabis, or related activities. These prohibitions are intended to protect public health and safety, including by protecting the health of young persons by restricting their access to cannabis, and young persons and others from inducements to use cannabis.

Cannabis for Medical Purposes

With the Cannabis Act and the Cannabis Regulations coming into force on October 17, 2018, the medical cannabis regime migrated from the CDSA and the ACMPR to the Cannabis Act and the Cannabis Regulations. The medical cannabis regulatory framework under the Cannabis Act and the Cannabis Regulations remains substantively the same as under the CDSA and the ACMPR, with adjustments to create consistency with rules for non-medical use, improve patient access, and reduce the risk of abuse within the medical access system.

Under Part 14 of the Cannabis Regulations, patients maintain three options for obtaining cannabis for medical purposes: (i) they can continue to access cannabis by registering with licensees holding a license to sell for medical purposes; (ii) they can register with Health Canada to produce a limited amount of cannabis for their own medical purposes; or (iii) they can designate someone else to produce cannabis for them. With respect to (ii) and (iii), starting materials, such as plants or seeds, must be obtained from licensees. Starting materials for personal production, such as plants or seeds, must be obtained from a license holder.

Provincial and Territorial Regulatory Regimes

Provinces and territories of Canada are authorized to license and oversee the distribution and sale of non-medical cannabis to adult consumers in their respective jurisdictions. As a result, regulations pertaining to the sale and distribution of non-medical cannabis vary from province to province and territory to territory.

The Cannabis Act prohibits individuals aged 18 years or older from possessing more than 30 grams of dried cannabis (or its equivalent) in public and from the personal cultivation of more than four plants at any one time. Provinces and territories have the flexibility to increase the minimum age of consumption, lower possession limits, and set added requirements on personal cultivation within their respective jurisdictions. Provinces and territories can also restrict where cannabis can be consumed in public.

The following chart outlines basic details regarding the current regulatory regime by province and territory. The possession limit of 30 grams remains unchanged in all provinces.

Province/Territory	Legal Age	Where it is Legal to Purchase
Alberta	18	Private licensed stores or government-operated online store
British Columbia	19	Government-operated stores or online, or private licensed stores
Manitoba	19	Private licensed stores or online
New Brunswick	19	Government-operated stores or online, or private licensed stores
Newfoundland and Labrador	19	Private licensed stores or government-operated online store
Northwest Territories	19	Government-operated stores or online, or private licensed stores
Nova Scotia	19	Government-operated stores or online
Nunavut	19	Government-operated online store
Ontario	19	Private licensed stores or government-operated online store
Prince Edward Island	19	Government-operated stores or online
Quebec	21	Government-operated stores or online
Saskatchewan	19	Private licensed stores or online
Yukon	19	Government-operated online store or private licensed stores

Industrial Hemp

The regulatory framework for industrial hemp is set out in the Industrial Hemp Regulations. Industrial hemp is defined under the Industrial Hemp Regulations as a cannabis plant — or any part of the plant — in which the concentration of THC is 0.3% (weight by weight) or less in the flowering heads and leaves.

Under this framework, a license from Health Canada is required in order to conduct various activities with industrial hemp. These activities include the cultivation, sale, import, export, cleaning, preparing, and processing of certain parts of the industrial hemp plant. Not every activity that involves industrial hemp falls within the scope of the Industrial Hemp Regulations and may instead fall under the Cannabis Regulations. For example, the extraction of phytocannabinoids from the flowering heads, leaves and branches of the plant requires a processing license under the Cannabis Regulations. Additionally, only seeds of approved industrial hemp varieties which have a THC level lower than 0.3% in their leaves and flowering heads, can be planted.

In addition to obtaining a license, industrial hemp license holders must comply with the Cannabis Act and Cannabis Regulations, and with other applicable federal, provincial and territorial legislation and municipal by-laws.

Inflation and Seasonality

The planned facility in British Columbia is an indoor facility. Seasonality is not expected to have an effect on the harvest month to month or season to season; however, as the property is located in British Columbia, seasonality can be reasonably expected to impact logistics on occasion due to weather. Inflation has increased operating and production costs globally. Increased labor costs, as well electrical and material costs such as fertilizer have had an impact on net revenue. See Item 5 of this Annual Report for a discussion of our operating and financial results which reflect indoor cultivation operations from our former subsidiary, RPK in Portugal.

MANAGEMENT

Our Executive Officers and Directors

The following table sets forth our directors and senior management, their age and the positions they held at the time of the offering.

Name	Age	Position
Katharyn Field(1)	41	Interim Chief Executive Officer and Executive Director
Gurcharn Deol	56	Chief Financial Officer
Christopher Cooper(2)	53	Director
Jatinder Dhaliwal(2)	35	Director
David Jenkins(2)	43	Director

____________

(1)      Ms. Field is the Chief Executive Officer of Halo, which is a shareholder and creditor of the Company.

(2)      Independent Director.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Katharyn Field has served as our Executive Director since July 2022 and Interim Chief Executive Officer since February 2023. Ms. Field is also currently CEO and Chairman of Halo, a position she has held since June 2022. Ms. Field is currently a director of AERWINS Technologies Inc. and Virpax Pharmaceuticals, which are both publicly traded companies. From February 2020 to June 2022, Ms. Field served as the president of Halo and from April 2019 through February 2020, she served as the Chief Strategy Officer. Ms. Field’s resume includes positions at the Brookings Institution, from October 2005 to May 2009 and Bain & Company from September 2011 to March 2013. In 2014, she entered the cannabis industry and led the procurement, build out, and sale of one of five original vertically integrated companies with state licenses in Florida. Subsequently, Ms. Field operated a strategy consulting practice focused on cannabis and also worked at MariMed from May 2018 to January 2019 as Executive Vice President of Corporate Development. Ms. Field was elected as a member of Sway Energy Corporation’s board of directors from February 2021 to May 2022. Ms. Field also completed an internship in the public liaison’s office of The White House during the George W. Bush administration. Ms. Field holds an MBA from Columbia Business School and a BA with honors from Stanford University.

Gurcharn Deol has served as our Chief Financial Officer since December 4, 2023. Mr. Deol is a multi-industry executive with over 35 years of public company management experience. Mr Deol is currently a director of Green Battery Metals Corp, Trilogy AI Corp and Bayridge Resources Corp., which are all public companies trading on the Canadian Stock Exchanges. Mr. Deol’s recent experiences include being a director or in management of numerous Canadian private and public companies including CEO of Bayridge Resources Inc., a director of Trilogy AI Corp (new name for Ambari Brands Inc)., Green Battery Minerals Inc., Argyle Resources Corp and Neotech Metals Inc. He has been involved in initial IPOs being established which required taking private companies in Canada through the regulatory process of going public. Mr. Deol holds a B.A., M.A., PhD in Physiological and Counseling Psychology.

Jatinder Dhaliwal has served as one of our directors and as a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee since July 2022. Mr. Dhaliwal is a registered pharmacist and has significant capital markets experience, having served as CEO and director of multiple publicly traded cannabis companies. Mr. Dhaliwal is currently a director and Chief Executive and Financial Officer at Binovi Technologies Corp., a position that he has held since January 2022; a director at LQR House Inc., a position that he has held since August 2023; a director at Virpax Pharmaceutical Inc, a position that he has held since July 2024; was a director and Chief Executive at Kiaro Holdings Corp., a position that he held from August 2022 to May 2023; was a director at Makara Mining Corp., a position that he held from August 2021 to March 2022; a director and CEO at Global Health Clinics Ltd., a position that he has held since March 2019; a director and CEO at EGF Theramed Health Corp., a position that he held from January 2022 to August 2022; a director at Ravenquest Biomed Inc, a position that he has held since November 2019; and a director at Intact Gold Corp., a position that he held from November 2019 to June 2020. Mr. Dhaliwal holds a Bachelor of Pharmacy from the University of British Columbia and a Bachelor of Science in Biology from the University of Victoria.

David Jenkins has served as one of our directors and as a member of our Audit Committee and our Compensation Committee since February 2023. Mr. Jenkins is currently a director at Binovi Technologies Corp., a position that he has held since December 2021; a director at Kiaro Holdings Corp. (TSXV: KO), a position that he has held since August 2022 and intern CEO and CFO of Kiaro since June 2023; a director at Levitee Labs., a position that he has held since January 2022; a director at Pontus Protein Ltd. (TSXV: HULK), a position that he has held since March 2022; a director at Boundary Gold & Copper Mining Ltd., a position that he has held since July 2020; a director at Montego Resources Inc., a position that he has held since January 2020; and a director at Quantum Battery Metals Corp., a position that he has held since January 2020.

Christopher Cooper has served as one of our directors and as a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee since April 2024. Mr. Cooper has over 20 years of extensive business experience in all facets of corporate development, senior management, finance and operations, in both the private and public sectors. His experience includes spearheading growth strategies, financial reporting, quarterly and annual budgets, overseeing corporate administration, while achieving company objectives and maintaining internal cost controls. Mr. Cooper’s current primary occupation is a business consultant, and he serves as the president of Number 2 Capital Corp. Mr. Cooper has been serving as a director and CEO of Reparo Energy Partners Corp. since 2003, a director and CFO of Sweet Earth Holdings Corp since 2020, and an officer of Navco Pharmaceuticals Inc. since 2023. Mr. Cooper presently serves as a director of the following publicly traded companies: Planet Ventures Inc., Coloured Ties Capital, Manning Ventures Inc., Xcite Resources Inc., Atco Mining Inc., Starlo Ventures Ltd., Mojave Brands Inc., American Salars Lithium Inc., and Goldhaven Resources Corp. He has previously been a director of Bullion Gold Resources Corp., StartMonday Technology Corp., Anthem United Inc., Aroway Energy Inc., Edge Resources Inc., Fusion Gold Ltd., Harry Manufacturing Inc., Inform Resources Corp., Leocor Ventures Inc., Magnitude Mining Ltd., Valens Groworks Corp., Level 14 Ventures Ltd., New Leaf Ventures Inc., Savannah Minerals Corp., Global Helium Corp., and Spod Lithium Corp. Mr. Cooper was also a director of Counterpath Corporation (Nasdaq: CPAH) from 2005 to 2021, a Nasdaq listed company which was acquired by Alianza, Inc. in March 2021 for USD$25.6 million. Mr. Cooper was a director of Alpha Lithium Corporation from 2018 to 2023, which was acquired by Tecpetrol in October 2023 for approximately CAD$313 million. In addition, Mr. Cooper received his Bachelor of Business Administration from Hofstra University and his Master’s in Business Administration from Dowling College in New York.

Family Relationships

There are no familial relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, none of our directors or executive officers have, during the past ten years:

•        Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Contemporaneously with this offering, we anticipate that our Board of Directors will be composed of four directors. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to effectively satisfy its oversight responsibilities in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in the directors’ respective biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Board Practices

Introduction

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is composed of four directors. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to effectively satisfy its oversight responsibilities in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in the directors’ respective biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Election of Directors

Each of our officers holds office until his or her successor is appointed. Directors are elected to serve until the close of the next annual meeting of shareholders or until their successors have been elected or appointed.

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. Our Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. The Board of Directors, with the help of its nominating and ESG committee, will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Corporate Governance

We are a “foreign private issuer” under the federal securities laws of the United States and The Nasdaq Stock Market listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq listing standards.

Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under the Nasdaq Rules applicable to U.S. domestic issuers.

In particular, as a foreign private issuer, in accordance with and pursuant to the authority contained in Nasdaq Listing Rule 5615(a)(3), we may follow certain Canadian law and corporate practice in lieu of certain corporate governance provisions set out under the Nasdaq Rule 5600 Series, the requirement in Listing Rule 5250(b)(3) to disclose third party director and nominee compensation, and the requirement in Listing Rule 5250(d) to distribute annual and interim reports. Of particular note, the following rules under the Nasdaq Listing Rule 5600 Series may differ from Canadian law requirements:

•        Nasdaq Listing Rule 5605(b)(1) requires that at least a majority of the Company’s Board of Directors shall be independent directors, and Nasdaq Listing Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. We have three independent directors. Our independent directors meet regularly with other members of the Board and meet in executive session at least two (2) times per year.

•        Nasdaq Listing Rule 5620(c) sets out a quorum requirement of at least 33-1/3% of the outstanding shares with respect to meetings of shareholders. In accordance with Canadian law and generally accepted business practices, our bylaws (the “Bylaws”) provide that a quorum is met when at least two persons are present in person and are holding or representing by proxy not less than 10% of the votes attached to all shares entitled to vote at the meeting of shareholders. The quorum requirement provided in our Bylaws is consistent with applicable Canadian laws and corporate practices.

•        Nasdaq Listing Rule 5605(c)(2)(A) requires that the Company shall have an audit committee composed entirely of not less than three directors, each of whom must be independent. Our audit and risk committee is comprised of three directors, and each member of the audit and risk committee meets the independence requirements of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act.

•        Nasdaq Listing Rule 5605(d)(2)(A) requires, among other things, that the Company’s compensation committee include at least two members, each of whom is an independent director as defined under Nasdaq Listing Rule 5605(a)(2). Our compensation committee is comprised of three directors, and each member of the compensation committee meets the independence requirements of Nasdaq Listing Rule 5605(a)(2).

•        Nasdaq Listing Rule 5605(e) requires that the nominations committee include solely independent directors or is constituted by a majority of independent directors in a vote in which only independent directors participate. Our nominating committee is comprised of two directors, who meets the independence requirements of Nasdaq Listing Rule 5605(a)(2).

We followed home country rules with regard to the requirement to hold an annual shareholders meeting no later than one year after the Company’s fiscal year end, under Nasdaq Listing Rule 5620. In accordance with the laws in the Province of Ontario, Canada, we did not hold our annual shareholders meeting in the fiscal year 2023 and instead held it in fiscal year 2024 pursuant to an order to delay the calling of the annual meeting granted by the Ontario Superior Court of Justice pursuant to subsection 106(1) of the Business Corporations Act (Ontario). In addition, with regard to the underwritten public offering on March 27, 2024, we followed home country rules with regard to the requirement for shareholder approval for transactions other than “public offerings” under Nasdaq Listing Rule 5635. We may in the future elect to follow additional home country practices in Canada with regard to certain corporate governance matters.

Indemnification of Directors and Officers

In accordance with the Business Corporations Act (Ontario) and pursuant to the Bylaws of the Company, subject to certain conditions, the Company shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall not indemnify an individual unless the individual:

•        acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and

•        in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

•        An individual referred to above is entitled to an indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as described above, if the individual seeking an indemnity:

•        acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request;

•        in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

•        was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Committees of the Board

Audit Committee

Jatinder Dhaliwal, David Jenkins and Christopher Cooper currently serve as the members of our audit committee. Our board of directors has determined that each of Jatinder Dhaliwal, David Jenkins and Christopher Cooper meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. David Jenkins serves as the chairman of the audit committee.

Our audit committee is responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm any financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Jatinder Dhaliwal, David Jenkins and Christopher Cooper currently serve as the members of our compensation committee. Our board of directors has determined that each of Jatinder Dhaliwal, David Jenkins and Christopher Cooper meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Jatinder Dhaliwal serves as the chairman of the compensation committee.

Our compensation committee is responsible for, among other things:

•        determining and recommending to the Board of Directors for approval, the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;

•        reviewing or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing all employment agreement and severance arrangements for our executive officers;

•        reviewing and making recommendations to our Board of Directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Nominating Committee

Jatinder Dhaliwal and Christopher Cooper currently serve as members of our nominating and corporate governance committee. Our board of directors has determined that Jatinder Dhaliwal and Christopher Cooper meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Christopher Cooper is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee is responsible for, among other things:

•        identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by our Board of Directors;

•        overseeing succession planning for our executive officers;

•        periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;

•        overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees;

•        developing and recommending to our Board of Directors a set of corporate governance guidelines;

•        developing and recommending to our Board of Directors our ESG initiatives and programs.

Board Leadership Structure and Risk Oversight

Our Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. Our Board of Directors currently implements its risk oversight function as a whole. Each of the Board committees also provides risk oversight in respect of its areas of concentration and report material risks to the Board for further consideration.

Conflicts of Interest

There are potential conflicts of interest to which the directors, officers, and insiders of our Company will be subject in connection with the operations of our company. Some of the directors, officers and insiders are engaged in and will continue to be engaged in corporations or businesses which may be in competition with the business of our Company. Accordingly, situations may arise where the directors, officers and insiders will be in direct competition with our Company. The directors and officers of our Company have a fiduciary obligation to act in the best interests of our company, avoid conflicts of interest and to disclose to all other board members any relevant information about potential conflicts. They have the same obligations to the other companies in respect of which they act as directors and officers. Discharge by the directors and officers of their obligations to our company may result in a breach of their obligations to the other companies, and in certain circumstances this could expose our Company to liability to those companies. Similarly, discharge by the directors and officers of their obligations to the other companies could result in a breach of their obligation to act in the best interests of our Company. Such conflicting legal obligations may expose our company to liability to others and impair our ability to achieve our business objectives. All of the directors or officers of our Company have entered into non-competition or non-disclosure agreements with our Company. Conflicts, if any, will be subject to the procedures and remedies as provided under the Code of Ethics and Related Party Transaction Policy and applicable securities laws, regulations and policies.

Terms of Office

Each of our officers holds office until his or her successor is appointed. Directors are elected to serve until the close of the next annual meeting of shareholders or until their successors have been elected or appointed.

Director Independence

We use the definition of “independence” under applicable Nasdaq Listing Rules to make determinations regarding director independence. Under such definitions, the Company’s Board of Directors has affirmatively determined that each of Christopher Cooper, Jatinder Dhaliwal and David Jenkins is independent.

Code of Ethics

We have adopted a code of conduct that applies to our directors, chief executive officer and all senior financial officers of our company, including the chief financial officer, chief accounting officer or controller, or persons performing similar functions. The code of conduct is publicly available on our website at www.akandacorp.com/investors.

Written copies are available upon request. If we make any substantive amendment to the code of conduct or grant any waivers, including any implicit waiver, from a provision of the code of conduct, we will disclose the nature of such amendment or waiver on our website.

Shareholder Communications

We do not have a formal policy regarding shareholder communications with our Board of Directors. A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Chief Financial Officer, at Akanda Corp., 1a, 1b Learoyd Road New Romney TN28 8XU, United Kingdom.

MANAGEMENT COMPENSATION

Compensation of our Executive Officers and Directors

The following table sets forth information concerning the compensation of our executive officers and members of our Board of Directors for the fiscal years ended December 31, 2022 and 2023.

	Year	Salary ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Tejinder Virk	2023	73,341	—	—	—	—	—	73,341
(Former Chief Executive Officer)	2022	1,298,967	170,144	—	—	—	—	1,469,111
Katharyn Field	2023	111,968	—	—	—	—	—	111,968
(Interim CEO and Executive Director)	2022	34,798	—	—	—	—	—	34,798
Jatinder Dhaliwal	2023	111,968	—	—	—	—	—	111,968
(Director)	2022	34,798	—	—	—	—	—	34,798
Harvinder Singh	2023	111,968	—	—	—	—	—	111,968
(Former Director)	2022	34,798	—	—	—	—	—	34,798
David Jenkins	2023	79,949	—	—	—	—	—	79,949
(Director)	2022	—	—	—	—	—	—	—
Christopher Cooper	2023	—	—	—	—	—	—	—
(Director)	2022	—	—	—	—	—	—	—
Yuying Liang	2023	27,697	—	—	—	—	—	27,697
(Former Director)	2022	26,585		—	—	—	—	26,585
Trevor Scott	2023	—	—	—	—	—	—	—
(Former Chief Financial Officer)	2022	631,352	417,755	—	—	—	7,761	1,056,868
Shailesh Bushan	2023	—	—	—	—	—	—	—
(Former Chief Financial Officer)	2022	—	—	—	—	—	—	—
Gurcharn Deol	2023	3,407	—	—	—	—	—	3,407
(Chief Financial Officer)	2022	—	—	—	—	—	—	—
Total	2023	520,298	—	—	—	—	—	520,298
	2022	2,061,298	587,899	—	—	—	7,761	2,656,958

Director Compensation

We have four directors. We currently do not pay our directors who are executive officers additional compensation. We expect to compensate our non-executive directors for their director services. which will be settled in cash or partly in equity awards at the election of the non-executive director. Total non-executive director compensation is as follows:

•        an annual retainer of $75,000 ($112,500 for the lead independent director);

•        an initial equity award equal to the value of $100,000;

•        an additional $5,000 per annum for any non-executive director serving on a board committee ($6,000 if serving as chair of a board committee other than the audit and risk committee and $10,000 if serving as chair of the audit and risk committee).

Executive Employment Agreements, Arrangements or Plans

There are currently no executive employment agreements entered into and currently in place between the Company and its executive officers.

Stock Option Plan

The Company has a 2021 Equity Incentive Plan (the “Stock Option Plan” or the “Plan”) whereby it may grant options for the purchase of Common Shares, or Restricted Share Units, to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Plan will not exceed 20% of the issued Common Shares of the Company. The options are non-transferable and non-assignable and may be granted for a term not exceeding 5 years. The exercise price of the options will be determined by our Board of Directors at the time of grant but may not be less than the closing price of such shares on Nasdaq on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements.

Please refer to Note 15 of Akanda Group’s audited financial statements included in this prospectus for a discussion of Restricted Share Units issued in fiscal year 2023.

On March 22, 2024, the shareholders of the Company approved the 2024 Equity Incentive Plan (the “2024 Plan”, together with the 2021 Plan, the “Stock Option Plan”) whereby it may grant options for the purchase of Common Shares, or Restricted Share Units, to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Plan will not exceed 30% of the issued Common Shares of the Company. The options are non-transferable and non-assignable and may be granted for a term not exceeding 10 years. The exercise price of the options will be determined by our Board of Directors at the time of grant but may not be less than the closing price of such shares on Nasdaq on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements.

PRINCIPAL SHAREHOLDERS

Major Shareholders Share Ownership

The following table sets forth information about the beneficial ownership of our Common Shares as of September 18, 2024 by:

•        each of our executive officers and directors;

•        all of our executive officers and directors; and

•        each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our Common Shares.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of our Common Shares shown as “beneficially owned” (as determined by the rules of the SEC) by such shareholder, subject to applicable community property laws and except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.

Percentages of beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) are based on 2,594,686 Common Shares outstanding as of September 18, 2024.

Common Shares which may be acquired upon conversion of convertible securities or exercise of stock options or warrants which are currently exercisable or convertible or which become exercisable or convertible within 60 days after the date indicated in the table are deemed beneficially owned by the holder thereof.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Akanda, 1a, 1b Learoyd Road New Romney TN28 8XU, United Kingdom.

Percentage of Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage
Katharyn Field(2)	—	—
Gurcharn Deol	—	—
Christopher Cooper	—	—
Jatinder Dhaliwal	—	—
David Jenkins	—	—
All executive officers and directors as a group	—	—

____________

(1)      Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any Common Shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

(2)      Katharyn Field is the CEO and Chairman of Halo but does not have voting or dispositive power over the Common Shares held of record and beneficially owned by Halo. Ms. Field disclaims beneficial ownership of the Common Shares held by Halo.

For additional information about our principal shareholders, please see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management Compensation” above, the following includes a description of those transactions with related parties to which we are a party and which we are required to disclose pursuant to the disclosure rules of the SEC. Specifically, the following includes summaries of transactions or agreements, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Management Compensation” and “Principal Shareholders.”

Transactions with Related Parties

Secured convertible debenture

On November 3, 2021 (the “Issuance Date”), the Company entered into an agreement with Halo in which the Company issued Halo a secured convertible debenture with an initial value of $6,559,294. The notes were convertible into Common Shares of the Company’s capital receiving the number of shares, at its current market price, required to satisfy the principal and interest payable. The obligation to convert the note within six months of the Issuance Date is triggered by (a) an initial public offering by the Company on a stock exchange; (b) an amalgamation, arrangement, merger, reverse takeover, reorganization or similar event; (c) a sale or conveyance of all or substantially all of the property and assets of the Company to any arm’s length third party for consideration consisting of free trading securities and the subsequent distribution of all of such consideration to all of the holders of Common Shares, on a pro rata basis; (d) the sale or exchange of all or substantially all of shares of the Borrower for free trading securities. The debt bears interest at one percent per annum, matured on November 3, 2022 and is secured by all of the assets of the Company other than the interests in the securities of Bophelo Bio Science and Wellness (Pty) Ltd. and ranks ahead of all other debt issued by the Company. On March 15, 2022, upon completion of the Company’s initial public offering the Company issued 4,114 Common Shares to Halo Collective, Inc. (“Halo”) at a price of $1,600 per each Common Share (expressed retroactive to the reverse stock splits) to settle the principal amount of $6,559,294 plus accrued interest of $23,686 owing to Halo in terms of a convertible debenture agreement, which totaled $6,582,980 at the time of conversion.

Unsecured debenture

On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000.00 (the “Halo Note”). The Halo Note bears an interest rate of 7% per annum and has matured on June 25, 2023. If the amount payable is due, whether at stated maturity, by acceleration or otherwise, the overdue amount shall bear and accrue an interest rate of 1.25%. On July 25, 2023, the Company and Halo entered into a Note Conversion Agreement to convert $360,960 of the total remaining outstanding balance, including accrued interest, under the Halo Note into 14,554 Common Shares of the Company at $24.80 per share (the “Conversion Shares”). The Company and Halo agreed that after the issuance of the Conversion Shares, the principal balance outstanding under the Halo Note is $0.

During the period from February 1, 2023 to March 31, 2024, the Company received additional loans from Halo in the aggregate principal amount of $1,539,949. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. The Company made a partial payment amounting to $26,897 in January 2024 and $110,791 in March 2024. As of March 31, 2024, the outstanding balance to Halo, including accrued interest and other loans was $1,326,682.

Transactions with Key Management Personnel

The Company has identified its Board of Directors, Executive Chairman, Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and its President as its key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s main activities.

For the fiscal year ended December 31,	2023
Key Management Remuneration	$522,669
Stock-based compensation	—
Short term accommodation expense	—
$522,669

The Key Management remuneration is included in Professional and Consulting fees and Personnel Expenses in the Statement of Operations.

As of December 31, 2023, the Company has balances payable to related parties of $2,255,522 (2022 — $679,617) as below:

a.      Included within accounts payable and accrued liabilities at December 31, 2023 is remuneration payable to key management totaling $889,367 (2022 — $679,617), which includes amounts owing to the following current and former directors and officers of the Company:

•        current directors and officers:

•        $99,051 owing to J Dhaliwal (2022 — $nil);

•        $81,384 owing to K Field (2022 — $nil); and

•        $81,384 owing to D Jenkins (2022 — $nil).

•        former directors and officers:

•        $85,733 owing to T Scott (2022 — $507,326);

•        $81,384 owing to H Singh (2022 — $nil);

•        $28,196 owing to Y Liang (2022 — $nil);

•        $nil owing to T Virk (2022 — $15,092);

•        $nil owing to T Flow (2022 — $49,617);

•        $nil owing to Dr. Akkar-Schenkl (2022 — $17,223);

•        $nil owing to L Mojela (2022 — $15,092);

•        $8,417 owing to P van den Berg (2022 — $16,344);

•        $15,418 owing to C Kié (2022 — $22,335);

•        $8,333 owing to G Jones (2022 — $10,379);

•        $10,039 owing to P Freyre (2022 — $7,619);

•        $8,333 owing to G Dingaan (2022 — $10,379); and

•        $6,250 owing to B Baker (2022 — $8,211).

b.      The sole director and officer of RPK, Kiranjit Sidhu is also the owner of Catalyst Capital LLC (“Catalyst”).

•        On November 14, 2022, the Company received a loan of £25,000 ($30,224) from Catalyst. The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late. As of December 31, 2023, the loan balance including accrued interest of $46,811 (2022 — $30,224) remains outstanding.

•        On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from Catalyst. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan. As of December 31, 2023, the loan balance including accrued interest of $49,664 (2022 — $nil) remains outstanding.

•        On January 23, 2023, the Company entered into an independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development and strategic matters to the Company for $550,000. The payment for the services was settled by the issuance of 7,237 RSU converted to 7,237 Common Shares of the Company to Mr. Sidhu in January 2023.

•        On February 5, 2023, the Company entered into another independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development, legal and strategic matters to the Company for $650,000. The payment for the services was partially settled by the issuance of 4,032 RSUs converted to 4,032 Common Shares in May 2023 and 3,518 RSUs converted to 3,518 Common Shares in July 2023. As of the December 31, 2023, the balance of the payment is $350,395.

c.      The Company has the following loans outstanding to 1248787 B.C. Ltd. (“1248787”), a company controlled by Jatinder Dhaliwal, a director of the Akanda:

•        On August 18, 2023, the Company received a loan of C$24,000 ($17,714) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of the December 31, 2023, the loan balance including accrued interest of $19,306 (2022 — $nil) remains outstanding.

•        On September 27, 2023, the Company received a loan of C$3,000 ($2,219) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of the December 31, 2023, the loan balance including accrued interest of $2,369 (2022 — $nil) remains outstanding.

•        On October 13, 2023, the Company received a loan of C$40,000 ($29,258) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of the December 31, 2023, the loan balance including accrued interest of $31,346 (2022 — $nil) remains outstanding.

The Company’s related party transactions are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

Outstanding Claims

On January 29, 2024, Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia against Akanda, Halo Collective Inc., and ANM, Inc. Mr. Bhushan alleges that Akanda failed to pay salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. He also claims unpaid salary and invoices in the amount of CAD $251,193 from Halo and CAD $56,700 from ANM. and alleges that Akanda, Halo, and ANM are related employers who may be jointly and severally liable for payment. The Employment Standards Branch has not yet requested a response to the complaint from Akanda. The Company intends to dispute the claim, including the allegations that the three companies are related employers.

On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages.

In the same claim, Mr. Bhushan alleges constructive dismissal against Halo Collective Inc., and claims severance pay, general damages, aggravated and punitive damages, allegedly unpaid salary and bonus, allegedly unpaid moving expenses, and alleges that the Halo stock he received as compensation lost value due to a share dilution. He has named certain current and former Halo directors as defendants and alleges they are personally liable for unpaid wages. He also seeks special costs against Halo. Mr. Bhushan alleges that Akanda and Halo are a common employer and may be jointly and severally liable for payment of damages.

The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

On March 27, 2024, the Company entered into a settlement agreement with Vidya Iyer, the former SVP of Finance to settle the claims for a sum of £30,000 to be paid in installment.

Dentons UK and Middle East LLP (“Dentons”) filed a debt claim against Canmart for legal services and advice invoiced between July 2022 and November 2022. Dentons sought £204,391.98 plus interest in the amount of £30,730.49 and other costs. Although Canmart admits retaining Dentons’s services, Canmart denies any outstanding invoices and has asserted a counterclaim for costs incurred in defending a prior claim, any damages awarded to the claimant in the prior claim, any applicable interest, and costs. Dentons has replied to the counterclaim and this claim remains open alongside the underlying claim described below in letter e.

On October 20, 2022, our former Executive Chairman, Louisa Mojela, filed a claim against Canmart and Akanda for wrongful termination of her Service Agreement. Ms. Mojela sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim asserting losses caused by Ms. Mojela, including a loan of US$6,849,935.69 Akanda advanced to Bophelo. As of December 31, 2023, Ms. Mojela’s entire application failed. At the Consequentials hearing on January 15, 2024, Canmart and Akanda were awarded £60,000 in legal costs. Ms. Mojela is pursuing an appeal, and the appeal hearing is expected to take place in a three-day window from December 9, 2024, with a time estimate of one day.

See Notes 5 and 22 of our Audited Financial Statements for the year ended December 31, 2023 for a description of additional outstanding claims by and against the Company.

On April 24, 2024, Mr. Harvinder Singh resigned as an independent director of the Board of Directors of the Company. A Resignation and Mutual Release Agreement dated April 24, 2024 was entered between the Company and Mr. Singh, pursuant to which the Company agreed to pay Harvinder Singh a separation and release amount of $50,000.

Additionally, please refer to Note 16 of Akanda Group’s audited financial statements included in this prospectus.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

The following is a summary of the material terms of our share capital and our articles of incorporation. Because it is a summary, this discussion should be read together with our articles of incorporation and the applicable share handling regulations.

General

The Company’s Articles of Incorporation, as amended by Articles of Amendment dated as of August 30, 2021, and as further amended by Articles of Amendment dated as of March 8, 2023 and as of May 23, 2024 (the “Articles”), provide that our authorized capital consists of an unlimited number of Common Shares, and an unlimited number of preferred shares (the “Preferred Shares”), issuable in series.

As of the date of this prospectus, the Company has 2,594,686 Common Shares issued and outstanding and no Preferred Shares issued and outstanding.

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Articles provide the following rights, privileges, restrictions and conditions attaching to our Common Shares:

•        to vote at any meetings of shareholders, except meetings at which only holders of a specified class of shares other than the Common Shares are entitled to vote;

•        subject to the prior rights of the holders of the Preferred Shares, to share equally in the remaining assets of our Company on liquidation, dissolution or winding-up of our Company; and

•        subject to the prior rights of the holders of the Preferred Shares, the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of our shareholders and to one vote in respect of each Common Share held at the record date for each such meeting, except a meeting of holders of a particular class of shares other than Common Shares who are entitled to vote separately as a class at such meeting. Subject to the prior rights of the holders of the Preferred Shares, the holders of Common Shares are entitled, at the discretion of our Board of Directors, to receive out of any or all of our profits or surplus properly available for the payment of dividends, any dividend declared by our Board of Directors and payable by the Company on the Common Shares. The holders of the Common Shares will participate in any distribution of the assets of the Company upon liquidation, dissolution or winding-up or other distribution of the assets of the Company, subject to the prior rights of the holder of the Preferred Shares.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of our Company is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of a meeting of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or by less than 30 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; and (v) if for any reasons it impracticable to call a meeting of shareholders in the matter in which it may be called or to conduct the meeting in the matter prescribed by the by-laws, the Articles or the Business Corporations Act (Ontario), or for any other reason the court thinks fit, the court, upon the application of a director or shareholder entitled to vote at the meeting, may order a meeting to be called, held and conducted in a manner that the court directs. The Company’s by-laws provide that a quorum is met when at least two persons are present in person and holding or representing by proxy not less than 10% of the votes attached to all shares entitled to be voted at the meeting.

The holders of our Common Shares are entitled to attend and vote at all meetings of the shareholders of the Company, except a meeting of holders of a particular class of shares other than the Common Shares who are entitled to vote separately as a class at such meeting.

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Purchasers under this offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Preferred Shares

The Preferred Shares may at any time and from time to time be issued in one or more series. The Board of Directors will, by resolution, from time to time, before the issue thereof, fix the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series.

Pre-Funded Warrants to be issued in this Offering

The following is a summary of the material terms and provisions of the pre-funded warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of pre-funded warrants filed as an exhibit to this registration statement or as an exhibit to a Current Report on Form 6-K in connection with this offering.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares and the exercise price.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrants to the extent that the holder would own more than 4.99% of the outstanding Common Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to those purchasers to have the initial exercise limitation set at 9.99% of our outstanding Common Shares.

Transferability

Subject to applicable laws, the pre-funded warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

No Listing

There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants on any securities exchange or trading system. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions

In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common share is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding Common Shares, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding Common Shares, then, upon any subsequent exercise of the pre-funded warrants, the holders of the pre-funded warrants will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of Common Shares then issuable upon exercise of the pre-funded warrants.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the pre-funded warrants, the holder may only exercise the pre-funded warrants on a cashless basis. When exercised on a cashless basis, a portion of the pre-funded warrants is cancelled in payment of the purchase price payable in respect of the number of Common Shares purchasable upon such exercise.

Rights as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of a holder’s ownership of Common Shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until they exercise their pre-funded warrants.

Amendments and Waivers

The provisions of each pre-funded warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the pre-funded warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall or shall cause, at our option, the payment of a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the pre-funded warrants per whole share or round such fractional share up to the nearest whole share.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.

Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Shares may be subject to such penny stock rules, purchasers in this offering will in all likelihood find it more difficult to sell their Common Shares in the secondary market.

Limitations on Liability and Indemnification of Officers and Directors

In accordance with the Business Corporations Act (Ontario) and pursuant to the by-laws of the Company, subject to certain conditions, the Company shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall not indemnify an individual unless the individual:

•        acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and

•        in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

The Company shall also indemnify an individual referred to above in such other circumstances as the Business Corporations Act (Ontario) permits or requires. Nothing in the by-laws of the Company limits the right of any individual entitled to indemnity to claim indemnity apart from the provisions therein.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Vstock Transfer, LLC.

Listing

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN”.

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

SECURITIES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Common Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Common Shares and our ability to raise equity capital in the future.

After completion of this offering, we will have 3,865,872 Common Shares issued and outstanding, assuming the exercise of any pre-funded warrants issued pursuant to the terms of this offering.

All of the Common Shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, certain executive officers and directors are anticipated to agree, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any Common Shares or securities convertible into or exchangeable or exercisable for any Common Shares, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of ninety days from the date of effectiveness of the offering.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•        1% of the number of shares of our Common Shares then outstanding, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of our Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased shares of our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144.

Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES OR THE COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares, including the Common Shares in this offering. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign (including Canada and the United Kingdom), or other taxing jurisdiction.

Certain Material Canadian Federal Income Tax Considerations

In the opinion of Gowling WLG (Canada) LLP, Canadian counsel to the Company, the following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) generally applicable to the acquisition, holding and disposition of the Common Shares by a holder who acquires, as beneficial owner, the Common Shares pursuant to the offering and who, for purposes of the Tax Act and at all relevant times, holds the Common Shares as capital property, deals at arm’s length with the Company and each underwriter and is not affiliated with the Company or any underwriter (a “Holder”). Generally, the Common Shares will be considered to be capital property to a Holder provided the Holder does not acquire or hold the Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be, or for whom a Common Share would be, a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act to report in a currency other than the Canadian currency; (v) that has or will enter into a “derivative forward agreement”, a “synthetic disposition arrangement” or a “dividend rental arrangement”, each as defined under the Tax Act, with respect to the Common Shares. (vi) that carries on, or is deemed to carry on, an insurance business in Canada or elsewhere. Such Holders should consult their own tax advisors with respect to an investment in the Common Shares. This summary does not apply to the acquisition, holding and disposition of the pre-funded warrants by a Holder. Such Holders should consult their own tax advisors with respect to an investment in the pre-funded warrants.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and that is or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the possible application of these rules.

In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including dividends, must be determined in Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder or prospective holder of the Common Shares, and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders of the Common Shares should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the Common Shares, having regard to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have the Common Shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors regarding the availability or advisability of this election.

Dividends on the Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will generally be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received or deemed to be received by a Resident Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors having regard to their own particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing its taxable income for the taxation year. Such additional tax may be refundable in certain circumstances.

Dispositions of Common Shares

Upon a disposition (or a deemed disposition) of a Common Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such Common Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Common Share to the Resident Holder.

The adjusted cost base to a Resident Holder of Common Shares acquired hereunder will be determined by averaging the cost of such Common Shares to the Resident Holder with the adjusted cost base of all other Common Shares, if any, held by the Resident Holder as capital property immediately before the acquisition.

Taxation of Capital Gains and Capital Losses

Generally, two-thirds of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year and two-thirds of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Aggregate Investment Income

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay a refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains and dividends or deemed dividends that are not deductible in computing such corporation’s income. Pursuant to Proposed Amendments released on April 7, 2022 in a Notice of Ways and Means Motion (the “Notice”) released with the federal budget, it is proposed that the refundable tax on investment income will also apply to corporations that are “substantive CCPCs” as defined in the Notice.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention (i) is neither resident nor deemed to be resident in Canada, and (ii) does not, and is not deemed to, use or hold the Common Shares in a business carried on in Canada (a “Non-Resident Holder”). In addition, this portion of the summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Dividends on the Common Shares

Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares, as the case may be, to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to applicable benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Common Share unless such share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Common Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at any particular time provided that the Common Shares are then listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the Nasdaq), unless at any time during the 60-month period immediately preceding such time: (i) at least 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to any combination of (x) the Non-Resident Holder, (y) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (z) partnerships in which the Non-Resident Holder or a person described in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, the Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share that is “taxable Canadian property” to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings “Holders Resident in Canada — Dispositions of Common Shares” and “Taxation of Capital Gains and Capital Losses” will generally be applicable to such disposition. Non-Resident Holders for whom a Common Share is, or may be, “taxable Canadian property” should consult their own tax advisors.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our Common Shares. This summary is based on current U.S. federal income tax laws (including provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions, all in effect as of the date hereof), all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of one or more of our Common Shares that is for U.S. federal income tax purposes one of the following:

•        an individual citizen or resident of the United States, including individuals treated as residents of the United States solely for tax purposes;

•        a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source, or;

•        a trust if (1) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust

•        the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion applies only to a U.S. Holder that holds Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the net investment income tax, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

•        are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•        are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•        are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method; have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

•        own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•        acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•        are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

•        are required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement;

•        own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

•        are controlled foreign corporations;

•        are passive foreign investment companies;

•        hold the Common Shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•        are former U.S. citizens or former long-term residents of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

We have not sought, and do not expect to seek, a ruling from the United States Internal Revenue Service (the “IRS”), as to any United States federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Except as otherwise noted, this summary assumes that the Company (nor any of its subsidiaries) is not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. A non-U.S. entity’s possible status as a PFIC must be determined annually and therefore may be subject to change. If the Company (or any of its subsidiaries) were to be a PFIC in any year, materially adverse consequences could result for U.S. Holders.

All prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of the Common Shares.

WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON SHARES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

U.S. Holders

Taxation of Distributions to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution of cash or other property (other than certain distributions of the Company’s shares or rights to acquire the Company’s shares) paid on the Company’s Common Shares to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Shares (the treatment of which is described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders” below). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions, if issued, will generally be reported to U.S. Holders as dividends.

Dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to individuals and other non-corporate U.S. Holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders” below) applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our Common Shares on which the dividends are paid are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of the U.S.-Canada income tax treaty (the “Treaty”), (2) we are not a PFIC (nor treated as such with respect to a U.S. Holder) at the time the dividend was paid or in the previous year, and (3) certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Common Shares.

For U.S. foreign tax credit purposes, dividends paid on our Common Shares generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Canadian income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Canadian income taxes withheld from dividends on the Common Shares, at a rate not exceeding any reduced rate pursuant to the Treaty, will be creditable against the U.S. Holder’s U.S. federal income tax liability. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Canadian income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received, calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of Common Shares, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollar will be treated as U.S. source ordinary income or loss.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Common Shares. The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Common Shares generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

Any capital gain or loss recognized generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder may be taxed at rates of taxation lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations.

Any gain or loss recognized by a U.S. Holder will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any non-U.S. tax imposed on the disposition of the Common Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.

Passive Foreign Investment Company (“PFIC”) Rules

A non-U.S. corporation will be classified as a PFIC for United States federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

Although our PFIC status is determined annually, an initial determination that our Company is a PFIC generally will apply for subsequent years to a U.S. Holder who held Company Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Common Shares and the U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Common Shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares (which may include gain realized by reason of transfers of Common Shares that would otherwise qualify as nonrecognition transactions for United States federal income tax purposes) and any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares). Under these special tax rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid application of the PFIC tax consequences described above in respect to our Common Shares by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. There is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. We, therefore, have not determined whether, if we were to be classified as a PFIC for a taxable year, we will provide information necessary for a U.S. Holder to make a QEF election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. Holders should assume that they will not be able to make a QEF election with respect to the Common Shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Common Shares in us and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above in respect to its Common Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of Common Shares at the end of its taxable year over its adjusted basis in its Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also generally will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).

The U.S. Holder’s basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Common Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Common Shares under their particular circumstances.

If we are or become a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621, or any successor form, (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS (potentially including with respect to items that do not relate to a U.S. Holder’s investment in Common Shares).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Common Shares should consult their own tax advisors concerning the application of the PFIC rules to our Common Shares under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends or sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

Reporting Obligations for Certain Owners of Foreign Financial Assets

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of United States federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include the Common Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of United States federal income taxes may be extended in the event of a failure to comply. Potential investors are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in our Common Shares.

The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. Holder. A failure to satisfy certain reporting obligations may result in an extension of the period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. Holders should consult with their own tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Shares that is for United States federal income tax purposes that is not a U.S. Holder, as defined above.

Taxation of Distributions to Non-U.S. Holders

A Non-U.S. Holder of our Common Shares will generally not be subject to U.S. federal income or withholding tax on dividends received on our Common Shares, unless such income is effectively connected with the conduct by the holder of a U.S. trade or business.

Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the Non-U.S. Holder’s shares of our Common Shares and, to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s shares of our Common Shares, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “— Gain on Sale or Other Disposition of our Common Shares to Non-U.S. Holders”.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to Non-U.S. Holders

A Non-U.S. Holder of our Common Shares will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of our Common Shares of Common Shares, unless: such gain is effectively connected with the conduct by the holder of a U.S. trade or business; or in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

UNDERWRITING

We will enter into an underwriting agreement with Univest Securities, LLC (the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Common Shares (or pre-funded warrants in lieu thereof) at the public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Common Shares	Number of Pre-Funded Warrants
Univest Securities, LLC	258,940	1,241,060

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

The underwriters are offering the securities subject to their acceptance of the securities from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities offered by this prospectus if any such securities are taken.

Discounts and Expenses

The underwriters have advised us that they propose to offer the Common Shares (or pre-funded warrants in lieu thereof) to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.00 per Common Share (or pre-funded warrant). The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.025 per Common Share (or pre-funded warrant) to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

	Per Common Share	Per Pre-Funded Warrant	Total
Public offering price	$1.0000	$0.9999	$1,500,000
Underwriter discounts and commissions(1)	$0.0250	$0.0250	$37,500
Proceeds to us (before expenses)	$0.9750	$0.9749	$1,462,500

____________

(1)      Represents an underwriting discount equal to (i) 2.5% per Common Share (or pre-funded warrant in lieu thereof), which is the underwriting discount we have agreed to pay for sales to investors in this offering.

We have agreed to reimburse the Representative for its legal fees, up to a maximum amount of $28,000. We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts, will be approximately $222,500.

Right of First Refusal

We have agreed to grant the Representative, for the 6 month period following the closing of this offering, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the Representative’s sole discretion but is not assignable. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between us and the underwriter. Additionally, pursuant to FINRA Rule 5110(g)(5)(B)(i), the Right of First Refusal may be terminated by the Company for cause.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Our officers and directors have agreed, subject to certain exceptions, to a ninety day lock-up period from the date of this prospectus, with respect to the Common Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of ninety days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters or as otherwise agreed.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN.”

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Common Shares to selling group members for sale to their online brokerage account holders. The Common Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

The public offering price for our securities will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The public offering price of our Common Shares (or pre-funded warrants in lieu thereof) in this Offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our Company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the securities offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Common Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Common Shares in certain countries.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our securities. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the securities originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or delaying a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Common Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our Common Shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer or invitation to the public for the purpose of the C(WUMP)O or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the Mainland China

This prospectus may not be circulated or distributed in Mainland China and the securities may not be offered or sold and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of Mainland China except pursuant to applicable laws, rules and regulations of Mainland China.

Notice to Prospective Investors in Taiwan, the Republic of China

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses, other than the underwriter discounts and commissions, payable in connection with this offering. All amounts shown are estimates and subject to future contingencies, except the SEC registration fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$221.40
FINRA filing fee	$725.00
Accounting and Audit fees and expenses	$25,000.00
Legal fees and expenses	$150,000.00
Miscellaneous	$46,553.60
Total	$222,500.00

LEGAL MATTERS

We are being represented by Ruskin Moscou Faltischek, P.C., with respect to certain legal matters as to United States federal securities and state securities law. The underwriter is being represented by Sullivan & Worcester, LLP, New York, New York, with respect to certain legal matters as to United States federal securities and state securities law. The validity of the Common Shares offered in this offering and certain legal matters as to Canadian law will be passed upon for us by Gowling WLG (Canada) LLP.

EXPERTS

Green Growth CPAs (“Green Growth”), an independent registered public accounting firm, has audited our financial statements as set forth in their respective reports thereon. We have included such consolidated financial statements in this prospectus in reliance on the report of such firm given on their authority as experts in accounting and auditing. Green Growth is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. Green Growth’s headquarters are located at 10250 Constellation Blvd, Los Angeles, CA 90067.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of Ontario, Canada. Most of our directors and executive officers reside in Canada and the United Kingdom, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in foreign jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, six-month and current reports, and other information with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 under the Securities Act relating to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further with respect to us and our securities, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may access and read the registration statement and this prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Akanda Corp.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Akanda Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Akanda Corp. (the “Company”), as of December 31, 3023 and 2022, the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022

April 30, 2024
Los Angeles, California
PCAOB ID Number 6580

Akanda Corp.
Consolidated Statements of Financial Position
(Expressed in United States Dollars)

As at	Note	December 31, 2023	December 31, 2022
ASSETS
Current
Cash		$82,816	$228,794
Cash held in trust		11,059	27,009
Trade and other receivables	6	284,513	1,235,619
Prepayments		140,583	199,488
Biological assets	7	—	809,180
Inventory	7	1,286,894	1,057,240
Marketable securities	8	—	263,691
Total Current Assets		1,805,865	3,821,021

Non-Current
Property, plant and equipment	9	2,519,232	12,159,504
Intangible assets	11	3,799,682	22,208,594
Loan receivable	12	593,232	483,588
Right-of-use assets	10	121,982	324,070
Total Non-Current Assets		7,034,128	35,175,756
Total Assets		$8,839,993	$38,996,777

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current
Trade and other payables		$6,014,572	$7,139,817
Lease liability	13	135,337	214,058
Loans and borrowings	14	1,366,299	936,793
Holdback payable	4	400,000	377,465
Due to related parties	16	2,255,522	679,617
Total Current Liabilities		10,171,730	9,347,750

Non-Current
Lease liability	13	—	116,763
Loans and borrowings	14	2,497,155	2,632,103
Total Non-Current Liabilities		2,497,155	2,748,866
Total Liabilities		12,668,885	12,096,616

Shareholders’ Equity (Deficit)
Share capital	15	51,020,121	49,434,692
Other reserves	15	21,053	21,053
Accumulated deficit		(53,363,032)	(21,087,962)
Accumulated other comprehensive loss		(1,507,034)	(1,467,622)
Total Shareholders’ Equity (Deficit)		(3,828,892)	26,900,161
Total Liabilities and Shareholders’ Equity (Deficit)		$8,839,993	$38,996,777

Subsequent Events (Note 23)

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in United States Dollars)

		Year ended December 31,
	Note	2023	2022
Sales		$2,160,052	$2,619,682
Cost of sales	7	1,908,515	566,252
Gross Profit before gain (loss) on change in fair value of biological assets and inventory		251,537	2,053,430
Gain (Loss) on change in fair value of biological assets and inventory	7	(140,088)	1,216,129
Gross Profit		111,449	3,269,559

Operating expenses
Depreciation and amortization	9,10,11	4,283,731	3,598,323
Consulting and professional fees		2,978,321	7,759,824
Personnel expenses	16	2,395,583	6,593,527
Share-based payment expenses to social development trust	15	—	2,124,615
General and administrative expenses		505,187	3,369,659
Total operating expenses		10,162,822	23,445,948

Operating loss		(10,051,373)	(20,176,389)

Other income (expenses):
Finance income		39	886
Finance expense		(255,656)	(115,324)
Foreign exchange gain (loss), net		148,823	(256,431)
Gain on bargain purchase	4	—	12,760,356
Gain on debt settlement		113,037	67,075
Other income		7,055	659
Change in fair value of financial assets measured at FVTPL	8	(264,655)	(516,281)
Loss on disposal of assets	9	(4,495)	—
Write-off of AP, net		2,697,719	—
Impairment loss	9,11	(24,665,564)	—
		(22,223,697)	11,940,940

Net loss from continuing operations		(32,275,070)	(8,235,449)
Loss from discontinued operations	5	—	(3,422,225)
Net loss		$(32,275,070)	$(11,657,674)
Translation adjustment		(39,412)	(1,395,508)
Comprehensive loss		$(32,314,482)	$(13,053,182)

Loss per share from continuing operations – basic and diluted	15	$(7.16)	$(2.75)
Loss per share – basic and diluted	15	$(7.16)	$(3.86)
Weighted average common shares outstanding	15	4,505,263	2,993,009

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.
Consolidated Statements of Shareholders’ Equity (Deficit)
(Expressed in United States Dollars)

	Note	Share capital	Other reserves	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance, December 31, 2021		$7,255,695	$3,618,670	$(13,293,889)	$218,102	$(2,201,422)
Issuance of shares for Holigen Acquisition	4,15	16,131,000	—	—	—	16,131,000
Issuance of shares to ASDT	15	2,124,615	—	—	—	2,124,615
Issuance of shares from private placement	15	278,481	—	—	—	278,481
Issuance of shares from IPO	15	14,654,593	—	—	—	14,654,593
Issuance of shares upon conversion of note	15,16	6,559,000	—	—	—	6,559,000
Fair value of RSUs issued at $9.70 per share	15	1,090,832	—	—	—	1,090,832
Fair value of RSUs issued at $8.30 per share	15	560,135	—	—	—	560,135
Fair value of RSUs issued at $7.10 per share	15	431,757	—	—	—	431,757
Fair value of RSUs issued at $2.60 per share	15	210,740	—	—	—	210,740
Fair value of RSUs issued at $2.30 per share	15	138,000	—	—	—	138,000
Loss of control of Bophelo Bio	5	(156)	(3,597,617)	3,863,601	(290,216)	(24,388)
Net loss		—	—	(11,657,674)	—	(11,657,674)
Translation adjustment		—	—	—	(1,395,508)	(1,395,508)
Balance, December 31, 2022		49,434,692	21,053	(21,087,962)	(1,467,622)	26,900,161

Fair value of RSUs issued at $1.84 per share	15	774,736	—	—	—	774,736
Fair value of RSUs issued at $1.11 per share	15	179,037	—	—	—	179,037
Fair value of RSUs issued at $0.61 per share	15	86,137	—	—	—	86,137
Cancelled shares	15	(200,014)	—	—	—	(200,014)
Issuance of shares upon conversion of note	15	314,384	—	—	—	314,384
Issuance of shares pursuant to the first option payment to acquire a certain land property	15	431,149	—	—	—	431,149
Net loss		—	—	(32,275,070)	—	(32,275,070)
Translation adjustment		—	—	—	(39,412)	(39,412)
Balance, December 31, 2023		$51,020,121	$21,053	$(53,363,032)	$(1,507,034)	$(3,828,892)

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)

		Years ended December 31,
	Note	2023	2022
Cash flows from operating activities:
Net loss from continuing operations		$(32,275,070)	$(8,235,449)
Net loss from discontinued operations		—	(3,422,225)
Net loss for the year		(32,275,070)	(11,657,674)
Adjustments for non-cash items:
Loss on loss of control of Bophelo Bio, net of cash surrendered	5	—	2,375,840
Gain on bargain purchase	4	—	(12,760,356)
Share based payments to social development trust	15	—	2,124,615
Depreciation and amortization	9,10,11	4,283,731	3,763,321
Change in fair value of biological assets	7	140,088	(1,216,130)
Change in fair value of financial asset at fair value through profit or loss	8	264,655	516,281
Stock-based compensation	15	—	559,225
Interest expenses		237,319	210,996
Fair value of RSUs exercised, net of cancelled shares	15	839,896	2,498,754
Gain on settlement on debt		(113,037)	(67,075)
Loss on disposal of asset	9	4,495	—
Write-off of AP, net		(2,697,719)	—
Impairment loss	9,11	24,665,564	—
Working capital adjustments (net of amounts acquired/disposed):
Trade and other receivables		973,382	(591,072)
Prepayments		64,635	(709,124)
Inventory		482,716	501,706
Trade and other payables		1,537,397	2,915,276
Due to related parties		91,374	66,021
Cash flows used in operating activities		(1,500,574)	(11,469,396)

Cash flows from investing activities:
Acquisition of Holigen, net of cash acquired and holdback	4	—	(2,366,609)
Purchase of financial assets at fair value through profit or loss	8	—	(801,160)
Additions to property, plant and equipment	9	(1,502)	(310,946)
Cash surrendered on loss of control of Bophelo Bio Sciences	5	—	(739,947)
Loan receivable	12	(84,020)	—
Proceeds from disposal of property, plant and equipment		110,410	—
Cash flows provided by (used in) investing activities		24,888	(4,218,662)

Cash flows from financing activities:
Proceeds from IPO, net of costs		—	14,654,593
Proceeds from private placement, net of costs		—	278,482
Advances from related parties		1,570,145	—
Loans received		742,591	501,217
Loans repaid		(766,169)	(649,661)
Lease payments		(60,000)	(645,995)
Cash flows provided by financing activities		1,486,567	14,138,636

Net increase (decrease) in cash and cash equivalents		10,881	(1,549,422)
Effects of exchange rate changes on cash and cash equivalents		(172,809)	(1,690,165)
Cash and cash equivalents at the beginning of the year		255,803	3,495,390
Cash and cash equivalents at the end of the year		$93,875	$255,803

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

1.      Nature of Operations and Going Concern

Akanda Corp. (the “Company”) is domiciled in Canada and was incorporated on July 16, 2021. The Company’s registered office is 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto Canada, Ontario, M5K 0A1.

Prior to the liquidation event on July 15, 2022 described below, the Company, through its indirectly held subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. is in the business of cultivating and manufacturing cannabis biomass and medical cannabis products in Lesotho (specifically near Ts’akholo, in the Mafeteng district of the Kingdom of Lesotho, Southern Africa), for export to international markets. At December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 5). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down all balances receivable from the entity to $nil. During the year ended December 31, 2022, the Company recorded a loss on loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. of $2,085,624, which included $739,947 of cash held by Bophelo Bio Science and Wellness (Pty) Ltd. The Company accounted for the operating results of Bophelo Bio Science and Wellness (Pty) Ltd. which was a net loss of $1,336,601 as a discontinued operation during the year ended December 31, 2022 and has reclassified the operating results of Bophelo Bio Science and Wellness (Pty) Ltd. as a discontinued operation for the year ended December 31, 2021. At the date of these consolidated financial statements, the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd. is still ongoing. The Company is also in the business of sales and distribution of cannabis-based products for medical use, through its subsidiary Canmart Ltd. (“Canmart”) which is based in the UK.

The Company was incorporated for the designed purpose of becoming the ultimate parent company of Cannahealth Ltd. (“Cannahealth”), through a reorganization of entities with common control. The share purchase agreement became unconditional on or about November 3, 2021 and the Company acquired the shares in the aforementioned entities from Halo Collective Inc. (“Halo”).

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the Ordinary Shares of Holigen Limited (“Holigen”) and its wholly-owned subsidiary, RPK Biopharma Unipessoal, LDA (“RPK”) from the Flowr Corporation (note 4).

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company incurred a net cash outflow of $1,500,574 from operating activities for the year ended December 31, 2023. As of December 31, 2023, the Company had working capital deficit of $8,365,865 and has accumulated losses of $53,363,032. The continuing operations of the Company are dependent upon its ability to raise further cash funding by way of issuing debt and/or equity, as well as its ability to generate cash profits from its investments in Canmart and Holigen Ltd. in the near future.

The Company is an early-stage company and is primarily dependent on externally provided financing to continue as a going concern. Additional funds will be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on satisfactory terms. Furthermore, there is no assurance that the Company will be profitable. Management intends to finance operating costs over the next twelve months with its cash on hand, and/or additional cash that will be generated from operations. The Company does not at this stage have any firm plans or commitments regarding further financing.

These uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities which might be necessary should the Company be unable to continue in existence.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

2.      Basis of Preparation

(a)    Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

(b)    Basis of preparation

These consolidated financial statements have been prepared on an accrual basis, except for cash flow information, and are based on the historical cost, modified where applicable and related to the valuation of certain financial assets and financial liabilities to fair value.

Cannahealth and its subsidiaries, Bophelo Holdings Ltd, Bophelo Bio Science and Wellness (Pty) Ltd, and Canmart were under the common control of Halo until the acquisition by the Company had occurred. As of November 2021, shareholdings in each of the three separate entities were made consistent through the issuance of shares or the repurchase of shares for cash to the relevant shareholders (the ‘Reorganization Transactions’). As of November 2021, shareholdings in each of the four entities were identical. When the Company was formed in July 2021 with a view to ultimately acquiring Cannahealth and its subsidiaries, its majority shareholders were also consistent with each of the three existing entities. Therefore, immediately prior to the acquisition, the majority shareholder ownership of the Company and Cannahealth were demonstrated common control, and immediately after the acquisition, the shareholdings held in the Company by each individual shareholder were also identical.

The Company performed an assessment and determined Bophelo Bio Science and Wellness (Pty) Ltd to be the predecessor entity to the Company, and that the corporate restructuring in which Akanda became the parent company did not have economic substance. As such, in preparing the Company’s consolidated financial statements, the Company accounted for the acquisition in as a transaction between entities under common control combining the Company and Cannahealth from the earliest reporting date using the ‘pooling of interests method’ of accounting, where assets for the Companies that came under common control were transferred into the consolidated group at the book value on the date in which common control was achieved.

In the acquisition described above, shares were issued to existing shareholders for no consideration. Therefore, the number of shares outstanding was increased without an increase in resources. The number of shares outstanding before the exchange have been adjusted for the change in shares as if the issuance had occurred at the beginning of the earliest period presented. All share and per share information presented herein has been retrospectively adjusted to give effect to the culmination of the reorganization and the issuance of shares on incorporation of Akanda on January 1, 2019.

(c)     Functional and presentation currency

The Company and its subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates — the functional currency. The Euro is the functional currency of RPK, Holigen and Cannahealth, Great British Pounds is the functional currency of Canmart and Canadian Dollars is the functional currency of 1371011 and Akanda while the United States Dollars is its reporting currency.

These consolidated financial statements are prepared and presented in United States Dollars (“USD” or “$”), which is the Company’s reporting currency. All financial information has been rounded to the nearest dollar except where indicated otherwise.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

2.      Basis of Preparation (cont.)

(d)    Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses during the year. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include the determination of the Company’s and its subsidiaries’ functional currencies. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year are included in the following notes to the consolidated financial statements for the years ended December 31, 2023 and 2022:

•        Note 3(d): Estimates of variable consideration receivable from revenue from contracts with customers

•        Note 3(f): Estimates of the net realizable value of the Company’s inventories

•        Note 3(g): Estimates of the fair value of the Company’s biological assets

•        Note 3(h): Measurement and useful lives of the Company’s property, plant and equipment

•        Note 3(i): Measurement and useful lives of the Company’s intangible assets

•        Note 3(k): Estimates and assessment of the income tax assets/liabilities

•        Note 3(l): Estimates of the Company’s incremental borrowing rate used in the valuation of its leases

3.      Material Accounting Policies

(a)    Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are entities that are controlled by the Company. Control exists when the Company has power over the investee and the Company is exposed or has the rights to variable returns from the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany transactions and balances and unrealized gains and losses from intercompany transactions have been eliminated.

The subsidiaries of the Company are as follows:

	Country of Incorporation	Holding	Functional Currency
Cannahealth Ltd. (“Cannahealth”)	Malta	100%	EUR
Bophelo Holdings Ltd. (“Bophelo H”)	United Kingdom	100%	GBP
Bophelo Bio Science and Wellness (Pty) Ltd. (“Bophelo”)	Lesotho	100%	LSL
Canmart Ltd. (“Canmart”)	United Kingdom	100%	GBP
Holigen Holdings Limited (“Holigen”)	Portugal	100%	EUR
RPK Biopharma Unipessoal Lda. (“RPK”)	Portugal	100%	EUR
1371011 BC Ltd. (“1371011”)	Canada	100%	CAD

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

(b)    Foreign currency

Items included in the financial statements of each of the Company’s consolidated subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates (the functional currency). The consolidated financial statements are presented in USD. All assets and liabilities in each statement of financial position are translated at the closing rate at the date of that statement of financial position. All income and expenses are translated at exchange rates at the dates of the transactions.

Foreign currency transactions are translated into the respective functional currencies of the Company and its subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss. Non-monetary items that are not carried at fair value are translated using the exchange rates as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The results and financial position of the Company’s foreign subsidiaries that have a different functional currency from the Company’s functional and presentation currency are translated into USD as follows:

(i)     Assets and liabilities of the foreign subsidiary are translated at the closing exchange rate on the date of the consolidated statement of financial position;

(ii)    Revenue and expenses of the foreign subsidiary are translated at the average closing exchange rate for the period reported in the consolidated statement of profit or loss. When the average exchange rate does not provide a reasonable approximation of the cumulative effect of the rates prevailing on the transaction date, the Company utilizes the closing exchange rate on the date of the transaction;

(iii)   The exchange rate differences for foreign subsidiaries are recognized in other comprehensive income in the cumulative translation account

(c)     Financial instruments

(i)     Financial assets

The Company initially recognizes a financial asset on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Upon recognition of a financial asset, classification is made based on the business model for managing the asset and the asset’s contractual cash flow characteristics. The financial asset is initially recognized at its fair value and subsequently classified and measured as (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) FVTPL. Financial assets are classified as FVTPL if they have not been classified as measured at amortized cost or FVOCI.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Financial assets and liabilities are offset and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously. The Company has classified all of its financial assets as financial assets measured at amortized cost or FVTPL. The Company has not classified any financial assets as FVTPL or FVOCI.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

Financial assets measured at amortized cost

A non-derivative financial asset is measured at amortized cost when both of the following conditions are met: (i) the asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows; and (ii) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Such assets are recognized initially at fair value plus any directly attributable transaction costs and measured at amortized cost using the effective interest method subsequent to initial recognition, loans and receivables are measured at amortized cost. Financial assets measured at amortized cost are comprised of cash and trade and other receivables.

(ii)    Financial liabilities

The Company recognizes a financial liability on the trade date in which it becomes a party to the contractual provisions of the instrument at fair value plus any directly attributable costs. Financial liabilities are subsequently measured at amortized cost or FVTPL and are not subsequently reclassified. The Company’s financial liabilities are trade and other payables and loans and borrowings which are recognized on an amortized cost basis.

Financial liabilities measured at amortized cost

All financial liabilities are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. All financial liabilities are measured at amortized cost, except for financial liabilities measured at FVTPL. A financial liability may no longer be reclassified subsequent to initial recognition. Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or when they expire. The Company has the following non-derivative financial liabilities which are classified as financial liabilities measured at amortized cost: trade and other payables and loans and borrowings.

(d)    Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer. The Company records revenue upon transfer of promised goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services based on the following five step approach:

Step 1: Identify the contracts with customers;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue as performance obligations are satisfied.

The Company typically satisfies its performance obligations at a point in time, upon completion of sale. The Company primarily acts as principal in contracts with its customers. The Company does not have material obligations for returns, refunds and other similar obligations, nor warranties and related obligations.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

Revenue is recognized at the amount of the transaction price that is allocated to the performance obligation. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

The Company has a single revenue stream currently that relates to the sale of cannabis-based products for medicinal use. This revenue stream is assessed as one performance obligation. Revenue from cannabis based medicinal product sales is recognized once the performance obligation has been satisfied, which would be upon the customer taking the delivery of the product. The transaction price for each product and service will be determined based on the respective invoice.

The Company exercises judgments in determining the amount of the costs incurred to obtain or fulfil a contract with a customer, which includes, but is not limited to (a) the likelihood of obtaining the contract, (b) the estimate of the profitability of the contract, and (c) the credit risk of the customer. An impairment loss will be recognized in profit or loss to the extent that the carrying amount of the asset exceeds (a) the remaining amount of consideration that the entity expects to receive in exchange for the goods or services to which the asset relates, less (b) the costs that relate directly to providing those goods or services and that have not been recognized as expenses.

(e)     Cash and cash equivalents

The Company considers all liquid investments purchased with a maturity of three months or less at acquisition to be cash and cash equivalents, which are carried and classified at amortized cost. The Company did not hold any cash equivalents as of December 31, 2023 and 2022.

(f)     Inventories

Inventories consist of raw materials and are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, or declining selling prices. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. When the circumstances that previously caused inventories to be written down below cost no longer exist, or when there is clear evidence of an increase in selling prices, the amount of the write-down previously recorded is reversed.

(g)    Biological assets

Biological assets are measured at their fair value less costs to sell in the consolidated statement of financial position. The Company’s method of accounting for biological assets attributes value accretion on a straight-line basis throughout the life of the biological asset from initial cloning to the point of harvest. All direct and indirect costs of biological assets are capitalized as they are incurred.

Biological assets and produce held by the Company is planned to be used in four possible ways:

•        Sale to the export market;

•        Sale to the local market;

•        Repurposed for use in research and development; and

•        Written off for being obsolete.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

(h)    Property, plant and equipment

(i)     Recognition and measurement

Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. When parts of an item of property and equipment have different estimated useful lives, they are accounted for as separate items within property and equipment. The costs of the ongoing regular servicing of property and equipment are recognized in tin the period in which they are incurred.

(ii)    Depreciation

Depreciation is recognized in profit or loss over the estimated useful lives of each part of an item of property and equipment in a manner that most closely reflects management’s estimated future consumption of the future economic benefits embodied in the asset. The estimated useful lives for the current and comparative periods are as follows:

Plant and equipment	10 years
Leasehold improvements	20 years
Motor Vehicles	4 years
Computers	3 years
Furniture and fixtures	6 years

(i)     Intangible assets

Intangible assets are recorded at cost less amortization and impairment losses, if any. The Company had a cannabis operator’s license in Lesotho, held by its subsidiary Bophelo, which was valid for 10 years and was subject to a renewal at the end of the 10 years. The license is automatically renewed annually on payment of necessary fees as well as submission of operational documents to the Ministry of Health. As a result of loss of control of Bophelo, the license was derecognized and recorded as a loss on the consolidated statement of loss and comprehensive loss. The Company also has a cannabis API manufacturing and GMP license in Portugal, held by its newly acquired subsidiary Holigen-RPK, which is valid for 10 years. Pursuant to the Company’s upcoming sale of RPK (note 23), its Portuguese subsidiary, the Company impaired a portion of its intangible assets and recognized an impairment loss of $15,937,533 in the consolidated statements of loss and comprehensive loss during the year ended December 31, 2023.

Additionally, the Company has cannabis distribution licenses in the United Kingdom held by its subsidiary, Canmart which have been assessed as having an indefinite useful life. As such, these licenses are not amortized but their recoverable amounts are tested annually for impairment. The indefinite intangible assets are recorded at cost less impairment losses, if any. The Company capitalizes the initial license application cost as the cost of intangible assets while the annual license renewal fees are expensed in the year during which they occur.

(j)     Impairment of non-financial assets

The Company assesses at each reporting period whether there is an indication that a non-financial asset may be impaired. An impairment loss is recognized when the carrying amount of an asset, or its cash generating unit (“CGU”), exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount is the greater of the assets or CGU’s fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

the risks specific to the asset or CGU. In determining fair value less cost to sell, an appropriate valuation model is used. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

(k)    Income taxes

Income tax expense comprises current and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current taxes are the expected tax receivable or payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax receivable or payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred taxes are not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

In addition, deferred taxes are not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred taxes are measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(l)     Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company assesses whether the contract involves the use of an identified asset, whether the right to obtain substantially all of the economic benefits from use of the asset during the term of the arrangement exists, and if the Company has the right to direct the use of the asset. At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

As a lessee, the Company recognizes a right-of-use asset and a lease liability at the commencement date of a lease. The right-of-use asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. In addition, the right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by the interest rate implicit in the lease, or if that rate cannot be readily determined, the incremental borrowing rate. Lease payments included in the measurement of the lease liability are comprised of:

a)      fixed payments, including in-substance fixed payments, less any lease incentives receivable;

b)      variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

c)      amounts expected to be payable under a residual value guarantee;

d)      exercise prices of purchase options if the Company is reasonably certain to exercise that option; and

e)      payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if there is a change in the estimate or assessment of the expected amount payable under a residual value guarantee, purchase, extension or termination option.

Variable lease payments not included in the initial measurement of the lease liability are charged directly to profit or loss.

(m)   Loss per share

The Company presents basic loss per share (“LPS”) data for its ordinary shares. Basic LPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year, adjusted for the Company’s own shares held. Diluted LPS is computed similar to basic LPS except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of any exercisable instruments, if dilutive. The number of additional shares is calculated by assuming that outstanding exercisable instruments were exercised and that the proceeds from such exercise were used to acquire common shares at the average market price during the reporting periods.

(n)    New standards issued and adopted

Amendments to IAS 1 and IFRS Practice Statement 2 — Disclosure of Accounting policies

The amendments require that an entity discloses its material accounting policy information, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the IASB has also developed guidance and examples to explain and demonstrate the

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

3.      Material Accounting Policies (cont.)

application of the ‘four-step materiality process’ described in IFRS Practice Statement 2. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The adoption of this amendment did not have a significant impact to the Company’s consolidated financial statements.

(o)    New standards issued, not yet adopted

In January 2020, the IAS issued an amendment to IAS 1 Presentation of Financial Statements that clarifies the criterion for classifying a liability as non-current relating to the right to defer settlement of a liability for at least 12 months after the reporting period.

1.      Liabilities are classified as non-current if the entity has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendment no longer refers to unconditional rights. The assessment determines whether a right exists, but it does not consider whether the entity will exercise the right.

2.      ‘Settlement’ is defined as the extinguishment of a liability with cash, other economic resources or an entity’s own equity instruments. There is an exception for convertible instruments that might be converted into equity, but only for those instruments where the conversion option is classified as an equity instrument as a separate component of a compound financial instrument.

In October 2022, the IASB issued amendments to IAS 1 that specified how an entity assesses whether it has the right to defer settlement of a liability when that right is subject to compliance with covenants within twelve months after the reporting period. The amendment applies to annual reporting periods beginning on or after January 1, 2024 and is applied retrospectively upon adoption. The Company does not expect the amendments to have a significant impact on the consolidated financial statements upon adoption.

4.      Business Combination

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the Ordinary Shares of Holigen Limited (“Holigen”) and its wholly-owned operating subsidiary, RPK Biopharma Unipessoal, LDA (“RPK”) from the Flowr Corporation. Through its operations in RPK, Holigen is a producer of premium EU GMP grade indoor grown cannabis flower. The acquisition of Holigen enables the Company to immediately have the ability to produce EU GMP grade cannabis flower for the European market. Consideration for the acquisition consisted of a payment of $3,000,000 in cash and 190,000 common shares of the Company’s share capital.

RPK’s operations consist of a 20,000 square foot indoor EU GMP certified grow facility located near Sintra, Lisbon, Portugal, dedicated to the cultivation of high-THC premium cannabis as well as a large seven million square foot (180+ acre) outdoor facility located in Aljustrel, Portugal. Holigen is a Maltese-based entity and provides the added superior genetics, capacity, and route-to-market in the EMEA region, of which the Company intends to augment the Company’s current operations.

The following table summarizes the acquisition-date fair value of each major class of purchase consideration that was transferred to the Flowr Corporation in lieu of the acquisition of 100% of the Ordinary Shares of Holigen:

Cash	$2,600,000
Holdback payable	400,000
Fair value of 190,000 common shares of the Company	16,131,000
Total consideration	$19,131,000

The cash purchase price of the acquisition is $3.0 million, of which $2.6 million has been paid and $400,000 as holdback payable. The holdback payable represents funds withheld until resolution of a potential liability between the vendor and a service provider, of which the Company expects resolution within the next twelve (12) months.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

4.      Business Combination (cont.)

The fair value of the 190,000 common shares was based on the fair value of the trading price of the Company’s common shares on the Nasdaq Capital Markets exchange of $84.90 per common share on April 29, 2022. Of the equity component of the purchase consideration of 190,000 common shares of the Company that was transferred to the Flowr Corporation, an amount of 9,635 common shares was directly transferred to Apolo Capital Advisory, who acted as advisors to the Flowr Corporation in respect of the transaction. The purchase of Holigen has been accounted for by the acquisition method, with the results of Holigen included in the Company’s results of operation from the date of acquisition. The purchase of Holigen was determined as being a business combination in accordance with the requirements of IFRS 3 — Business Combinations, due to the fact that the Company acquired control over Holigen on the acquisition date through the purchase of 100% of its voting securities and consequent transfer of the purchase consideration (set out in the table above) to the sellers of the Holigen, namely the Flowr Corporation.

The Company incurred acquisition-related costs of approximately $250,000 relating to external legal fees, due diligence costs and valuation services. These costs have been included in consulting and professional fees expenses in the consolidated statements of loss or comprehensive loss for the year ended December 31, 2022.

The following table summarizes the fair value of the identifiable assets and liabilities as at the date of acquisition:

Cash	$233,407
Accounts receivable	605,579
Biological assets	200,457
Inventory	904,006
Prepayments	179,597
Intangible assets	24,665,772
Property, plant and equipment, net	12,936,374
Trade and other payables	(3,775,599)
Loans and borrowing	(4,058,030)
Net assets acquired	$31,891,563

During the year ended December 31, 2022, the Company recorded a bargain purchase gain of $12,760,356 within other income, representing the fair value of net assets acquired of $31,891,563 in excess of the fair value of consideration of $19,131,000. The fair value of the net asset acquired was determined by an independent valuer using the discounted cash flow method of valuation.

From the date of acquisition, the operations of Holigen contributed a net loss of $966,426 primarily due to the fact that Holigen was substantially in a pre-revenue stage. If the acquisition had taken place on January 1, 2022, the operations of Holigen would have contributed net loss of $1,825,521 for the year ended December 31, 2022.

During the year ended December 31, 2023, the acquired business contributed $1,736,369 (2022 — $1,933,202) in revenue and a net loss of $11,271,243 (2022 — $966,429).

5.      Loss of Control of Bophelo Bio Science and Wellness (Pty) Ltd.

On July 26, 2022, the Company announced that the High Court of Lesotho (the “Lesotho Court”) has placed in liquidation the Company’s, wholly-owned subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. (“Bophelo”). The action to place Bophelo in liquidation was taken by the Lesotho Court pursuant to an application and request (the “Liquidation Application”) that was filed by Louisa Mojela, the former Executive Chairman of the Company, who was recently terminated as Executive Chairman of Akanda, and the Mophuti Matsoso Development Trust (“MMD Trust”). Akanda intends to convene a special committee to investigate Ms. Mojela’s actions and conduct, including actions and conduct taken by her prior to her filing of the Liquidation Application, and will pursue all of its available legal rights and remedies against Ms. Mojela and the MMD Trust for taking this unauthorized action. The Company also intends to contest and seek to reverse the determination by the Lesotho Court to place Bophelo in liquidation. In addition, Akanda will seek to recover significant loans that it has made to Bophelo

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

5.      Loss of Control of Bophelo Bio Science and Wellness (Pty) Ltd. (cont.)

to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs, in the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation. Finally, Ms. Mojela has been summarily terminated as Chairman of Bophelo for Cause, as a “bad leaver”, as a result of her action to seek to place Bophelo in liquidation. Ms. Mojela has instituted legal proceedings against the Company as a result of the termination of her employment. In an action taken without the Company’s knowledge, the Lesotho Court has ordered an insolvent liquidation of Bophelo, and has appointed Mr. Chavonnes Cooper of Cape Town, South Africa, as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. The order was signed by the Honorable Mr. Justice Mokhesi on July 15, 2022.

At December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the above insolvent liquidation. As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down all balances receivable from the entity to $nil. During the year ended December 31, 2022, the Company recorded a loss on loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. of $2,085,624, which included $739,947 of cash held by Bophelo Bio Science and Wellness (Pty) Ltd. The Company accounted for the operating results of Bophelo Bio Science and Wellness (Pty) Ltd. as a discontinued operation during the year ended December 31, 2022 and has reclassified the operating results of Bophelo Bio Science and Wellness (Pty) Ltd as a discontinued operation for the year ended December 31, 2021.

Set out below is the financial performance and cash flow information for the year ended December 31, 2022 related to the discontinued operation:

Year ended December 31,	2022
Revenue	$31,123
Operating expenses	(1,244,691)
Other expenses	(123,033)
(1,336,601)
Loss on loss of control of subsidiary	(2,085,624)
Loss on discontinued operations	$(3,422,225)

Exchange differences on translation of discontinued operations	$(450,040)
Other comprehensive income from discontinued operations	$(450,040)

Cash flows provided by operating activities	$1,060,350
Cash flows used in investing activities	(1,003,529)
Cash flows used in financing activities	(95,696)
Effects of exchange rate changes on cash and cash equivalents	18,909
Net change in cash used in the subsidiary	$(19,966)

Carrying amount of net assets immediately prior to loss of control of subsidiary	$2,375,840
Reclassification of foreign currency translation reserve	(290,216)
Loss on loss of control of subsidiary	$2,085,624

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

5.      Loss of Control of Bophelo Bio Science and Wellness (Pty) Ltd. (cont.)

As at December 31, 2022, the carrying amounts of assets and liabilities of Bophelo Bio Science and Wellness (Pty) Ltd were as follows:

Cash	$739,947
Accounts receivable	21,854
Prepayments	578,070
Property, plant and equipment	1,887,435
Right-of-use assets	1,745,205
Intangible assets	210,402
Total assets	$5,182,913

Trade and other payables	115,120
Lease liability	2,375,590
Long-term debt	316,363
Total liabilities	$2,807,073
Net assets	$2,375,840

6.      Trade and Other Receivables

	December 31, 2023	December 31, 2022
Trade accounts receivable	$155,785	$720,085
Sales taxes receivable	39,111	91,416
Other receivables	89,617	424,118
	$284,513	$1,235,619

As at December 31, 2023, there were four customers (2022 — one customer) with an amount greater than 10% of the Company’s trade accounts receivable which represented 81% of the balance (2022 — 85%). During the year ended December 31, 2022, the Company recorded a bad debt expense of $332,715, within general and administrative expenses, as the amounts were not collectible from the customer. The Company did not recognize any bad debt expense during the year ended December 31, 2023.

7.      Inventory

The Company’s inventory as of December 31, 2023 included consumer packaging inventory and dried cannabis flower finished product at RPK in Portugal with a total carrying amount of $1,286,894 (2022 — $1,057,240). During the year ended December 31, 2023, inventories with a cost of $1,544,169 were recorded as cost of sales (2022 — $566,252).

During the year ended December 31, 2023, the Company assessed the fair value of its biological assets and inventory and recognized a total of $140,088 (2022 — gain of $1,216,129) as a loss on change in fair value of biological assets and inventory in the consolidated statements of loss and comprehensive loss.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

7.      Inventory (cont.)

Biological assets

Set out below is a reconciliation of the Company’s biological assets as at December 31, 2023 and 2022:

For the years ended December 31,	2023	2022
Balance, beginning of the year	$809,180	$—
Acquisition (note 4)	—	200,457
Gain (loss) on change in fair value of biological assets	(822,942)	580,411
Movement in exchange rate	13,762	28,312
Balance, end of the year	$—	$809,180

At December 31, 2023, there are no cannabis plants in the ground and only the mother plants remained. Hence, there are no biological assets recognized during the year ended December 31, 2023.

Biological assets at December 31, 2022 consisted of approximately 32,337 cannabis plants which are expected to yield approximately 1,068 kilograms of medical cannabis when harvested in March 2023.

8.      Marketable Securities

During the year ended December 31, 2022, concurrent to the acquisition of Holigen (note 4), the Company subscribed for, and purchased 14,285,714 ordinary shares of The Flowr Corporation (“Flowr”) by way of a private placement for a consideration of approximately $801,160 (CDN$1,000,000). The subscription for the 14,285,714 ordinary shares of Flowr was a closing deliverable requirement in terms of the sale and purchase agreement between the Company and Flowr with respect to the acquisition of Holigen.

Set out below is a reconciliation of the movement of the Company’s investment during the years ended December 31, 2023 and 2022:

Balance, December 31, 2021	$—
Purchase of investment	801,160
Change in fair value	(516,281)
Movement in exchange rate	(21,188)
Balance, December 31, 2022	263,691
Change in fair value	(264,655)
Movement in exchange rate	964
Balance, December 31, 2023(*)	$—

____________

(*)      Reflects closing price of CDN$0.000 on December 31, 2023.

9.      Property, Plant and Equipment

Cost	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Capital work-in- progress	Total
Balance, December 31, 2021	$—	$590,011	$1,089,694	$47,623	$10,124	$4,695	$464,253	$2,206,400
Acquisitions (note 4)	872,336	11,817,462	—	89,513	32,703	124,360	—	12,936,374
Additions	—	108,933	66,110	10,489	13,348	3,435	108,631	310,946
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd.	—	(663,404)	(1,088,572)	(54,767)	(14,851)	(5,436)	(437,117)	(2,264,147)
Foreign exchange movements	12,901	282,219	(67,232)	(603)	1,115	2,181	(135,767)	94,814

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

9.      Property, Plant and Equipment (cont.)

Cost	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Capital work-in- progress	Total
Balance, December 31, 2022	885,237	12,135,221	—	92,255	42,439	129,235	—	13,284,387
Additions	434,344	—	1,502	—	412	37	—	436,295
Disposal	—	(93,002)	—	(57,668)	—	—	—	(150,670)
Foreign exchange movements	35,756	459,804	36	(1,871)	6,011	5,684	—	505,420
Balance, December 31, 2023	$1,355,337	$12,502,023	$1,538	$32,716	$48,862	$134,956	$—	$14,075,432
Accumulated depreciation	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Capital work-in- progress	Total
Balance, December 31, 2021	$—	$174,854	$108,623	$23,505	$1,206	$464	$—	$308,652
Depreciation	—	972,872	—	27,883	22,942	13,490	—	1,037,187
Depreciation – Bophelo	—	32,549	49,538	6,577	20,832	463	—	109,959
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd.	—	(195,441)	(149,161)	(28,357)	(2,877)	(876)	—	(376,712)
Foreign exchange movements	—	68,415	(9,000)	911	(15,759)	1,230	—	45,797
Balance, December 31, 2022	—	1,053,249	—	30,519	26,344	14,771	—	1,124,883
Depreciation	—	1,541,644	300	29,928	12,757	21,330	—	1,605,959
Disposal	—	(14,771)	—	(36,316)	—	—	—	(51,087)
Foreign exchange movements	—	143,044	8	(2,767)	5,660	2,469	—	148,414
Balance, December 31, 2023	$—	$2,723,166	$308	$21,364	$44,761	$38,570	$—	$2,828,169
Impairment	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Capital work-in- progress	Total
Balance, December 31, 2022 and 2021	$—	$—	$—	$—	$—	$—	$—	$—
Impairment	737,994	7,902,730	—	9,174	1,135	76,998	—	8,728,031
Balance, December 31, 2023	$737,994	$7,902,730	$—	$9,174	$1,135	$76,998	$—	$8,728,031
Net book value	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Capital work-in- progress	Total
Balance, December 31, 2022	$885,237	$11,081,972	$—	$61,736	$16,095	$114,464	$—	$12,159,504
Balance, December 31, 2023	$617,343	$1,876,127	$1,230	$2,178	$2,966	$19,388	$—	$2,519,232

During the year ended December 31, 2022, the Company derecognized property, plant and equipment with a net book value of $1,887,435 in connection with the loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. During the year ended December 31, 2021, the Company’s capital work in progress related to the ongoing civil,

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

9.      Property, Plant and Equipment (cont.)

gravelling, storm drainage work on site, as well as the construction of hoop houses and a Cravo A-Frame style greenhouse for future medical cannabis cultivation in Bophelo, Lesotho, was derecognized at December 31, 2022 as a result of the loss of control of Bophelo Bio Science and Wellness (Pty) Ltd (note 5).

During the year ended December 31, 2023, the Company recorded depreciation of its property, plant and equipment of $1,605,959 (2022 — $1,147,146) of which $nil (2022 — $109,959) was related to the operations of Bophelo Bio Science and Wellness (Pty) Ltd was recorded within discontinued operations.

During the year ended December 31, 2023, the Company sold some of its equipment held in Portugal and recognized a loss on disposal of $4,495 in the consolidated statements of loss and comprehensive loss.

Pursuant to the Company’s upcoming sale of RPK (note 23), its Portuguese subsidiary, the Company impaired a portion of its property, plant and equipment and recognized an impairment loss of $8,728,031 in the consolidated statements of loss and comprehensive loss during the year ended December 31, 2023.

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, and as amended on September 22, 2023, the Company entered into an option agreement with 1107385 B.C. Ltd (“1107385”) to purchase farming land property and related operations and licenses from 1107385. To acquire the property, the Company must pay the following:

A.     The Company will issue a non-refundable payment equal to $1,800,000 and if paid in common shares of the Company will be based on formula to calculate the per share price as set forth in the agreement. The payment will be broken up into following:

•        the First Option Payment, upon signing (issued 879,895 with a fair value of $431,149) (note 15)

•        the Second Option Payment, 15 days after signing (paid $600,000 subsequently) (note 23)

•        the Third Option Payment, 30 days after signing (paid $600,000 subsequently) (note 23)

This buys the Company the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site.

B.      Additional payments will be made based upon milestones achieved from the development. Further payment milestones include:

•        Upon approval or a license for THC cultivation on the property from the applicable regulatory authority, $500,000 will be paid to the Owner.

•        Upon sale of THC product cultivated from the property, $500,000 will be paid

•        Upon Hemp cultivation approval from the application regulatory authority, $750,000 will be paid

•        Upon CBD cultivation approval from the application regulatory authority, $750,000 will be paid

10.    Right-of-use Assets

On August 1, 2022, the Company entered into a lease agreement for an office space with a monthly lease payment of $20,000 over a period of two years. The right-of-use assets recognized was measured at an amount equal to the recognized lease liabilities (note 13).

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

10.    Right-of-use Assets (cont.)

The details of the right-of-use assets recognized as at December 31, 2023 are as follows:

	Land lease	Office lease	Total
Balance, December 31, 2021	$1,908,877	$—	$1,908,877
Additions	—	432,335	432,335
Amortization	—	(88,764)	(88,764)
Amortization – Bophelo	(55,041)	—	(55,041)
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd.	(1,745,205)	—	(1,745,205)
Movement in exchange rates	(108,631)	(19,501)	(128,132)
Balance, December 31, 2022	—	324,070	324,070
Amortization	—	(205,424)	(205,424)
Movement in exchange rates	—	3,336	3,336
Balance, December 31, 2023	$—	$121,982	$121,982

During the year ended December 31, 2023, the Company recorded amortization on its right-of-use assets of $205,424 (2022 — $143,805) of which $nil (2022 — $55,041) was related to discontinued operations.

At December 31, 2022, the Company derecognized right-of-use assets with a net book value of $1,745,205 in connection with the loss of control of Bophelo Bio & Wellness (Pty) Ltd (note 5).

11.    Intangible Assets

Cost:	Software	Licences	Total
Balance, December 31, 2021	$—	$389,456	$389,456
Acquisitions (note 4)	17,548	24,648,224	24,665,772
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd.	—	(350,670)	(350,670)
Movement in exchange rates	633	(23,521)	(22,888)
Balance, December 31, 2022	18,181	24,663,489	24,681,670
Movement in exchange rates	1,373	809	2,182
Balance, December 31, 2023	$19,554	$24,664,298	$24,683,852
Accumulated amortization:	Software	Licences	Total
Balance, December 31, 2021	$—	$130,354	$130,354
Amortization	7,550	2,464,822	2,472,372
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd.	—	(140,268)	(140,268)
Movement in exchange rates	704	9,914	10,618
Balance, December 31, 2022	8,254	2,464,822	2,473,076
Amortization	7,525	2,464,823	2,472,348
Movement in exchange rates	1,213	—	1,213
Balance, December 31, 2023	$16,992	$4,929,645	$4,946,637
Impairment:	Software	Licences	Total
Balance, December 31, 2022 and 2021	$—	$—	$—
Impairment	2,070	15,935,463	15,937,533
Balance, December 31, 2023	$2,070	$15,935,463	$15,937,533

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

11.    Intangible Assets (cont.)

Net book value	Software	Licences	Total
Balance, December 31, 2022	$9,927	$22,198,667	$22,208,594
Balance, December 31, 2023	$492	$3,799,190	$3,799,682

The Company’s intangible assets consists of computer software program with a carrying value of $492 (2022 — $9,927), and licenses consisting of a cannabis distribution license with a carrying value of $16,073 at December 31, 2023 (2022 — $15,264) and a cannabis API manufacturing and GMP license with a carrying value of $3,783,117 (2022 — $22,183,403). During the year ended December 31, 2022, the Company derecognized a cannabis operator’s license with a net book value of $210,402 in connection with the loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. (note 4). The Company considered indicators of impairment at December 31, 2023 and 2022.

Pursuant to the Company’s upcoming sale of RPK (note 23), its Portuguese subsidiary, the Company impaired a portion of its intangible assets and recognized an impairment loss of $15,937,533 in the consolidated statements of loss and comprehensive loss during the year ended December 31, 2023.

At December 31, 2023, the remaining useful life of the Company’s finite life intangible assets is approximately 1.5 years. The Company’s cannabis distribution license has been classified as an indefinite-life intangible asset as the Company expects to maintain this asset and the end point of the useful life of such asset cannot be determined. The Company evaluates the assumption of the indefinite life of the cannabis distribution license at least annually.

12.    Loan Receivable

	December 31, 2023	December 31, 2022
Loan to Cellen Life Sciences Limited	$509,212	$483,588
Loan to an arm’s length party	84,020	—
	$593,232	$483,588

Included in the loan receivable at December 31, 2023 is an amount of $509,212 (£400,000) (2022 — $483,588 (£400,000)) owed by Cellen Life Sciences Limited to the Company pursuant to a Bridge Loan Arrangement entered into in December 2021.

On November 10, 2022, the Company entered into an agreement (the “Loan Restructuring Agreement”) with Cellen Life Sciences Limited and Cellen Biotech Limited (collectively referred to as “Cellen”) which entails the restructuring of the payment terms applicable to the $500,000 loan payable by Cellen to the Company pursuant to a Bridge Loan Facility Agreement previously entered into on December 2, 2021. In terms of the Loan Restructuring Agreement, Cellen shall repay the $500,000 by no later than the fourth anniversary of the Loan Restructuring Agreement, namely by November 10, 2026. The loan shall not bear interest until the 2nd anniversary (namely November 10, 2024) of the Loan Restructuring Agreement, where thereafter, it shall bear interest at a rate of 5% per annum on the principal amount of the loan ($500,000). The loan is secured over the assets of Cellen.

During the year ended December 31, 2023, the Company loaned an amount of $84,020 (£66,000) to an arm’s length party. This loan is non-interest bearing, unsecured and has no specific terms of repayment.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

13.    Lease Liability

	Maturity	Incremental borrowing rate	December 31, 2023	December 31, 2022
Current	2023	10.25%	$135,337	$214,058
Non-current	2024	10.25%	—	116,763
			$135,337	$330,821

On August 1, 2022, the Company entered into a lease agreement for an office space with a monthly lease payment of $20,000 over a period of two years. Under IFRS 16, the Company recognizes lease liabilities measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate.

The details of the lease liability recognized as at December 31, 2023 are as follows:

Cost:	Land Lease	Office Lease	Total
Balance, December 31, 2021	$2,418,706	$—	$2,418,706
Present value of lease payments	—	432,335	432,335
Accrued interest	103,816	17,059	120,875
Cash payments	—	(80,000)	(80,000)
Accounts payable	—	(20,000)	(20,000)
Impact of loss of control of Bophelo Bio Science & Wellness (Pty) Ltd. (note 5)	(2,375,590)	—	(2,375,590)
Movement in exchange rates	(146,932)	(18,573)	(165,505)
Balance, December 31, 2022	—	330,821	330,821
Accrued interest	—	25,942	25,942
Cash payments	—	(60,000)	(60,000)
Accounts payable	—	(180,000)	(180,000)
Movement in exchange rates	—	18,574	18,574
Balance, December 31, 2023	$—	$135,337	$135,337

During the year ended December 31, 2022, the Company derecognized the lease liability with a net book value of $2,375,590 in connection with the loss of control of Bophelo Bio & Wellness (Pty) Ltd.

The Company has committed to the following undiscounted minimum lease payments remaining as at December 31, 2023:

Year ended December 31:
2023	$—
2024	140,000
$140,000

14.    Loans and Borrowings

(a)    Louisa Mojela loans:

The loans described below have been granted to the Company to fulfill its capital and operational requirements. The terms of the loans are described below:

(i)     Short-term loan #1

This is a short-term loan facility of approximately $135,226 in capital value lent to assist the Company in funding working capital deficits. This loan was unsecured, repayable within 30 days of receiving the payment and carried interest at the rate linked to the prime lending rate in the

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

14.    Loans and Borrowings (cont.)

Republic of South Africa. The capital balance of this loan was repaid in full before the end of the financial year December 31, 2020. As at December 31, 2021, the unpaid interest balance on this loan was $9,068. During the year ended December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 5). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down this payable to $nil (note 5).

(ii)    Short-term loan #2

This is a short-term loan facility of approximately $190,444 in capital value lent to assist the Company in funding its day-to-day operating costs. This loan does not have a fixed repayment date, is unsecured and is interest free. As at December 31, 2021, the balance remaining was $174,840. During the year ended December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 5). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down this payable to $nil (note 5).

(iii)   Short-term loan #3

During the year ended December 31, 2021, the Company received short term loan facility of approximately $258,900 (L 4,000,000) to assist the Company in funding its day-to-day operating costs. This loan does not have a fixed repayment date, is unsecured and is interest free. As at December 31, 2021, the balance remaining was $248,293. During the year ended December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 5). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down this payable to $nil (note 5).

(b)    Bank loans:

The loans below have been granted to Holigen Ltd. and its subsidiaries in order to fund their capital and operational needs on site.

(i)     Short term loans

As at December 31, 2023, the balance of the loans from Caixa was $875,016 (2022 — $772,955) which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment.

(ii)    Long term loans

As at December 31, 2023, the balance of the loans from Caixa was $2,497,155 (2022 — $2,632,103) which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment.

As at December 31, 2023, the loans balance including accrued interest, which is recorded within accounts payable, was $3,439,527 (2022 — $3,414,582).

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

14.    Loans and Borrowings (cont.)

(c)     Other loans:

(i)     During the year ended December 31, 2022, the Company received a loan of £25,000 ($30,224) from a related party (note 16). The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late.

On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from the same related party. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan.

During the year ended December 31, 2023, the Company recorded interest expense of $14,638 (2022 — $nil) from these loans. As at December 31, 2023, the loans balance including accrued interest was $96,475 (2022 — $30,224).

(ii)    On April 26, 2023, the Company received loan of €500,000 ($551,399) from an arm’s length party. The loan is not interest bearing, provided that if the loan is not repaid within 90 days from the date of the loan agreement (“Maturity Date”), the loan will be subject to an interest rate of 4% per annum, commencing from the Maturity Date. The loan was fully repaid on May 17, 2023.

(iii)   During the year ended December 31, 2023, the Company received a total loan of $67,000 ($49,192) from a company controlled by a director of the Company (note 16). The loans bear interest of 18% per annum, unsecured and payable within 12 months. The Company recorded interest expense of $2,436 (2022 — $nil) from these loans during the year ended December 31, 2023. As at December 31, 2023, the loans balance including accrued interest was $53,021 (2022 — $nil).

(iv)    During the year ended December 31, 2023, the Company received loans of $105,000 ($77,450) from an arm’s length parties. The loans bear interest of 18% per annum, unsecured and payable within 12 months. The Company recorded interest expense of $4,047 (2022 — $nil) from these loans during the year ended December 31, 2023. As at December 31, 2023, the loans balance including accrued interest was $83,325 (2022 — $nil).

(v)     During the year ended December 31, 2023, the Company received loans of $86,880 ($65,507) from an arm’s length parties. The loans bear interest of 7% per annum, unsecured and payable within 12 months. The Company recorded interest expense of $138 (2022 — $nil) from these loans during the year ended December 31, 2023. As at December 31, 2023, the loans balance including accrued interest was $65,820 (2022 — $nil).

15.    Share Capital

(a)    Authorized

The Company has authorized share capital of an unlimited number of common shares with no par value.

On March 9, 2023, the Company implemented a 1-for-10 reverse stock split on its ordinary shares.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

15.    Share Capital (cont.)

(b)    Shares issued and outstanding

Cost:	Number of shares	Capital
Balance, December 31, 2021	2,223,131	$7,255,695
Issuance of shares to ASDT	86,996	2,124,615
Issuance of shares from private placement	16,200	278,481
Issuance of shares upon conversion of note	164,574	6,559,000
Issuance of shares from IPO	400,000	14,654,593
Issuance of shares in Holigen acquisition (note 4)	190,000	16,131,000
Loss of control of Bophelo Bio	—	(156)
Fair value of RSUs issued at $9.70 per share	112,456	1,090,832
Fair value of RSUs issued at $8.29 per share	67,567	560,135
Fair value of RSUs issued at $7.10 per share	60,810	431,757
Fair value of RSUs issued at $2.57 per share	82,000	210,740
Fair value of RSUs issued at $2.30 per share	60,000	138,000
Balance, December 31, 2022	3,463,734	49,434,692
Fair value of RSUs issued at $1.84 per share	421,052	774,736
Fair value of RSUs issued at $1.11 per share	161,295	179,037
Fair value of RSUs issued at $0.61 per share	140,746	86,137
Cancelled shares	(20,620)	(200,014)
Issuance of shares upon conversion of note	582,193	314,384
Issuance of shares pursuant to the first option payment to acquire a certain land property (note 9)	879,895	431,149
Balance, December 31, 2023	5,628,295	$51,020,121

During the year ended December 31, 2023, the Company had the following share capital transactions:

(i)     On January 26, 2023, the Company issued 421,052 common shares at a fair value of $774,736 on the RSUs granted in accordance with the Company’s ESOP.

(ii)    On May 2, 2023, the Company issued 637,254 common shares at a fair value of $707,352 on the RSUs granted in accordance with the Company’s ESOP, of which 475,959 of these common shares with a fair value of $528,315 were cancelled and returned on June 30, 2023 and recorded on accounts payable.

(iii)   On June 6, 2023, the Company cancelled 20,620 common shares at a fair value of $200,014 that were issued in August 2022.

(iv)    On July 26, 2023, the Company issued 140,746 common shares at a fair value of $86,137 in replacement to the cancelled shares issued to a consultant of the Company on June 30, 2023.

(v)     On August 14, 2023, the Company issued 582,193 common shares at a fair value of $314,384 to Halo Collective Inc. (“Halo”) to settle the principal amount of $328,000 plus accrued interest and overdue fees of $32,960 pursuant to the Note Conversion Agreement entered with Halo Collective Inc. in July 2023, which totaled $360,960 at the time of conversion.

(vi)    On October 11, 2023, the Company issued 879,895 common shares at a fair value of $431,149 pursuant to the terms of the option agreement in relation to the purchase farming land properties (note 9).

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

15.    Share Capital (cont.)

During the year ended December 31, 2022, the Company had the following share capital transactions:

(i)     On March 14, 2022, the Company issued 86,996 common shares to the Akanda Bokamoso Empowerment Trust at a deemed value of $25.00 per common share, the per share value of the concurrent private placement (see (ii) below). The Company recorded an expense of $2,124,615 within general and administrative expenditures reflecting the cost of the shares issued at nil proceeds. The share based payment to the Akanda Bokamoso Empowerment Trust is a social development initiative of the Company and its beneficiaries are the employees of subsidiaries within the group.

(ii)    On March 14, 2022, the Company completed a private placement, issuing 16,200 common shares upon gross receipts of $405,000 net of issuance costs of $126,519.

(iii)   On March 15, 2022, the Company issued 164,574 common shares to Halo at a price of $40 each to settle the principal amount of $6,559,294 plus accrued interest $23,686 owing to Halo in terms of a convertible debenture agreement, which totaled $6,582,980 at the time of conversion. The conversion of the debt owing was triggered by the Initial Public Offering in terms of the convertible debenture agreement.

(iv)    On March 15, 2022, the Company issued 400,000 common shares to IPO investors in exchange for gross proceeds of $16,000,000 and net proceeds of $14,682,089 after deducting underwriter commissions and allowable expenses.

(v)     On April 29, 2022, the Company issued 190,000 common shares at a fair value of $84.90 per share as part of the consideration in the acquisition of Holigen (note 4).

(vi)    On August 4, 2022, the Company issued 91,836 common shares at a fair value of $890,818 on the 112,456 RSUs granted on July 29, 2022.

(vii)  On August 11, 2022, the Company issued 20,620 common shares at a fair value of $200,014 on the 112,456 RSUs granted on July 29, 2022.

(viii) On August 25, 2022, the Company issued 67,567 common shares at a fair value of $560,135 on the 67,567 RSUs granted on August 18, 2022.

(ix)    On September 8, 2022, the Company issued 60,810 common shares at a fair value of $431,757 on the 60,810 RSUs granted on September 6, 2022.

(x)     On October 28, 2022, the Company issued 82,000 common shares at a fair value of $210,740 on the 82,000 RSUs granted on October 28, 2022.

(xi)    On November 22, 2022, the Company issued 60,000 common shares at a fair value of $138,000 on the 60,000 RSUs granted on November 21, 2022.

(c)     Loss per share

The weighted average number of common shares outstanding for basic and diluted loss per share for the year ended December 31, 2023 was 4,505,263 (2022 — 2,993,009). The Company did not have any potential dilution during the years ended December 31, 2023 and 2022.

(d)    Restricted stock units

In order to incentivize senior executive management and key staff, the Company makes use of equity incentives awarded pursuant to the Employee Share Ownership Plan (“ESOP”). In terms of the ESOP, the Company may award up to 20% of the Company’s issued share capital (at any point in time) in qualifying ESOP incentives.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

15.    Share Capital (cont.)

On April 22, 2022, the Company granted 248,053 restricted stock units (“RSUs”) to former directors, officers, and employees of the Company, of which service cost of $561,285 was included in general and administrative expenses during the year ended December 31, 2022. Each of the RSUs vest monthly over 36 months beginning April 22, 2022. All of these RSUs were forfeited and wrote-off during the year ended December 31, 2023.

On July 29, 2022, the Company granted 112,456 restricted stock units (“RSUs”) at a market price of $9.70 to consultants and directors of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $1,090,832. 112,456 of the granted RSUs were exercised during the year ended December 31, 2022.

On August 11, 2022, the Company granted 20,620 restricted stock units (“RSUs”) at a market price of $10.30 to directors of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest three days following the release of Q2 2022 financials. The fair value of the granted RSUs was estimated to be $212,386. All of these RSUs were forfeited and wrote-off during the year ended December 31, 2023.

On August 18, 2022, the Company granted 67,567 restricted stock units (“RSUs”) at a market price of $8.29 to consultants of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $560,135. 67,567 of the granted RSUs were exercised during the year ended December 31, 2022.

On September 6, 2022, the Company granted 60,810 restricted stock units (“RSUs”) at a market price of $7.10 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $431,757. 60,810 of the granted RSUs were exercised during the year ended December 31, 2022.

On September 21, 2022, the Company granted 98,896 restricted stock units (“RSUs”) in reserve at a market price of $6.05 to former directors, officers, and consultants of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $598,321. All of these RSUs in reserve were forfeited and wrote-off during the year ended December 31, 2023.

On September 22, 2022, the Company granted 30,000 restricted stock units (“RSUs”) in reserve at a market price of $5.60 to a former officer of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $168,000. All of these RSUs in reserve were forfeited and wrote-off during the year ended December 31, 2023.

On October 28, 2022, the Company granted 82,000 restricted stock units (“RSUs”) at a market price of $2.57 to former directors and officers of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $210,740. 82,000 of the granted RSUs were exercised during the year ended December 31, 2022.

On November 21, 2022, the Company granted 60,000 restricted stock units (“RSUs”) at a market price of $2.30 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $138,000. 60,000 of the granted RSUs were exercised during the year ended December 31, 2022.

On January 24, 2023, the Company granted 421,052 restricted stock units (“RSUs”) at a market price of $1.84 to consultants of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $774,736. 421,052 of the granted RSUs were exercised during the year ended December 31, 2023.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

15.    Share Capital (cont.)

On May 2, 2023, the Company granted 637,254 restricted stock units (“RSUs”) at a market price of $1.11 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. 637,254 of the granted RSUs were initially exercised however 475,959 RSUs were cancelled due to RSU room restrictions. The fair value of the remaining granted RSUs was estimated to be $179,037.

On July 26, 2023, the Company granted 140,746 restricted stock units (“RSUs”) at a market price of $0.61 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $86,137. 140,746 of the granted RSUs were exercised during the year ended December 31, 2023.

A summary of the Company’s outstanding RSUs as at December 31, 2023 are as follows:

Number of RSUs
Balance, December 31, 2021	—
Granted	780,400
Exercised	(382,835)
Balance, December 31, 2022	397,565
Granted	1,199,052
Exercised	(723,093)
Forfeited/Cancelled	(873,524)
Balance, December 31, 2023	—

During the year ended December 31, 2023, the Company recorded $1,249,986 (2022 — $2,431,464) of expenses related to the RSUs as consulting fees.

16.    Related Party Transactions

Secured convertible debenture

On November 3, 2021 (the “Issuance Date”), the Company entered into an agreement with Halo in which the Company issued Halo a secured convertible debenture with an initial value of $6,559,294. The notes were convertible into common shares of the Company’s capital receiving the number of shares, at its current market price, required to satisfy the principal and interest payable. The obligation to convert the note within six months of the Issuance Date is triggered by (a) an initial public offering by the Company on a stock exchange; (b) an amalgamation, arrangement, merger, reverse takeover, reorganization or similar event; (c) a sale or conveyance of all or substantially all of the property and assets of the Company to any arm’s length third party for consideration consisting of free trading securities and the subsequent distribution of all of such consideration to all of the holders of common shares, on a pro rata basis; (d) the sale or exchange of all or substantially all of shares of the Borrower for free trading securities. The debt bears interest at one percent per annum, matures on November 3, 2022 and is secured by all of the assets of the Company other than the interests in the securities of Bophelo Bio Science and Wellness (Pty) Ltd. and ranks ahead of all other debt issued by the Company. On March 15, 2022, upon completion of the Company’s initial public offering, the Company issued 164,574 common shares to Halo Collective, Inc. (“Halo”) at a price of $40 each to settle the principal amount of $6,559,294 plus accrued interest $23,686 owing to Halo in terms of a convertible debenture agreement, which totaled $6,582,980 at the time of conversion (see note 15(b)(iii)).

Unsecured debenture

On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000 (the “Halo Note”). The Halo Note bears an interest rate of 7% per annum and has matured on June 25, 2023. If the amount payable is due, whether at stated maturity, by acceleration or otherwise, the overdue amount shall bear

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

16.    Related Party Transactions (cont.)

and accrue an interest rate of 1.25%. On July 25, 2023, the Company and Halo entered into a Note Conversion Agreement to convert and settle $360,960 of the total remaining outstanding balance, including accrued interest, under the Halo Note into 582,193 common shares of the Company at $0.62 per share (note 15).

During the year ended December 31, 2023, the Company received additional loans from Halo in the aggregate principal amount of $1,192,953. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. As of December 31, 2023, the outstanding balance, including accrued interest and other payables owing to Halo was $1,420,963.

Transactions with Key Management Personnel

The Company has identified its Board of Directors, Executive Chairman, Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and its President as its key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s main activities.

For the years ended December 31,	2023	2022
Key Management Remuneration	$522,669	$3,572,602
Stock-based compensation	—	898,640
	$522,669	$4,471,242

The Key Management remuneration is included in Professional and Consulting fees and Personnel Expenses in the Statement of Operations.

As of December 31, 2023, the Company has balances payable to related parties of $2,255,522 (2022 — $679,617) as below:

a.      Included within accounts payable and accrued liabilities at December 31, 2023 is remuneration payable to key management totaling $889,367 (2022 — $679,617), which includes amounts owing to the following current and former directors and officers of the Company:

•        current directors and officers:

i.       $99,051 owing to J Dhaliwal (2022 — $nil);

ii.      $81,384 owing to K Field (2022 — $nil);

iii.     $81,384 owing to H Singh (2022 — $nil);

iv.      $81,384 owing to D Jenkins (2022 — $nil); and

v.       $375,445 owing to K. Sidhu (2022 — $nil).

•        former directors and officers:

i.       $85,733 owing to T Scott (2022 — $507,326);

ii.      $28,196 owing to Y. Liang (2022 — $nil)

iii.     $nil owing to T Virk (2022 — $15,092);

iv.      $nil owing to T Flow (2022 — $49,617);

v.       $nil owing to Dr. Akkar-Schenkl (2022 — $17,223);

vi.     $nil owing to L Mojela (2022 — $15,092);

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

16.    Related Party Transactions (cont.)

vii.    $8,417 owing to P Van den Berg (2022 — $16,344);

viii.   $15,418 owing to C Kié (2022 — $22,335);

ix.     $8,333 owing to G Jones (2022 — $10,379);

x.      $10,039 owing to P Freyre (2022 — $7,619);

xi.     $8,333 owing to G Dingaan (2022 — $10,379); and

xii.    $6,250 owing to B Baker (2022 — $8,211).

b.      The sole director and officer of RPK, Kiranjit Sidhu is also the owner of Catalyst Capital LLC (“Catalyst”).

i.       On November 14, 2022, the Company received a loan of £25,000 ($30,224) from Catalyst. The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late. As of December 31, 2023, the loan balance including accrued interest of $46,811 (2022 — $30,224) remains outstanding.

ii.      On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from Catalyst. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan. As of December 31, 2023, the loan balance of $49,664 (2022 — $nil) remains outstanding.

iii.     On January 23, 2023, the Company entered into an independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development and strategic matters to the Company for $550,000. The payment for the services was settled by the issuance of 289,473 RSU converted to 289,473 common shares of the Company to Mr. Sidhu in January 2023.

iv.      On February 5, 2023, the Company entered into another independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development, legal and strategic matters to the Company for $650,000. The payment for the services was partially settled by the issuance of 161,295 RSUs converted to 161,295 common shares in May 2023 and 140,746 RSUs converted to 140,746 common shares in July 2023. As of December 31, 2023, the balance of the payment is $350,395, and is recorded under due to related parties’ account.

c.      The Company has the following loans outstanding to 1248787 B.C. Ltd. (“1248787”), a company controlled by Jatinder Dhaliwal, a director of the Akanda:

i.       On August 18, 2023, the Company received a loan of C$24,000 ($17,714) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of December 31, 2023, the loan balance including accrued interest of $19,306 (2022 — $nil) remains outstanding.

ii.      On September 27, 2023, the Company received a loan of C$3,000 ($2,219) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of December 31, 2023, the loan balance including accrued interest of $2,369 (2022 — $nil) remains outstanding.

iii.     On October 13, 2023, the Company received a loan of C$40,000 ($29,258) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. As of December 31, 2023, the loan balance including accrued interest of $31,346 (2022 — $nil) remains outstanding.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

16.    Related Party Transactions (cont.)

d.      The Company has the following loans transactions with Halo, a company controlled by Katharyn Field, the executive director and interim CEO of the Akanda:

On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000. The note bears an interest rate of 7% per annum and matured on June 25, 2023. During the year ended December 31, 2023, the Company entered into a note conversion agreement and settled this loan through the issuance of 582,193 common shares (note 15).

During the year ended December 31, 2023, the Company received additional loans from Halo in the aggregate principal amount of $1,192,953. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. As of December 31, 2023, the outstanding balance, including accrued interest of $54,808 recorded under loans account and other payables owing to Halo, of $1,420,963 remains outstanding.

The Company’s related party transactions are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

17.    Income Taxes

The components of income tax expense (benefit) are as follows:

Years ended December 31,	2023	2022
Current:	$—	$—
Kingdom of Lesotho	—	—
Republic of Malta	—	—
United Kingdom	—	—
	$—	$—

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

Deferred tax assets and liabilities have not been recognized for the following:

Years ended December 31,	2023	2022
Net loss before income taxes:	$(32,275,070)	$(11,657,674)
Statutory income tax rate	26.50%	26.50%

Income tax benefit	(8,552,894)	(3,089,284)
Non-deductible items	7,671,563	1,664,757
Non-taxable items	(759,559)	(3,420,469)
Foreign rate differential	1,630,735	(323,877)
Unrecognized loss carryforwards	10,155	5,168,873
	$—	$—

The Company has reconciled to the average statutory tax rate of the Kingdom of Lesotho (10%), the Republic of Malta (35%), the United Kingdom (25%), and the Republic of Portugal (21%).

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

17.    Income Taxes (cont.)

Deferred tax assets

At December 31,	2023	2022
Net operating loss before carryforwards	$—	$—
Unrecognized loss carryforwards	$—	$—

Deferred tax assets have not been recognized in respect of unutilized tax losses carried forward because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.

18.    Financial Instruments

Determination of Fair Values

IFRS 13, Fair Value Measurement, establishes a fair value hierarchy that reflects the significance of the inputs used in measuring fair value. The fair value hierarchy has the following levels:

Level 1	—	Quoted prices in active markets for identical assets or liabilities;
Level 2	—	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	—	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions market participants would use in pricing.

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following models. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The following is a comparison by class of the carrying amounts and fair value of the Company’s financial instruments as at December 31, 2023 and 2022:

		December 31, 2023		December 31, 2022
	Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Financial assets measured at amortised cost:
Cash and cash held in trust	1	93,875	93,875	255,803	255,803
Marketable securities	1	—	—	263,691	263,691
Trade and other receivables	2	284,513	284,513	1,235,619	1,235,619
Loan receivable	2	593,232	593,232	483,588	483,588

Financial liabilities
Financial liabilities measure at amortised cost:
Trade and other payables	2	6,014,572	6,014,572	7,139,817	7,139,817
Loans and borrowings	2	3,863,454	3,863,454	3,568,896	3,568,896
Holdback payable	2	400,000	400,000	377,465	377,465
Lease liabilities	2	135,337	135,337	330,821	330,821
Due to related parties	2	2,255,522	2,255,522	679,617	679,617

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

19.    Risks Arising from Financial Instruments and Risk Management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange and interest rate risks), credit risk and liquidity risk. Risk management is the responsibility of the Company, which identifies, evaluates and, where appropriate, mitigates financial risks.

(a)    Market risk

Foreign exchange risk: is the risk that the fair value of future cash flows for financial instruments will fluctuate because of changes in foreign exchange rates. The Company has not entered into any foreign exchange hedging contracts. The Company is exposed to currency risk from the British Pound (“GBP”), Euro (“EUR”) and Canadian dollar (“CAD”) through the following foreign currency denominated financial assets and liabilities:

As at (expressed in GBP)	December 31, 2023	December 31, 2022
Financial assets
Cash and cash held in trust	£20,087	£75,315
Trade and other receivables	104,753	149,223
Loan receivable	466,000	400,000
	£590,840	£624,538
Financial liabilities
Trade and other payables	£998,092	£923,725
Loans and borrowings	36,771	25,000
	£1,034,863	£948,725
As at (expressed in EUR)	December 31, 2023	December 31, 2022
Financial assets
Cash	€46,202	€42,664
Trade and other receivables	136,963	986,320
	€183,165	€1,028,984
Financial liabilities
Trade and other payables	€2,171,878	€3,201,180
Loans and borrowings	3,225,389	3,307,633
	€5,397,267	€6,508,813
As at (expressed in CAD)	December 31, 2023	December 31, 2022
Financial assets
Cash	$22,949	$140,423
Marketable securities	—	357,143
	$22,949	$497,566
Financial liabilities
Trade and other payables	$3,356,916	$3,629,380
Due to related party	2,744,510	810,206
Holdback payable	511,238	511,238
Lease liabilities	179,412	448,064
Loans and borrowings	340,469	—
	$7,132,545	$5,398,888

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

19.    Risks Arising from Financial Instruments and Risk Management (cont.)

Based on the above net exposures as at December 31, 2023, assuming that all other variables remain constant, a 5% appreciation or deterioration of the USD against the GBP would result in a corresponding increase or decrease, respectively on the Company’s net income of approximately $17,000 (2022 — $13,000), EUR — $236,000 (2022 — $256,000) and CAD — $268,000 (2022 — $181,000).

(b)    Credit risk

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligation and arises principally from the Company’s cash and accounts receivable. The carrying amounts of the financial assets represents the maximum credit exposure. The Company limits its exposure to credit risk on cash by placing these financial instruments with high-credit quality financial institutions.

At December 31, 2023, the Company was subject to a concentration of credit risk related to its accounts receivable as 81% (2022 — 85% from one customer) of the balance of amounts owing is from four customers. As at December 31, 2022, the Company recorded a bad debt expense of $332,715, within general and administrative expenses, as the amounts were deemed not collectible from the customer. The Company did not record any bad debt expense during the year ended December 31, 2023. As at December 31, 2023 and 2022, the expected credit lifetime credit losses for accounts receivable aged as current were nominal amounts. The Company considers a financial asset in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

(c)     Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities and to ensure that it will have sufficient liquidity to meet its liabilities and commitments when due and to fund future operations. The Company’s trade and other payables are due within the current operating year.

20.    Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to continue the business of the Company. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share and warrant issuances, granting of stock options, the issuance of debt or by undertaking other activities as deemed appropriate under the specific circumstance. The Board of Directors does not establish a quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to provide capital to pursue the development and commercialization of its products. In the management of capital, the Company includes cash, long-term debt and capital. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or new debt.

At the current stage of the Company’s development, in order to maximize its current business activities, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company’s overall strategy with respect to capital risk management remains unchanged for the years ended December 31, 2023 and 2022.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

21.    Segmented Information

The Company has three reportable segments: Cultivation, Distribution & Corporate. Cultivating activities which comprise the “cultivation” segment are made up of the medical cannabis cultivation operations at RPK/Holigen in Portugal, and medical cannabis cultivation activities which were undertaken at Bophelo Bio Science & Wellness (Pty) Ltd. in Lesotho up until the loss of control event which occurred in July 2022 when the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd was ordered by the High Court of Lesotho (refer to note 5). Distributing activities relate to the distribution of medical cannabis by Canmart Ltd in the United Kingdom. Corporate activities entail head office costs and other general corporate expenses related to the administration of the broader group. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The reportable segments have been determined by management on the basis that these are strategic business units that offer different products and services. The business units in Portugal and Lesotho (up until the loss of control event described in note 5) which fall under the cultivation segment are focused on the cultivation of medical cannabis and medical cannabis biomass respectively, while the business unit in the United Kingdom, which falls under the distribution segment, undertakes the sale and distribution of medical cannabis products. The corporate segment undertakes management and treasury services within the group and for the benefit of all group companies. They are managed separately as each business unit requires different strategies, risk management and technologies.

Set out below is information about the assets and liabilities as at December 31, 2023 and 2022 and profit or loss from each segment for the years ended December 31, 2023 and 2022:

	As at December 31, 2023
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$7,421,320	$831,714	$586,959	$8,839,993
Reportable segment liabilities	5,949,793	1,314,705	5,404,387	12,668,885
	As at December 31, 2022
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$37,392,401	$819,376	$785,000	$38,996,777
Reportable segment liabilities	6,961,243	1,146,980	3,988,393	12,096,616
	For the year ended December 31, 2023
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$1,736,369	$423,683	$—	$2,160,052
Intersegment revenues	—	—	—	—
Other income (expense)	(23,026,728)	117,785	940,863	(21,968,080)
Finance income	—	39	—	39
Finance expense	(134,260)	(14,638)	(106,758)	(255,656)
Depreciation & amortization	4,074,548	3,759	205,424	4,283,731
Discontinued operations	—	—	—	—
Reportable segment income (loss)	(29,566,625)	(355,688)	(2,352,757)	(32,275,070)
	For the year ended December 31, 2022
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$2,517,904	$101,778	$—	$2,619,682
Intersegment revenues	—	—	—	—
Other expense	13,348,562	(3,532)	(1,289,652)	12,055,378
Finance income	—	886	—	886
Finance expense	(84,686)	(49)	(30,589)	(115,324)
Depreciation & amortization	3,507,013	2,546	88,764	3,598,323
Discontinued operations	(3,422,225)	—	—	(3,422,225)
Reportable segment loss	3,974,069	(8,089,036)	(7,542,707)	(11,657,674)

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

21.    Segmented Information (cont.)

Set out below are reconciliations of each reportable segment’s revenues, profit or loss for the years ended December 31, 2023 and 2022, and assets and liabilities as at December 31, 2023 and 2022:

	For the year ended December 31, 2023
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$1,736,369	$423,683	$—	$2,160,052
Elimination of inter segment revenue	—	—	—	—
Total revenue	$1,736,369	$423,683	$—	$2,160,052
	For the year ended December 31, 2022
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$2,517,904	$101,778	$—	$2,619,682
Elimination of inter segment revenue	—	—	—	—
Total revenue	$2,517,904	$101,778	$—	$2,619,682
	For the year ended December 31, 2023
Loss	Cultivation	Distribution	Corporate	Total
Total loss for reportable segments	$(29,566,625)	$(355,688)	$(2,352,757)	$(32,275,070)
Total loss on discontinued operations	—	—	—	—
Elimination of inter segment profit or loss	—	—	—	—
Loss before income tax expense	$(29,566,625)	$(355,688)	$(2,352,757)	$(32,275,070)
	For the year ended December 31, 2022
Loss	Cultivation	Distribution	Corporate	Total
Total profit or loss for reportable segments	$7,396,294	$(8,089,036)	$(7,542,707)	$(8,235,449)
Total loss on discontinued operations	(3,422,225)	—	—	(3,422,225)
Elimination of inter segment profit or loss	—	—	—	—
Income (Loss) before income tax expense	$3,974,069	$(8,089,036)	$(7,542,707)	$(11,657,674)
	As at December 31, 2023
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$7,421,320	$19,962,714	$13,716,171	$41,100,205
Elimination of inter segment assets	—	(19,131,000)	(13,129,212)	(32,260,212)
Segments’ assets	$7,421,320	$831,714	$586,959	$8,839,993
	As at December 31, 2022
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$37,392,401	$19,950,376	$13,914,212	$71,256,989
Elimination of inter segment assets	—	(19,131,000)	(13,129,212)	(32,260,212)
Segments’ assets	$37,392,401	$819,376	$785,000	$38,996,777
	As at December 31, 2023
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$16,163,821	$31,223,085	$(25,505,597)	$21,881,309
Elimination of inter segment liabilities	(10,214,029)	(29,908,380)	30,909,985	(9,212,424)
Entity’s liabilities	$5,949,792	$1,314,705	$5,404,388	$12,668,885

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

21.    Segmented Information (cont.)

	As at December 31, 2022
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$16,032,790	$29,335,641	$(26,121,029)	$19,247,402
Elimination of inter segment liabilities	(9,071,547)	(28,188,661)	30,109,422	(7,150,786)
Entity’s liabilities	$6,961,243	$1,146,980	$3,988,393	$12,096,616

22.    Contingencies

On October 20, 2022, Louisa Mojela filed a claim against Canmart and the Company for wrongful termination of her Service Agreement. The claimant sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim lodged for losses caused by the Claimant including a loan of US $6,849,935.69 (The loan we cited in the proceedings was US$3,000,000) Akanda advanced to Bophelo. On January 31, 2023, Mojela applied for summary judgment in respect of some but not all of these amounts. On October 30, 2023, Mojela’s entire application for summary judgment failed. On January 15, 2024 a consequentials hearing was held at which the High Court subsequently awarded Akanda and Canmart £60,000 for legal costs. On February 5, 2024, Mojela sought permission to appeal of the summary judgment decision but her application for permission to appeal was refused on April 11, 2024. On April 17, 2024, Mojela applied for a hearing to renew her application to appeal. In the meanwhile proceedings are stayed as parties await the results of this hearing.

On April 29, 2023, Trevor Scott, former CFO of the Company, issued a claim against the Company for amounts owing under his employment agreement totaling £420,659.95. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. The final hearing conflicts with Mojela’s Consequentials hearing and thus the Company has applied to postpone it. During the year ended December 31, 2023, the parties entered into an agreement to settle this dispute for a sum if £67,392 to be paid in installment, which is currently recorded under due to related parties account (note 16).

On May 12, 2023, Tejinder Virk, former CEO of the Company, issued a claim for Detriment and dismissal for alleged protected disclosures totaling £1,630,302.22 net. The claim has been denied in its entirely. Witness statements were exchanged on April 30, 2024 and the Tribunal hearing is scheduled to take place by video between May 8-10, 13-17 and 20 — 22, 2024.

On May 15, 2023, Vidya Iyer, the Company’s former SVP of Finance issued a claim for amounts owing under her employment agreement totaling £151,774. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. Final hearing by video is slated between April 3, 2024 to April 5, 2024. Claimant updated her schedule of loss on December 19, 2023. Documents to be exchanged by January 8, 2024 with bundle to be produced by January 29, 2024. Witness statements to be exchanged by March 18, 2024. Subsequent to the year ended December 31, 2023, the Company entered into a settlement agreement with Vidya Iyer to settle this dispute for a sum of £30,000 to be paid in installment (note 23).

Subsequent to the year ended December 31, 2023, the Company’s former CFO filed a claim against the Company for unpaid CFO fees and invoices from the period December 2022 through November 2023 (note 23).

23.    Subsequent Events

Subsequent to the year ended December 31, 2023, the Company:

i.       Completed a Share Purchase Agreement for Sale of RPK

On April 1, 2024, pursuant to the signed definitive Share Purchase Agreement and Escrow Agreement with Somai Pharmaceuticals Ltd. (“Somai”) on February 29, 2024, the Company completed the transaction with Somai for the sale of RPK, its indirect wholly-owned Portuguese subsidiary.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

23.    Subsequent Events (cont.)

Under the terms of the Share Purchase Agreement, Somai acquired RPK for a total cash consideration of Two Million United States Dollars ($2,000,000). In addition, Somai assumed up to One Million Euros of current liabilities and RPK’s debt with the senior secured lender Bank, Caixa Agricola. In total, Somai assumed approximately 4,000,000 Euros of debt. In accordance with the agreement, a deposit of Five Hundred Thousand United States Dollars ($500,000) was released from a joint escrow account and the remainder of the purchase price was paid directly to the Company in March 2024.

In connection with the closing, the Company paid a cash finder’s fee of 5% of the gross sales price or an aggregate of $446,250, inclusive of taxes to Cannera Holdings LTD, a British Columbia company.

ii.      Issued the following shares:

a.      On February 2, 2024, the Company entered into a securities purchase agreement with Corbo Capital Inc. pursuant to which the Company issued 280,851 common shares at a purchase price of $0.406 per share and 1,462,991 pre-funded warrants for gross proceeds of $708,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. On the same day, the Company issued 560,100 common shares pursuant the exercise of 560,100 pre-funded warrants.

b.      On February 13, 2024, the Company issued 560,000 common shares pursuant the exercise of 560,000 pre-funded warrants.

c.      On February 20, 2024, the Company issued 280,000 common shares pursuant the exercise of 280,000 pre-funded warrants.

d.      On February 28, 2024, the Company issued 62,891 common shares pursuant the exercise of the remaining 62,891 pre-funded warrants.

e.      On March 4, 2024, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued 367,870 common shares at a purchase price of $0.2054 per share and 361,972 pre-funded warrants for gross proceeds of $150,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant.

On the same day, the Company issued 361,972 commons shares pursuant the exercise of 361,972 pre-funded warrants.

f.       On March 5, 2024, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued 367,870 common shares at a purchase price of $0.16872 per share and 373,002 pre-funded warrants for gross proceeds of $125,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants were immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant.

Akanda Corp.
Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)

23.    Subsequent Events (cont.)

On March 6, 2024, the Company issued 373,002 commons shares pursuant the exercise of 373,002 pre-funded warrants.

g.      On March 24, 2024, the Company entered into an underwriting agreement with Univest Securities, LLC (“Univest”) as the underwriter in connection with the issuance and sale by the Company in an underwritten public offering of 3,087,443 common shares at a purchase price of $0.1217 per share and 37,997,190 pre-funded warrants for gross proceeds of $5,000,000. The purchase price of each pre-funded warrant is equal to the price at which one common share is sold in the offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the pre-funded warrant. As of April 30, 2024, 17,911,956 pre-funded warrants remained unexercised.

iii.     Received the following loans:

a.      On January 10, 2024, the Company received a loan of CAD $40,000 from 1226053 BC Ltd., an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

b.      On January 10, 2024, the Company received a loan of CAD $40,000 from Mercantile Holdings Inc., an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

c.      On February 1, 2024, the Company received a loan of $5,500 from Alson Niu, an arm’s length party. The loan is unsecured, bears interest of 7% per annum and payable within 12 months.

iv.      Outstanding Claims

On January 29, 2024, the Company was informed that Mr. Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia claiming unpaid salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. The Company previously offered to Mr. Bhushan an annual salary of CAD $60,000 and as such, believes the claim to be frivolous, strongly disputes the amount claimed, and intends to vigorously defend itself.

On March 27, 2024, the Company entered into a settlement agreement with Vidya Iyer, the former SVP of Finance to settle the claims for a sum of £30,000 to be paid in installment.

On April 24, 2024, Mr. Harvinder Singh resigned as an independent director of the Board of Directors of the Company. A Resignation and Mutual Release Agreement dated April 24, 2024 was entered between the Company and Mr. Singh, pursuant to which the Company agreed to pay Harvinder Singh a separation and release amount of $50,000. The Company has paid the amount in full on April 25, 2024.

v.       Incorporated a new subsidiary

On February 28, 2024, the Company incorporated a new subsidiary — 1468243 B.C. Ltd.

Akanda Corp.

258,940 Common Shares

1,241,060 Pre-Funded Warrants to Purchase Up to 1,241,060 Common Shares

1,241,060 Common Shares Underlying the Pre-Funded Warrants

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PROSPECTUS

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Univest Securities, LLC

October 2, 2024